Exhibit 3.1

Execution Version

FIFTH AMENDED AND RESTATED

AGREEMENT OF LIMITED PARTNERSHIP

OF

NATURAL RESOURCE PARTNERS L.P.

i

FIFTH AMENDED AND RESTATED AGREEMENT OF LIMITED
PARTNERSHIP OF NATURAL RESOURCE PARTNERS L.P.
THIS FIFTH AMENDED AND RESTATED AGREEMENT OF LIMITED PARTNERSHIP OF NATURAL RESOURCE PARTNERS L.P., dated as of March 2, 2017, is entered into by and among NRP (GP) LP, a Delaware limited partnership, as the General Partner, together with any other Persons who become Partners in the Partnership as provided herein.
WHEREAS, the General Partner and the other parties thereto entered into that certain Fourth Amended and Restated Agreement of Limited Partnership, dated as of September 20, 2010 (the “Partnership Agreement”);
WHEREAS, the General Partner effected one amendment to the Partnership Agreement (as amended, the “Amended Partnership Agreement”); and
WHEREAS, the General Partner desires to amend and restate the Partnership Agreement in its entirety to reflect such amendment, to provide for a new class of convertible preferred securities and warrants, and to provide for such other changes as the General Partner has determined are necessary and appropriate.
NOW, THEREFORE, the General Partner does hereby amend and restate the Amended Partnership Agreement, pursuant to its authority under Section 13.1 of the Amended Partnership Agreement, to provide, in its entirety, as follows:

ARTICLE I

DEFINITIONS
Section 1.1    Definitions. The following definitions shall be for all purposes, unless otherwise clearly indicated to the contrary, applied to the terms used in this Agreement.
“2017 Warrants” means the warrants to purchase Common Units issued pursuant to the Class A Preferred Unit Purchase Agreement.
“Additional Limited Partner” means a Person admitted to the Partnership as a Limited Partner pursuant to Section 10.3 and who is shown as such on the books and records of the Partnership.
“Adena” means Adena Minerals, LLC, a Delaware limited liability company.
“Adena Contribution Agreements” means (i) that certain Contribution Agreement, dated as of December 14, 2006 by and among Foresight, Adena, the Partnership, the General Partner and the Operating Company and (ii) the Second Contribution Agreement.
“Adena Group” means Cline, Foresight and Adena and their respective Affiliates (including, without limitation, all Persons that are Affiliates of any of such Persons as of the date of this Agreement and all Persons that become Affiliates of any of such Persons after the date of this Agreement) other than the Partnership Group.

“Adena Restricted Business” has the meaning assigned to the term “Restricted Business” under the Restricted Business Contribution Agreement.
“Adjusted Capital Account” means the Capital Account maintained for each Partner as of the end of each fiscal year of the Partnership, (a) increased by any amounts that such Partner is obligated to restore under the standards set by Treasury Regulation Section 1.704-1(b)(2)(ii)(c) (or is deemed obligated to restore under Treasury Regulation Sections 1.704-2(g) and 1.704-2(i)(5)) and (b) decreased by (i) the amount of all losses and deductions that, as of the end of such fiscal year, are reasonably expected to be allocated to such Partner in subsequent years under Sections 704(e)(2) and 706(d) of the Code and Treasury Regulation Section 1.751-1(b)(2)(ii), and (ii) the amount of all distributions that, as of the end of such fiscal year, are reasonably expected to be made to such Partner in subsequent years in accordance with the terms of this Agreement or otherwise to the extent they exceed offsetting increases to such Partner’s Capital Account that are reasonably expected to occur during (or prior to) the year in which such distributions are reasonably expected to be made (other than increases as a result of a minimum gain chargeback pursuant to Section 6.1(c)(i) or Section 6.1(c)(ii)). The foregoing definition of Adjusted Capital Account is intended to comply with the provisions of Treasury Regulation Section 1.704-1(b)(2)(ii)(d) and shall be interpreted consistently therewith. The “Adjusted Capital Account” of a Partner in respect of any specified interest in the Partnership shall be the amount which such Adjusted Capital Account would be if such interest in the Partnership were the only interest in the Partnership held by such Partner from and after the date on which such interest was first issued.
“Adjusted Property” means any property the Carrying Value of which has been adjusted pursuant to Section 5.5(d)(i) or 5.5(d)(ii).
“Affiliate” means, with respect to any Person, any other Person that directly or indirectly through one or more intermediaries controls, is controlled by or is under common control with, the Person in question. For the avoidance of doubt, (a) each of Great Northern and Western Pocahontas (and any successor thereto) shall be deemed to be an Affiliate for purposes of this definition for so long as it holds an interest in the General Partner and (b) each of Cline, Adena and Foresight (and any successors thereto) shall be deemed to be an Affiliate for purposes of this definition for so long as it together with any of its Affiliates has the right to appoint a director of the General Partner. As used herein, the term “control” means the possession, direct or indirect, of the power to direct or cause the direction of the management and policies of a Person, whether through ownership of voting securities, by contract or otherwise.
“Agreed Value” of any Contributed Property means the fair market value of such property or other consideration at the time of contribution as determined by the General Partner using such reasonable method of valuation as it may adopt. The General Partner shall, in its discretion, use such method as it deems reasonable and appropriate to allocate the aggregate Agreed Value of Contributed Properties contributed to the Partnership in a single or integrated transaction among each separate property on a basis proportional to the fair market value of each Contributed Property.
“Agreement” means this Fifth Amended and Restated Agreement of Limited Partnership of Natural Resource Partners L.P., as it may be amended, supplemented or restated from time to time.

“Amended Partnership Agreement” has the meaning assigned to such term in the Recitals.
“Ark Land” means Ark Land Company, a Delaware corporation.
“Assignee” means a Non-citizen Assignee or a Person to whom one or more Limited Partner Interests have been transferred in a manner permitted under this Agreement and who has executed and delivered a Transfer Application as required by this Agreement, but who has not been admitted as a Substituted Limited Partner.
“Associate” means, when used to indicate a relationship with any Person, (a) any corporation or organization of which such Person is a director, officer or partner or is, directly or indirectly, the owner of 20% or more of any class of voting stock or other voting interest; (b) any trust or other estate in which such Person has at least a 20% beneficial interest or as to which such Person serves as trustee or in a similar fiduciary capacity; and (c) any relative or spouse of such Person, or any relative of such spouse, who has the same principal residence as such Person.
“Available Cash” means, with respect to any Quarter ending prior to the Liquidation Date:
(a)    the sum of (i) all cash and cash equivalents of the Partnership Group on hand at the end of such Quarter, and (ii) all additional cash and cash equivalents of the Partnership Group on hand on the date of determination of Available Cash with respect to such Quarter resulting from Working Capital Borrowings made subsequent to the end of such Quarter, less
(b)    the amount of any cash reserves that are necessary or appropriate in the reasonable discretion of the General Partner to (i) provide for the proper conduct of the business of the Partnership Group (including reserves for future capital expenditures and for anticipated future credit needs of the Partnership Group) subsequent to such Quarter, (ii) comply with applicable law or any loan agreement, security agreement, mortgage, debt instrument or other agreement or obligation to which any Group Member is a party or by which it is bound or its assets are subject or (iii) provide funds for further distributions; provided, however, that disbursements made by a Group Member or cash reserves established, increased or reduced after the end of such Quarter but on or before the date of determination of Available Cash with respect to such Quarter shall be deemed to have been made, established, increased or reduced, for purposes of determining Available Cash, within such Quarter if the General Partner so determines.
Notwithstanding the foregoing, “Available Cash” with respect to the Quarter in which the Liquidation Date occurs and any subsequent Quarter shall equal zero.
“Beneficial Owner” has the meaning assigned to such term in Rule 13d-3 and Rule 13d-5 under the Securities Exchange Act of 1934, except that in calculating the beneficial ownership of any particular “person” (as that term is used in Section 13(d)(3) of the Securities Exchange Act of 1934), such “person” will be deemed to have beneficial ownership of all securities that such “person” has the right to acquire by conversion or exercise of other securities, whether such right is currently exercisable or is exercisable only upon the occurrence of a subsequent condition. The terms “Beneficially Owns” and “Beneficially Owned” have correlative meanings. For purposes of this definition, a Person shall be deemed not to Beneficially Own securities that are the subject of a stock purchase agreement, merger agreement, amalgamation agreement, arrangement agreement or similar agreement until consummation of the transactions or, as applicable, series of related transactions contemplated thereby.
“Blackstone” means BTO Carbon Holdings L.P., as representative of the Blackstone Purchasers.
“Blackstone Purchasers” means BTO Carbon Holdings L.P. and Blackstone Family Tactical Opportunities Investment Partnership ESC L.P.
“Board of Directors” means the board of directors of the Managing General Partner (or the applicable governing body of any successor to the General Partner).
“Board Representation and Observation Rights Agreement” means that certain Board Representation and Observation Rights Agreement, dated March 2, 2017, by and among the Managing General Partner, the General Partner, the Partnership, GoldenTree and the Purchasers.
“Board Rights Termination Date” means, with respect to any Purchaser, the date on which such Purchaser and such Purchaser’s Affiliates together own an amount of Class A Preferred Units (together with Class A Preferred Units deemed to be owned in respect of Common Units previously issued upon conversion of Class A Preferred Units (calculated in accordance with the succeeding sentence)) that is less than 20% of the total number of Preferred Units issued at the Class A Closing Date and Class A PIK Units not previously redeemed pursuant to this Agreement (such number, the “Minimum Ownership Threshold”). For purposes of calculating the Minimum Ownership Threshold with respect to a particular Purchaser, to the extent that such Purchaser has previously converted all or any portion of its Class A Preferred Units into Common Units and retains all or any portion of such Common Units, the Common Units shall be deemed to represent a number of Class A Preferred Units based on the weighted average number of Common Units issued in each conversion.
“Book-Tax Disparity” means with respect to any item of Contributed Property or Adjusted Property, as of the date of any determination, the difference between the Carrying Value of such Contributed Property or Adjusted Property and the adjusted basis thereof for federal income tax purposes as of such date. A Partner’s share of the Partnership’s Book-Tax Disparities in all of its Contributed Property and Adjusted Property will be reflected by the difference between such Partner’s Capital Account balance as maintained pursuant to Section 5.5 and the hypothetical balance of such Partner’s Capital Account computed as if it had been maintained strictly in accordance with federal income tax accounting principles.
“Business Day” means Monday through Friday of each week, except that a legal holiday recognized as such by the government of the United States of America or the State of Texas shall not be regarded as a Business Day.
“Capital Account” means the capital account maintained for a Partner pursuant to Section 5.5. The “Capital Account” of a Partner in respect of any Partnership Interest shall be the amount which such Capital Account would be if such Partnership Interest were the only interest in the Partnership held by such Partner from and after the date on which such Partnership Interest was first issued.

“Capital Contribution” means any cash, cash equivalents or the Net Agreed Value of Contributed Property that a Partner contributes to the Partnership pursuant to this Agreement or the Contribution Agreement, or any payment made by the General Partner to the Partnership described in Section 5.5(c).
“Carrying Value” means (a) with respect to a Contributed Property, the Agreed Value of such property reduced (but not below zero) by all depreciation, amortization and cost recovery deductions charged to the Partners’ and Assignees’ Capital Accounts in respect of such Contributed Property, and (b) with respect to any other Partnership property, the adjusted basis of such property for federal income tax purposes, all as of the time of determination. The Carrying Value of any property shall be adjusted from time to time in accordance with Section 5.5(d)(i) or 5.5(d)(ii) and to reflect changes, additions or other adjustments to the Carrying Value for dispositions and acquisitions of Partnership properties, as deemed appropriate by the General Partner.
“Cause” means a court of competent jurisdiction has entered a final, non-appealable judgment finding the General Partner liable for actual fraud, gross negligence or willful or wanton misconduct in its capacity as a general partner of the Partnership.
“Certificate” means a certificate (i) substantially in the form of Exhibit A to this Agreement, (ii) issued in global form in accordance with the rules and regulations of the Depositary or (iii) in such other form as may be adopted by the General Partner in its discretion, issued by the Partnership evidencing ownership of one or more Common Units or a certificate, in such form as may be adopted by the General Partner in its discretion, issued by the Partnership evidencing ownership of one or more other Partnership Securities.
“Certificate of Limited Partnership” means the Certificate of Limited Partnership of the Partnership filed with the Secretary of State of the State of Delaware as such Certificate of Limited Partnership may be amended, supplemented or restated from time to time.
“Change of Control” means the occurrence of any of the following:
(1)    the direct or indirect sale, lease, transfer, conveyance or other disposition (other than by way of merger or consolidation), in one or a series of related transactions, of all or substantially all of the properties or assets of the Partnership Group taken as a whole, to any Person other than a Qualifying Owner;
(2)    the adoption of a plan relating to the liquidation or dissolution of the Partnership or the removal of the General Partner; or
(3)    the consummation of any transaction (including, without limitation, any merger or consolidation) the result of which is that any Person, other than a Qualifying Owner, becomes the Beneficial Owner, directly or indirectly, of more than 50% of the interests entitled (without regard to the occurrence of any contingency) to elect the board of directors (or comparable governing body) of the General Partner or the board of directors (or similar governing body) of the Managing General Partner.
Notwithstanding the preceding, a conversion of the Partnership or any other Group Member from a limited partnership, corporation, limited liability company or other form of entity to a limited partnership, corporation, limited liability company or other form of entity or an exchange of all of the outstanding equity in one form of entity for equity for another form of entity shall not constitute a Change of Control, so long as following such conversion or exchange, the “persons” (as that term is used in Section 13(d)(3) of the Securities Exchange Act of 1934) who Beneficially Owned the partnership interests of the Partnership immediately prior to such transactions continue to Beneficially Own, in the aggregate, more than 50% of the equity of such entity entitled to vote for the board of directors (or comparable governing body) of such entity, or continue to Beneficially Own sufficient equity interest in such entity, to elect a majority of its directors, managers, trustees or other persons serving in a similar capacity for such entity or its general partner, as applicable, and, in either case no “person,” excluding any Qualifying Owner, Beneficially Owns more than 50% of the equity of such entity entitled to vote for the board of directors (or comparable governing body) of such entity or its general partner, as applicable.
“Citizenship Certification” means a properly completed certificate in such form as may be specified by the General Partner by which an Assignee or a Limited Partner certifies that he (and if he is a nominee holding for the account of another Person, that to the best of his knowledge such other Person) is an Eligible Citizen.
“Claim” has the meaning assigned to such term in Section 7.12(d).
“Class A Accretion Amount” means, with respect to each Class A Preferred Unit, an amount equal to the excess of (i) the Class A Preferred Unit Price over (ii) the initial Capital Account for each Class A Preferred Unit which amount will be agreed to by the Partnership and Blackstone after the Class A Closing Date.
“Class A Closing Date” means March 2, 2017.
“Class A Distribution Payment Date” has the meaning assigned to such term in Section 5.10(b)(i).
“Class A PIK Payment Date” has the meaning assigned to such term in Section 5.10(b)(v).
“Class A PIK Unit” means any Class A Preferred Unit issued pursuant to a Class A Preferred Unit Distribution.
“Class A Preemptive Rights Holder” means (i) with respect to any issuance of Senior Securities or Parity Securities, the Purchasers, and (ii) with respect to any issuance of Common Units or any other securities exchangeable or convertible into or exercisable therefor, a Class A Preferred Holder that, as of the date of any Notice of Issuance and together with its Affiliates, beneficially owns a number of Class A Preferred Units having an aggregate value that equals or exceeds $50.0 million, calculated by multiplying (A) the number of Class A Preferred Units held by such Class A Preferred Holder by (B) the Class A Preferred Unit Price.
“Class A Preferred Capital Amount” means $250,000,000.
“Class A Preferred Holder” means a holder of Class A Preferred Units.
“Class A Preferred Unit” means a Partnership Security representing a fractional part of the Partnership Interests of all Limited Partners and Assignees and having the rights and obligations specified with respect to Class A Preferred Units in this Agreement and shall include all Class A PIK Units.

“Class A Preferred Unit Distribution” has the meaning assigned to such term in Section 5.10(b)(i).
“Class A Preferred Unit Distribution Amount” means $30.00 per Quarter in respect of each Outstanding Class A Preferred Unit.
“Class A Preferred Unit Majority” means the affirmative vote or consent of the holders (other than the General Partner and its Affiliates) of a majority of the Outstanding Class A Preferred Units, voting separately as a class with one vote per Class A Preferred Unit; provided that for the purposes of this definition, no Purchaser (or any Affiliate thereof) shall be deemed to be an Affiliate of the General Partner.
“Class A Preferred Unit Price” means $1,000.00 per Class A Preferred Unit.
“Class A Preferred Unit Purchase Agreement” means the Class A Preferred Unit Purchase Agreement, dated as of February 22, 2017, among the Partnership and the Purchasers.
“Class A Unpaid Distributions” has the meaning assigned to such term in Section 5.10(b)(ii)
“Cline” means Christopher Cline, an individual residing in Palm Beach County, Florida.
“Closing Date” means October 17, 2002.
“Closing Price” has the meaning assigned to such term in Section 15.1(a).
“Code” means the Internal Revenue Code of 1986, as amended and in effect from time to time. Any reference herein to a specific section or sections of the Code shall be deemed to include a reference to any corresponding provision of any successor law.
“Combined Interest” has the meaning assigned to such term in Section 11.3(a).
“Commission” means the United States Securities and Exchange Commission.
“Common Unit” means a Partnership Security representing a fractional part of the Partnership Interests of all Limited Partners and Assignees and having the rights and obligations specified with respect to Common Units in this Agreement. The term “Common Unit” does not refer to or include 2017 Warrants or any Class A Preferred Unit prior to its conversion into a Common Unit pursuant to the terms of this Agreement.
“Competitor” means any competitor, lessee or material contract counterparty of the Partnership or any of their respective Affiliates that is included in the list provided to the Purchasers on the date of execution of the Class A Unit Purchase Agreement, as such list may be supplemented after the Class A Closing Date by the Board of Directors acting in good faith.
“Conflicts Committee” means a committee of the Board of Directors composed entirely of two or more directors who are not (a) security holders, officers or employees of the General Partner, (b) officers, directors or employees of any Affiliate of the General Partner or (c) holders of any ownership interest in the Partnership Group other than Common Units and who also meet the independence standards required to serve on an audit committee of a board of directors by the National Securities Exchange on which the Common Units are listed for trading.

“Consolidated EBITDA” means, with respect to the Partnership and its Subsidiaries for any period, the Consolidated Net Income (or loss) of the Partnership and its Subsidiaries, as applicable, determined on a consolidated basis in accordance with U.S. GAAP for such period plus, without duplication and to the extent reflected as a charge in the statement of such Consolidated Net Income for such period, the sum of (a) income tax expense, (b) interest expense, amortization or write-off of debt discount and debt issuance costs and commissions, discounts and other fees and charges associated with indebtedness, (c) depletion expense, (d) depreciation and amortization expense (including amortization of intangibles), (e) any non-cash expenses or losses (including non-cash impairment expenses or losses), (f) losses on sales of assets or lease assignment fees and other losses related to events outside the normal course of business or non-recurring items such as lease termination fees and forfeitures of recoupment by lessees, collectively for all items in this clause (f), in excess of $5 million during the most recently completed four Quarter period and minus, without duplication and to the extent included in the calculation of Consolidated Net Income for such period, (g) any non-cash income or non-cash gains (including, whether or not otherwise includable as a separate item in the statement of such Consolidated Net Income for such period, non-cash gains on the sales of assets), and (h) gains on sales of assets or lease assignment fees and other gains related to events outside the normal course of business or non-recurring items such as lease termination fees and forfeitures of recoupment by lessees, collectively for all items in this clause (h), in excess of $5 million during the most recently completed four Quarter period.
“Consolidated Indebtedness” means, as of any date of determination, the aggregate amount of Indebtedness of the Partnership and its Subsidiaries on a consolidated basis.
“Consolidated Net Income” means for any period, the consolidated net income (or loss) of the Partnership and its Subsidiaries, as applicable, determined on a consolidated basis in accordance with U.S. GAAP; provided that there shall be excluded (a) the income (or deficit) of any Person accrued prior to the date it becomes a Subsidiary of the Partnership, or is merged into or consolidated with the Partnership or any of its Subsidiaries, as applicable, (b) the income (or loss) of any Person that is not a Subsidiary of the Partnership, or that is accounted for by the equity method of accounting except to the extent of cash dividends or similar distributions received by the Partnership, or any of its Subsidiaries, during the relevant period, (c) the undistributed earnings of any Subsidiary of the Partnership, to the extent that the declaration or payment of dividends or similar distributions by such Subsidiary is not at the time permitted by the terms of any provision of any security issued by such Person or of any material agreement, instrument or other undertaking to which such Person is a party or by which it or any of its property is bound or by any Law applicable to such Subsidiary and (d) any unrealized gain or loss on derivative securities.
“Contributed Property” means each property or other asset, in such form as may be permitted by the Delaware Act, but excluding cash, contributed to the Partnership. Once the Carrying Value of a Contributed Property is adjusted pursuant to Section 5.5(d), such property shall no longer constitute a Contributed Property, but shall be deemed an Adjusted Property.
“Contribution Agreement” means that certain Contribution, Conveyance and Assumption Agreement, dated as of the Closing Date, among the General Partner, the Partnership, the Operating Company and certain other parties, together with the additional conveyance documents and instruments contemplated or referenced thereunder.

“Conversion Date” means, with respect to each Class A Preferred Unit, the date on which the Partnership has completed the conversion of such Class A Preferred Unit pursuant to Section 5.10(f).
“Conversion Notice” has the meaning set forth in Section 5.10(f)(i).
“Conversion Notice Date” has the meaning set forth in Section 5.10(f)(i).
“Conversion Price” means 90% of the VWAP Price for the thirty (30) trading days immediately preceding the Conversion Notice Date.
“Conversion Rate” means a number of Common Units, rounded down to the nearest whole number, equal to the quotient of (i) the Liquidation Value divided by (ii) the Conversion Price.
“Conversion Unit” has the meaning assigned to such term in Section 6.1(c)(xiii).
“Coverage Ratio” means, as of a specified date, the ratio of (i) the aggregate Distributable Cash Flow for most recently completed four-Quarter period to (ii) the aggregate amount of any distributions in respect of the Common Units and General Partner made, or proposed to be made, pursuant to Section 6.3(a) in respect of such four-Quarter period.
“Curative Allocation” means any allocation of an item of income, gain, deduction, loss or credit pursuant to the provisions of Section 6.1(c)(x).
“Current Market Price” has the meaning assigned to such term in Section 15.1(a).
“Delaware Act” means the Delaware Revised Uniform Limited Partnership Act, 6 Del. C. Section 17-101, et seq., as amended, supplemented or restated from time to time, and any successor to such statute.
“Distributable Cash Flow” means, for any period, and in all cases, without duplication, the Partnership’s consolidated cash flow from operating activities, as determined in accordance with U.S. GAAP, less distributions on the Class A Preferred Units (including the cash value of any Class A PIK Units) in respect of such period, less maintenance capital expenditures, less the amount of any net increase during such period in cash reserves (or the Partnership’s proportionate share of any net decrease in cash reserves in the case of Subsidiaries that are not wholly owned) established by the Board of Directors for operating expenditures of the Partnership Group after such period, less gains on the sale of assets, less cash proceeds received on lease assignment fees in excess of $5 million during any four Quarter period, plus any net reduction in such cash reserves during such period, plus cash distributions on unconsolidated equity investments classified as investing activities, and plus returns of long-term contracts receivables—affiliate.
“Departing Partner” means a former General Partner from and after the effective date of any withdrawal or removal of such former General Partner pursuant to Section 11.1 or 11.2.
“Depositary” means, with respect to any Units issued in global form, The Depository Trust Company and its successors and permitted assigns.
“Economic Risk of Loss” has the meaning set forth in Treasury Regulation Section 1.752-2(a).

“Election Notice” has the meaning set forth in Section 5.10(c)(v).
“Eligible Citizen” means a Person qualified to own interests in real property in jurisdictions in which any Group Member does business or proposes to do business from time to time, and whose status as a Limited Partner or Assignee does not or would not subject such Group Member to a significant risk of cancellation or forfeiture of any of its properties or any interest therein.
“Excess Distribution” has the meaning assigned to such term in Section 6.1(c)(iii).
“Excess Distribution Unit” has the meaning assigned to such term in Section 6.1(c)(iii).
“Event of Withdrawal” has the meaning assigned to such term in Section 11.1(a).
“Foresight” means Foresight Reserves LP, a Delaware limited partnership.
“General Partner” means NRP (GP) LP and its successors and permitted assigns as general partner of the Partnership.
“General Partner Interest” means the ownership interest of the General Partner in the Partnership (in its capacity as a general partner without reference to any Limited Partner Interest held by it) which may be evidenced by Partnership Securities or a combination thereof or interest therein, and includes any and all benefits to which the General Partner is entitled as provided in this Agreement, together with all obligations of the General Partner to comply with the terms and provisions of this Agreement.
“GoldenTree” means GoldenTree Asset Management LP, as representative of the GoldenTree Purchasers.
“GoldenTree Election Notice” has the meaning set forth in Section 5.10(c)(vii).
“GoldenTree Voting Threshold” has the meaning set forth in Section 5.10(c)(i).
“GoldenTree Purchasers” means GoldenTree 2004 Trust, GoldenTree Insurance Fund Series Interests of the SALI Multi-Series Fund, LP, San Bernardino County Employees’ Retirement Association, Louisiana State Employees’ Retirement System and GT NM, LP.
“Great Northern” means Great Northern Properties Limited Partnership, a Delaware limited partnership.
“Group” means a Person that with or through any of its Affiliates or Associates has any agreement, arrangement or understanding for the purpose of acquiring, holding, voting (except voting pursuant to a revocable proxy or consent given to such Person in response to a proxy or consent solicitation made to 10 or more Persons) or disposing of any Partnership Securities with any other Person that beneficially owns, or whose Affiliates or Associates beneficially own, directly or indirectly, Partnership Securities.
“Group Member” means a member of the Partnership Group.
“Holder” as used in Section 7.12, has the meaning assigned to such term in Section 7.12(a).

“Indebtedness” means, with respect to any specified Person, any indebtedness, whether or not contingent:
(1)    in respect of borrowed money;

(2)	evidenced by bonds, notes, debentures or similar instruments or letters of credit (or reimbursement agreements in respect thereof);

(3)	in respect of bankers’ acceptances;

(4)
representing capital lease obligations and the present value of the obligation of the lessee for net rental payments during the remaining term of any lease included in a sale and leaseback transaction, including any period for which such lease has been extended or may, at the option of the lessor, be extended;

(5)	representing the balance deferred and unpaid of the purchase price of any property, except any such balance that constitutes an accrued expense or trade payable; or

(6)	representing any net hedging obligations,
if and to the extent any of the preceding items (other than letters of credit and hedging obligations) would appear as a liability upon a balance sheet of the specified Person prepared in accordance with U.S. GAAP. In addition, the term “Indebtedness” includes all Indebtedness of any other Person secured by a lien on any asset of the specified Person (whether or not such Indebtedness is assumed by the specified Person) and, to the extent not otherwise included, the guarantee by the specified Person of any Indebtedness of any other Person. The term “Indebtedness,” however, excludes any repayment or reimbursement obligation of such Person or any of its Subsidiaries with respect to customary recourse exceptions, unless and until an event or circumstance occurs that triggers the Person’s or such Subsidiary’s direct repayment or reimbursement obligation (as opposed to contingent or performance obligations) to the lender or other Person to whom such obligation is actually owed, in which case the amount of such direct payment or reimbursement obligation shall constitute Indebtedness. The term Indebtedness shall not include any Class A Preferred Units.
The amount of any Indebtedness outstanding as of any date will be:

(1)	the accreted value of the Indebtedness, in the case of any Indebtedness issued with original issue discount;

(2)	in the case of any hedging obligation, the termination value of the agreement or arrangement giving rise to such hedging obligation that would be payable by such Person at such date; and

(3)	the principal amount of the Indebtedness, together with any interest on the Indebtedness that is more than 30 days past due, in the case of any other Indebtedness.
“Indemnified Persons” has the meaning assigned to such term in Section 7.12(d).
“Indemnitee” means (a) the General Partner, (b) any Departing Partner, (c) any Person who is or was an Affiliate of the General Partner or any Departing Partner, (d) any Person who is or was a member, partner, officer, director, employee, agent or trustee of any Group Member, the General Partner or any Departing Partner or any Affiliate of any Group Member, the General Partner or any Departing Partner and (e) any Person who is or was serving at the request of the General Partner or any Departing Partner or any Affiliate of the General Partner or any Departing Partner as an officer, director, employee, member, partner, agent, fiduciary or trustee of another Person; provided, that a Person shall not be an Indemnitee by reason of providing, on a fee-for-services basis, trustee, fiduciary or custodial services.
“Initial Conversion Date” means the eighth anniversary of the Class A Closing Date.
“Junior Securities” means any class or series of Partnership Interests that, with respect to distributions on such Partnership Interests of cash or property and distributions upon liquidation of the Partnership (taking into account the intended effects of the allocation of gains and losses as provided in this Agreement), ranks junior to the Class A Preferred Units, including but not limited to Common Units and General Partner Interests.
“Leverage Ratio” means the ratio of the Partnership’s (i) Consolidated Indebtedness as of the end of the most recently completed Quarter (which shall not include any Class A Preferred Units) to (ii) Consolidated EBITDA for the most recently completed four Quarters.
“Limited Partner” means, unless the context otherwise requires, (a) the Organizational Limited Partner prior to its withdrawal from the Partnership, each initial Limited Partner, each Substituted Limited Partner, each Additional Limited Partner and any Departing Partner upon the change of its status from General Partner to Limited Partner pursuant to Section 11.3 or (b) solely for purposes of Articles V, VI, VII and IX, each Assignee.
“Limited Partner Interest” means the ownership interest of a Limited Partner or Assignee in the Partnership, which may be evidenced by Common Units, Class A Preferred Units or other Partnership Securities or a combination thereof or interest therein, and includes any and all benefits to which such Limited Partner or Assignee is entitled as provided in this Agreement, together with all obligations of such Limited Partner or Assignee to comply with the terms and provisions of this Agreement.
“Liquidation Date” means (a) in the case of an event giving rise to the dissolution of the Partnership of the type described in clauses (a) and (b) of the first sentence of Section 12.2, the date on which the applicable time period during which the holders of Outstanding Units have the right to elect to reconstitute the Partnership and continue its business has expired without such an election being made, and (b) in the case of any other event giving rise to the dissolution of the Partnership, the date on which such event occurs.
“Liquidation Value” means, (a) in the aggregate, an amount equal to the greater of (i) (x) the Minimum MOIC for all Outstanding Class A Preferred Units (excluding any Class A PIK Units) less (y) all payments in respect of such Class A Preferred Units, plus any cash payments made upon redemption of Class A PIK Units issued in respect of such Class A Preferred Units as contemplated in Section 5.10(h)(ii) and (ii) the Class A Preferred Unit Price for all Outstanding Class A Preferred Units plus the value of all accrued and unpaid distributions in respect of such Class A Preferred Units and (b) on a per unit basis, an amount equal to the quotient of (x) the amount calculated in accordance with (a) hereof divided by (y) the number of Outstanding Class A Preferred Units.
“Liquidity Event” means any liquidation, sale or transfer of all or substantially all of the Partnership’s assets or Change of Control.

“Liquidator” means one or more Persons selected by the General Partner to perform the functions described in Section 12.3 as liquidating trustee of the Partnership within the meaning of the Delaware Act.
“Managing General Partner” means GP Natural Resource Partners LLC, the general partner of the General Partner.
“Merger Agreement” has the meaning assigned to such term in Section 14.1.
“Minimum Conversion Amount” means (i) a number of Class A Preferred Units having a Liquidation Value that exceeds $25,000,000 or (ii) if the Liquidation Value of the Class A Preferred Units to be converted by the Class A Preferred Holder(s) requesting conversion does not equal or exceed $25,000,000, then all of the Class A Preferred Units held by the applicable Class A Preferred Holder(s).
“Minimum MOIC” means, for each Class A Preferred Unit, the product of (A) the Class A Preferred Unit Price and (B) (i) prior to the third anniversary of the Class A Closing Date, 1.50, (ii) on or after the third anniversary and prior to the fourth anniversary of the Class A Closing Date, 1.70, and (iii) on or after the fourth anniversary of the Class A Closing Date, 1.85.
“National Securities Exchange” means an exchange registered with the Commission under Section 6(a) of the Securities Exchange Act of 1934, as amended, supplemented or restated from time to time, and any successor to such statute.
“Net Agreed Value” means, (a) in the case of any Contributed Property, the Agreed Value of such property reduced by any liabilities either assumed by the Partnership upon such contribution or to which such property is subject when contributed, and (b) in the case of any property distributed to a Partner or Assignee by the Partnership, the Partnership’s Carrying Value of such property (as adjusted pursuant to Section 5.5(d)(ii)) at the time such property is distributed, reduced by any indebtedness either assumed by such Partner or Assignee upon such distribution or to which such property is subject at the time of distribution, in either case, as determined under Section 752 of the Code.
“Net Income” means, for any taxable period, the excess, if any, of the Partnership’s items of income and gain for such taxable period over the Partnership’s items of loss and deduction for such taxable period. The items included in the calculation of Net Income shall be determined in accordance with Section 5.5(b) and shall not include any items specially allocated under Section 6.1(c).
“Net Loss” means, for any taxable period, the excess, if any, of the Partnership’s items of loss and deduction for such taxable period over the Partnership’s items of income and gain for such taxable period. The items included in the calculation of Net Loss shall be determined in accordance with Section 5.5(b) and shall not include any items specially allocated under Section 6.1(c).
“New Gauley” means New Gauley Coal Corporation, a West Virginia corporation.

“Non-citizen Assignee” means a Person whom the General Partner has determined in its discretion does not constitute an Eligible Citizen and as to whose Partnership Interest the General Partner has become the Substituted Limited Partner, pursuant to Section 4.8.
“Noncompensatory Option” has the meaning set forth in Treasury Regulation Section 1.721-2(f).
“Nonrecourse Built-in Gain” means with respect to any Contributed Properties or Adjusted Properties that are subject to a mortgage or pledge securing a Nonrecourse Liability, the amount of any taxable gain that would be allocated to the Partners pursuant to Sections 6.2(b)(i)(A), 6.2(b)(ii)(A) and 6.2(b)(iii) if such properties were disposed of in a taxable transaction in full satisfaction of such liabilities and for no other consideration.
“Nonrecourse Deductions” means any and all items of loss, deduction or expenditure (including, without limitation, any expenditure described in Section 705(a)(2)(B) of the Code) that, in accordance with the principles of Treasury Regulation Section 1.704-2(b), are attributable to a Nonrecourse Liability.
“Nonrecourse Liability” has the meaning set forth in Treasury Regulation Section 1.752-1(a)(2).
“Notice of Election to Purchase” has the meaning assigned to such term in Section 15.1(b).
“Notional General Partner Units” means notional units used solely to calculate the General Partner’s Percentage Interest. Notional General Partner Units shall not constitute “Units” for any purpose of this Agreement. If the General Partner makes additional Capital Contributions pursuant to Section 5.2(b) to maintain its Percentage Interest, the number of Notional General Partner Units shall be increased proportionally to reflect the maintenance of such Percentage Interest.
“Notice of Issuance” has the meaning set forth in Section 5.10(i).
“NRP Investment” means NRP Investment L.P., a Delaware limited partnership.
“Omnibus Agreement” means that Omnibus Agreement, dated as of the Closing Date, among Arch Coal, Inc, Ark Land, Great Northern, New Gauley, Western Pocahontas, the General Partner, the Partnership, the Operating Company and certain other parties.
“Operating Company” means NRP (Operating) LLC, a Delaware limited liability company, and any successors thereto.
“Operating Company Agreement” means the Amended and Restated Limited Liability Company Agreement of the Operating Company, as it may be amended, supplemented or restated from time to time.
“Opinion of Counsel” means a written opinion of counsel (who may be regular counsel to the Partnership or the General Partner or any of its Affiliates) acceptable to the General Partner in its reasonable discretion.

“Organizational Limited Partner” means GP Natural Resource Partners LLC in its capacity as the organizational limited partner of the Partnership pursuant to this Agreement.
“Outstanding” means, with respect to Partnership Securities, all Partnership Securities that are issued by the Partnership and reflected as outstanding on the Partnership’s books and records as of the date of determination; provided, however, that if at any time any Person or Group (other than the General Partner or its Affiliates) owns 20% or more of any Outstanding Partnership Securities of any class then Outstanding, all Partnership Securities owned by such Person or Group shall not be voted on any matter and shall not be considered to be Outstanding when sending notices of a meeting of Limited Partners to vote on any matter (unless otherwise required by law), calculating required votes, determining the presence of a quorum or for other similar purposes under this Agreement, except that Common Units so owned shall be considered to be Outstanding for purposes of Section 11.1(b) (such Common Units shall not, however, be treated as a separate class of Partnership Securities for purposes of this Agreement); provided, further, that the foregoing limitation shall not apply (i) to any Person or Group who acquired 20% or more of any Outstanding Partnership Securities of any class then Outstanding directly from the General Partner or its Affiliates, (ii) to any Person or Group who acquired 20% or more of any Outstanding Partnership Securities of any class then Outstanding directly or indirectly from a Person or Group described in clause (i) provided that the General Partner shall have notified such Person or Group in writing that such limitation shall not apply, (iii) to any Person or Group who acquired 20% or more of any Partnership Securities issued by the Partnership with the prior approval of the Board of Directors, (iv) to any Purchaser or its respective Affiliates and each of their respective transferees with respect to their ownership (beneficial or record) of Class A Preferred Units, (v) to any Purchaser or its respective Affiliates and each of their respective transferees of Class A Preferred Units with respect to their ownership (beneficial or record) of Common Units issued upon conversion of Class A Preferred Units or Common Units issued upon exercise of the 2017 Warrants or otherwise owned on the date of conversion or exercise, (vi) any holder of Class A Preferred Units in connection with any vote, consent or approval of the holders of the Class A Preferred Units as a separate class or (vii) any Group if the majority of Units held by such Group are held by a Purchaser or its respective Affiliates and each of their respective transferees of Class A Preferred Units with respect to their ownership (beneficial or record) of Common Units issued upon conversion of Class A Preferred Units or Common Units issued upon exercise of the 2017 Warrants or Common Units otherwise owned on the date of conversion or exercise.
“Parity Securities” means any class or series of Partnership Interests that, with respect to distributions on such Partnership Interests of cash or property or distributions upon liquidation of the Partnership (taking into account the intended effects of the allocation of gains and losses as provided in this agreement), ranks pari passu with (but not senior to) the Class A Preferred Units.
“Partner Nonrecourse Debt” has the meaning set forth in Treasury Regulation Section 1.704-2(b)(4).
“Partner Nonrecourse Debt Minimum Gain” has the meaning set forth in Treasury Regulation Section 1.704-2(i)(2).
“Partner Nonrecourse Deductions” means any and all items of loss, deduction or expenditure (including, without limitation, any expenditure described in Section 705(a)(2)(B) of the Code) that, in accordance with the principles of Treasury Regulation Section 1.704-2(i), are attributable to a Partner Nonrecourse Debt.
“Partners” means the General Partner and the Limited Partners.
“Partnership” means Natural Resource Partners L.P., a Delaware limited partnership, and any successors thereto.
“Partnership Agreement” has the meaning assigned to such term in the Recitals.
“Partnership Group” means the Partnership, the Operating Company and any Subsidiary of any such entity, treated as a single consolidated entity.
“Partnership Interest” means an interest in the Partnership, which shall include the General Partner Interest and Limited Partner Interests.
“Partnership Minimum Gain” means that amount determined in accordance with the principles of Treasury Regulation Section 1.704-2(d).
“Partnership Security” means any class or series of equity interest in the Partnership (but excluding any options, rights, warrants and appreciation rights relating to an equity interest in the Partnership), including Common Units and Class A Preferred Units.
“Per Unit Capital Amount” means, as of any date of determination, the Capital Account, stated on a per Unit basis, underlying any Unit.
“Percentage Interest” means as of any date of determination (a) as to the General Partner, with respect to the General Partner Interest (calculated based upon a number of Notional General Partner Units), and as to any Unitholder or Assignee with respect to Units (other than with respect to the Class A Preferred Units), the product obtained by multiplying (i) 100% less the percentage applicable to clause (b) below by (ii) the quotient obtained by dividing (A) the number of Notional General Partner Units deemed held by the General Partner or the number of Units (excluding Class A Preferred Units) held by such Unitholder or Assignee, as the case may be, by (A) the total number of Outstanding Units (excluding Class A Preferred Units) and Notional General Partner Units, and (b) as to the holders of additional Partnership Securities issued by the Partnership in accordance with Section 5.6, the percentage established as a part of such issuance. The Percentage Interest with respect to a Class A Preferred Unit shall at all times be zero.
“Person” means an individual or a corporation, limited liability company, partnership, joint venture, trust, unincorporated organization, association, government agency or political subdivision thereof or other entity.
“Pro Rata” means (a) when modifying Units or any class thereof, apportioned equally among all designated Units in accordance with their relative Percentage Interests, (b) when modifying Partners and Assignees, apportioned among all Partners and Assignees in accordance with their relative Percentage Interests and (c) when modifying Class A Preferred Holders, apportioned equally among all Class A Preferred Holders in accordance with the relative number or percentage of Class A Preferred Units held by each such Class A Preferred Holder.

“Purchase Date” means the date determined by the General Partner as the date for purchase of all Outstanding Units of a certain class (other than Units owned by the General Partner and its Affiliates) pursuant to Article XV.
“Purchasers” means, collectively, the Blackstone Purchasers and the GoldenTree Purchasers (each, a “Purchaser”).
“Qualifying Owners” means Corbin J. Robertson, Jr., his spouse, children, lineal descendants, and the heirs, estate or any trust for the benefit of any of the foregoing, or any entity controlled by any of the foregoing.
“Quarter” means, unless the context requires otherwise, a fiscal quarter or, with respect to the first fiscal quarter after the Closing Date, the portion of such fiscal quarter after the Closing Date, of the Partnership.
“Recapture Income” means any gain recognized by the Partnership (computed without regard to any adjustment required by Section 734 or Section 743 of the Code) upon the disposition of any property or asset of the Partnership, which gain is characterized as ordinary income because it represents the recapture of deductions previously taken with respect to such property or asset.
“Record Date” means the date established by the General Partner for determining (a) the identity of the Record Holders entitled to notice of, or to vote at, any meeting of Limited Partners or entitled to vote by ballot or give approval of Partnership action in writing without a meeting or entitled to exercise rights in respect of any lawful action of Limited Partners or (b) the identity of Record Holders entitled to receive any report or distribution or to participate in any offer.
“Record Holder” means the Person in whose name a Common Unit is registered on the books of the Transfer Agent as of the opening of business on a particular Business Day, or with respect to other Partnership Securities, the Person in whose name any such other Partnership Security is registered on the books which the General Partner has caused to be kept as of the opening of business on such Business Day.
“Redeemable Interests” means any Partnership Interests for which a redemption notice has been given, and has not been withdrawn, pursuant to Section 4.9.
“Redemption Date” means, with respect to each Class A Preferred Unit, the date on which the Partnership has completed the redemption of such Class A Preferred Unit pursuant to Section 5.10(h).
“Registration Statement” means the Registration Statement on Form S-1 (Registration No. 333-86852) as it has been amended or supplemented from time to time, filed by the Partnership with the Commission under the Securities Act to register the offering and sale of the Common Units in the Initial Offering.
“Required Allocations” means any allocation of an item of income, gain, loss or deduction pursuant to Section 6.1(c)(i), 6.1(c)(ii), 6.1(c)(iv), 6.1(c)(v), 6.1(c)(vi), 6.1(c)(vii) or 6.1(c)(ix).
“Residual Gain” or “Residual Loss” means any item of gain or loss, as the case may be, of the Partnership recognized for federal income tax purposes resulting from a sale, exchange or other disposition of a Contributed Property or Adjusted Property, to the extent such item of gain or loss is not allocated pursuant to Section 6.2(b)(i)(A) or 6.2(b)(ii)(A), respectively, to eliminate Book-Tax Disparities.
“Restricted Business” has the meaning assigned to such term in the Omnibus Agreement.
“Restricted Business Contribution Agreement” means that Restricted Business Contribution Agreement, dated as of April 18, 2007, by and among Cline, Foresight, Adena, the Partnership, the General Partner, the Organizational Limited Partner and the Operating Company.
“Second Contribution Agreement” means that certain Second Contribution Agreement, dated as of April 18, 2007, by and among Foresight, Adena, the Partnership, the General Partner and the Operating Company.
“Securities Act” means the Securities Act of 1933, as amended, supplemented or restated from time to time and any successor to such statute.
“Senior Securities” means any class or series of Partnership Interests that, with respect to distributions on such Partnership Interests of cash or property and distributions upon liquidation of the Partnership (taking into account the intended effects of the allocation of gains and losses as provided in this Agreement), ranks senior to the Class A Preferred Units.
“Special Approval” means approval by a majority of the members of the Conflicts Committee.
“Subsidiary” means, with respect to any Person, (a) a corporation of which more than 50% of the voting power of shares entitled (without regard to the occurrence of any contingency) to vote in the election of directors or other governing body of such corporation is owned, directly or indirectly, at the date of determination, by such Person, by one or more Subsidiaries of such Person or a combination thereof, (b) a partnership (whether general or limited) in which such Person or a Subsidiary of such Person is, at the date of determination, a general or limited partner of such partnership, but only if more than 50% of the partnership interests of such partnership (considering all of the partnership interests of the partnership as a single class) is owned, directly or indirectly, at the date of determination, by such Person, by one or more Subsidiaries of such Person, or a combination thereof, or (c) any other Person (other than a corporation or a partnership) in which such Person, one or more Subsidiaries of such Person, or a combination thereof, directly or indirectly, at the date of determination, has (i) at least a majority ownership interest or (ii) the power to elect or direct the election of a majority of the directors or other governing body of such Person.
“Substituted Limited Partner” means a Person who is admitted as a Limited Partner to the Partnership pursuant to Section 10.1 in place of and with all the rights of a Limited Partner and who is shown as a Limited Partner on the books and records of the Partnership.
“Surviving Business Entity” has the meaning assigned to such term in Section 14.2(b).
“Trading Day” has the meaning assigned to such term in Section 15.1(a).
“Transfer” has the meaning assigned to such term in Section 4.4(a).

“Transfer Agent” means such bank, trust company or other Person (including the General Partner or one of its Affiliates) as shall be appointed from time to time by the Partnership to act as registrar and transfer agent for the Common Units; provided, however, that if no Transfer Agent is specifically designated for any other Partnership Securities, the General Partner shall act in such capacity.
“Transfer Application” means an application and agreement for transfer of Units in the form set forth on the back of a Certificate or in a form substantially to the same effect in a separate instrument.
“Underwriter” means each Person named as an underwriter in Schedule I to the Underwriting Agreement who purchased Common Units pursuant thereto.
“Underwriting Agreement” means the Underwriting Agreement dated October 10, 2002 among the Underwriters, the Partnership, the General Partner, the Operating Company, Western Pocahontas, Great Northern, New Gauley, Ark Land, Arch Coal, Inc., and certain other parties providing for the purchase of Common Units by the Underwriters.
“Unit” means a Partnership Security that is designated as a “Unit” and shall include Common Units, Class A Preferred Units and any Parity Security but shall not include the General Partner Interest or 2017 Warrants.
“Unit Majority” means at least a majority of the Outstanding Units including for the avoidance of doubt, the Class A Preferred Units, voting as provided pursuant to Section 5.10(c).
“Unitholders” means the holders of Units.
“Unrealized Gain” attributable to any item of Partnership property means, as of any date of determination, the excess, if any, of (a) the fair market value of such property as of such date (as determined under Section 5.5(d)) over (b) the Carrying Value of such property as of such date (prior to any adjustment to be made pursuant to Section 5.5(d) as of such date).
“Unrealized Loss” attributable to any item of Partnership property means, as of any date of determination, the excess, if any, of (a) the Carrying Value of such property as of such date (prior to any adjustment to be made pursuant to Section 5.5(d) as of such date) over (b) the fair market value of such property as of such date (as determined under Section 5.5(d)).
“U.S. GAAP” means United States Generally Accepted Accounting Principles consistently applied.
“Voluntary Conversion Notice” has the meaning set forth in Section 5.10(f)(ii).
“Voluntary Conversion Right” has the meaning set forth in Section 5.10(f)(ii).
“Voluntary Redemption Notice” has the meaning set forth in Section 5.10(h)(i).
“Voluntary Redemption Right” has the meaning set forth in Section 5.10(h)(i).
“Voting Trigger Event” means (i) the date on which the GoldenTree Purchasers, together with their Affiliates, hold, in the aggregate, a majority of the Class A Preferred Units then outstanding,

(ii) any date on which the VWAP Price for ten (10) consecutive trading days falls below $10 or (iii) a Board Rights Termination Date with respect to the Blackstone Purchasers occurs.
“VWAP Price” means, as of any date of determination, the volume-weighted average trading price, as adjusted for splits, combinations and other similar transactions, of a Common Unit on the principal National Securities Exchange on which the Common Units are then listed or admitted to trading.
“VWAP Trigger Event” has the meaning set forth in Section 5.10(c)(v).
“Western Pocahontas” means Western Pocahontas Properties Limited Partnership, a Delaware limited partnership.
“Withdrawal Opinion of Counsel” has the meaning assigned to such term in Section 11.1(b).
Section 1.2    Construction. Unless the context requires otherwise: (a) any pronoun used in this Agreement shall include the corresponding masculine, feminine or neuter forms, and the singular form of nouns, pronouns and verbs shall include the plural and vice versa; (b) references to Articles and Sections refer to Articles and Sections of this Agreement; and (c) the term “include” or “includes” means includes, without limitation, and “including” means including, without limitation.

ARTICLE II

ORGANIZATION

Section 2.1    Formation. The General Partner and the Organizational Limited Partner have previously formed the Partnership as a limited partnership pursuant to the provisions of the Delaware Act, and the General Partner hereby amends and restates the Amended Partnership Agreement in its entirety. This amendment and restatement shall become effective on the date of this Agreement. Except as expressly provided to the contrary in this Agreement, the rights, duties (including fiduciary duties), liabilities and obligations of the Partners and the administration, dissolution and termination of the Partnership shall be governed by the Delaware Act. All Partnership Interests shall constitute personal property of the owner thereof for all purposes and a Partner has no interest in specific Partnership property.
Section 2.2    Name. The name of the Partnership shall be “Natural Resource Partners L.P.” The Partnership’s business may be conducted under any other name or names deemed necessary or appropriate by the General Partner in its sole discretion, including the name of the General Partner. The words “Limited Partnership,” “L.P.,” “Ltd.” or similar words or letters shall be included in the Partnership’s name where necessary for the purpose of complying with the laws of any jurisdiction that so requires. The General Partner in its discretion may change the name of the Partnership at any time and from time to time and shall notify the Limited Partners of such change in the next regular communication to the Limited Partners.
Section 2.3    Registered Office; Registered Agent; Principal Office; Other Offices. Unless and until changed by the General Partner, the registered office of the Partnership in the State of Delaware shall be located at 1209 Orange Street, Wilmington, Delaware 19801, and the registered agent for service of process on the Partnership in the State of Delaware at such registered office shall be The Corporation Trust Company. The principal office of the Partnership shall be located at 1201 Louisiana Street, Suite 3400, Houston, Texas 77002 or such other place as the General Partner may from time to time designate by notice to the Limited Partners. The Partnership may maintain offices at such other place or places within or outside the State of Delaware as the General Partner deems necessary or appropriate. The address of the General Partner shall be 1201 Louisiana Street, Suite 3400, Houston, Texas 77002 or such other place as the General Partner may from time to time designate by notice to the Limited Partners.
Section 2.4    Purpose and Business. The purpose and nature of the business to be conducted by the Partnership shall be to (a) serve as a member of the Operating Company and, in connection therewith, to exercise all the rights and powers conferred upon the Partnership as a member of the Operating Company pursuant to the Operating Company Agreement or otherwise, (b) engage directly in, or enter into or form any corporation, partnership, joint venture, limited liability company or other arrangement to engage indirectly in, any business activity that the Operating Company is permitted to engage in by the Operating Company Agreement or that its subsidiaries are permitted to engage in by their limited liability company or partnership agreements and, in connection therewith, to exercise all of the rights and powers conferred upon the Partnership pursuant to the agreements relating to such business activity, (c) engage directly in, or enter into or form any corporation, partnership, joint venture, limited liability company or other arrangement to engage indirectly in, any business activity that is approved by the General Partner and which lawfully may be conducted by a limited partnership organized pursuant to the Delaware Act and, in connection therewith, to exercise all of the rights and powers conferred upon the Partnership pursuant to the agreements relating to such business activity; and (d) do anything necessary or appropriate to the foregoing, including the making of capital contributions or loans to a Group Member; provided, however, that the General partner shall not cause the Partnership to engage, directly or indirectly, in any business activity that the General Partner reasonably determines would cause the Partnership to be treated as an association taxable as a corporation or otherwise taxable as an entity for federal income tax purposes. The General Partner has no obligation or duty to the Partnership, the Limited Partners or the Assignees to propose or approve, and in its discretion may decline to propose or approve, the conduct by the Partnership of any business.
Section 2.5    Powers. The Partnership shall be empowered to do any and all acts and things necessary, appropriate, proper, advisable, incidental to or convenient for the furtherance and accomplishment of the purposes and business described in Section 2.4 and for the protection and benefit of the Partnership.
Section 2.6    Power of Attorney.
(a)    Each Limited Partner and each Assignee hereby constitutes and appoints the General Partner and, if a Liquidator shall have been selected pursuant to Section 12.3, the Liquidator (and any successor to the Liquidator by merger, transfer, assignment, election or otherwise) and each of their authorized officers and attorneys-in-fact, as the case may be, with full power of substitution, as his true and lawful agent and attorney-in-fact, with full power and authority in his name, place and stead, to:

(i)    execute, swear to, acknowledge, deliver, file and record in the appropriate public offices (A) all certificates, documents and other instruments (including this Agreement and the Certificate of Limited Partnership and all amendments or restatements hereof or thereof) that the General Partner or the Liquidator deems necessary or appropriate to form, qualify or continue the existence or qualification of the Partnership as a limited partnership (or a partnership in which the limited partners have limited liability) in the State of Delaware and in all other jurisdictions in which the Partnership may conduct business or own property; (B) all certificates, documents and other instruments that the General Partner or the Liquidator deems necessary or appropriate to reflect, in accordance with its terms, any amendment, change, modification or restatement of this Agreement; (C) all certificates, documents and other instruments (including conveyances and a certificate of cancellation) that the General Partner or the Liquidator deems necessary or appropriate to reflect the dissolution and liquidation of the Partnership pursuant to the terms of this Agreement; (D) all certificates, documents and other instruments relating to the admission, withdrawal, removal or substitution of any Partner pursuant to, or other events described in, Article IV, X, XI or XII; (E) all certificates, documents and other instruments relating to the determination of the rights, preferences and privileges of any class or series of Partnership Securities issued pursuant to Section 5.6; and (F) all certificates, documents and other instruments (including agreements and a certificate of merger) relating to a merger or consolidation of the Partnership pursuant to Article XIV; and
(ii)    execute, swear to, acknowledge, deliver, file and record all ballots, consents, approvals, waivers, certificates, documents and other instruments necessary or appropriate, in the discretion of the General Partner or the Liquidator, to make, evidence, give, confirm or ratify any vote, consent, approval, agreement or other action that is made or given by the Partners hereunder or is consistent with the terms of this Agreement or is necessary or appropriate, in the discretion of the General Partner or the Liquidator, to effectuate the terms or intent of this Agreement; provided, that when required by Section 13.3 or any other provision of this Agreement that establishes a percentage of the Limited Partners or of the Limited Partners of any class or series required to take any action, the General Partner and the Liquidator may exercise the power of attorney made in this Section 2.6(a)(ii) only after the necessary vote, consent or approval of the Limited Partners or of the Limited Partners of such class or series, as applicable.
Nothing contained in this Section 2.6(a) shall be construed as authorizing the General Partner to amend this Agreement except in accordance with Article XIII or as may be otherwise expressly provided for in this Agreement.
(b)    The foregoing power of attorney is hereby declared to be irrevocable and a power coupled with an interest, and it shall survive and, to the maximum extent permitted by law, not be affected by the subsequent death, incompetency, disability, incapacity, dissolution, bankruptcy or termination of any Limited Partner or Assignee and the transfer of all or any portion of such Limited Partner’s or Assignee’s Partnership Interest and shall extend to such Limited Partner’s or Assignee’s heirs, successors, assigns and personal representatives. Each such Limited Partner or Assignee hereby agrees to be bound by any representation made by the General Partner or the Liquidator acting in good faith pursuant to such power of attorney; and each such Limited

Partner or Assignee, to the maximum extent permitted by law, hereby waives any and all defenses that may be available to contest, negate or disaffirm the action of the General Partner or the Liquidator taken in good faith under such power of attorney. Each Limited Partner or Assignee shall execute and deliver to the General Partner or the Liquidator, within 15 days after receipt of the request therefor, such further designation, powers of attorney and other instruments as the General Partner or the Liquidator deems necessary to effectuate this Agreement and the purposes of the Partnership.
Section 2.7    Term. The term of the Partnership commenced upon the filing of the Certificate of Limited Partnership in accordance with the Delaware Act and shall continue in existence until the dissolution of the Partnership in accordance with the provisions of Article XII. The existence of the Partnership as a separate legal entity shall continue until the cancellation of the Certificate of Limited Partnership as provided in the Delaware Act.
Section 2.8    Title to Partnership Assets. Title to Partnership assets, whether real, personal or mixed and whether tangible or intangible, shall be deemed to be owned by the Partnership as an entity, and no Partner or Assignee, individually or collectively, shall have any ownership interest in such Partnership assets or any portion thereof. Title to any or all of the Partnership assets may be held in the name of the Partnership, the General Partner, one or more of its Affiliates or one or more nominees, as the General Partner may determine. The General Partner hereby declares and warrants that any Partnership assets for which record title is held in the name of the General Partner or one or more of its Affiliates or one or more nominees shall be held by the General Partner or such Affiliate or nominee for the use and benefit of the Partnership in accordance with the provisions of this Agreement; provided, however, that the General Partner shall use reasonable efforts to cause record title to such assets (other than those assets in respect of which the General Partner determines that the expense and difficulty of conveyancing makes transfer of record title to the Partnership impracticable) to be vested in the Partnership as soon as reasonably practicable; provided, further, that, prior to the withdrawal or removal of the General Partner or as soon thereafter as practicable, the General Partner shall use reasonable efforts to effect the transfer of record title to the Partnership and, prior to any such transfer, will provide for the use of such assets in a manner satisfactory to the General Partner. All Partnership assets shall be recorded as the property of the Partnership in its books and records, irrespective of the name in which record title to such Partnership assets is held.

ARTICLE III
RIGHTS OF LIMITED PARTNERS

Section 3.1    Limitation of Liability. The Limited Partners and the Assignees shall have no liability under this Agreement except as expressly provided in this Agreement or the Delaware Act.
Section 3.2    Management of Business. No Limited Partner or Assignee, in its capacity as such, shall participate in the operation, management or control (within the meaning of the Delaware Act) of the Partnership’s business, transact any business in the Partnership’s name or have the power to sign documents for or otherwise bind the Partnership. Any action taken by any Affiliate of the General Partner or any officer, director, employee, manager, member, general partner, agent or trustee of the General Partner or any of its Affiliates, or any officer, director, employee, manager, member, general partner, agent or trustee of a Group Member, in its capacity as such, shall not be deemed to be participation in the control of the business of the Partnership by a limited partner of the Partnership (within the meaning of Section 17-303(a) of the Delaware Act) and shall not affect, impair or eliminate the limitations on the liability of the Limited Partners or Assignees under this Agreement.
Section 3.3    Outside Activities of the Limited Partners. Subject to the provisions of Section 7.5, the Omnibus Agreement and the Restricted Business Contribution Agreement, which shall continue to be applicable to the Persons referred to therein, regardless of whether such Persons shall also be Limited Partners or Assignees, any Limited Partner or Assignee shall be entitled to and may have business interests and engage in business activities in addition to those relating to the Partnership, including business interests and activities in direct competition with the Partnership Group. Neither the Partnership nor any of the other Partners or Assignees shall have any rights by virtue of this Agreement in any business ventures of any Limited Partner or Assignee.
Section 3.4    Rights of Limited Partners.
(a)    In addition to other rights provided by this Agreement or by applicable law, and except as limited by Section 3.4(b), each Limited Partner shall have the right, for a purpose reasonably related to such Limited Partner’s interest as a limited partner in the Partnership, upon reasonable written demand and at such Limited Partner’s own expense:
(i)    to obtain true and full information regarding the status of the business and financial condition of the Partnership;
(ii)    promptly after becoming available, to obtain a copy of the Partnership’s federal, state and local income tax returns for each year;
(iii)    to have furnished to him a current list of the name and last known business, residence or mailing address of each Partner;
(iv)    to have furnished to him a copy of this Agreement and the Certificate of Limited Partnership and all amendments thereto, together with a copy of the executed copies of all powers of attorney pursuant to which this Agreement, the Certificate of Limited Partnership and all amendments thereto have been executed;
(v)    to obtain true and full information regarding the amount of cash and a description and statement of the Net Agreed Value of any other Capital Contribution by each Partner and which each Partner has agreed to contribute in the future, and the date on which each became a Partner; and
(vi)    to obtain such other information regarding the affairs of the Partnership as is just and reasonable.
(b)    The General Partner may keep confidential from the Limited Partners and Assignees, for such period of time as the General Partner deems reasonable, (i) any information that the General Partner reasonably believes to be in the nature of trade secrets or (ii) other information the disclosure of which the General Partner in good faith believes (A) is not in the best interests of the Partnership Group, (B) could damage the Partnership Group or (C) that any Group Member is required by law or by agreement with any third party to keep confidential (other than agreements with Affiliates of the Partnership the primary purpose of which is to circumvent the obligations set forth in this Section 3.4).

ARTICLE IV

CERTIFICATES; RECORD HOLDERS; TRANSFER OF PARTNERSHIP INTERESTS;
REDEMPTION OF PARTNERSHIP INTERESTS
Section 4.1    Certificates. Upon the Partnership’s issuance of Common Units to any Person, the Partnership shall issue one or more Certificates in the name of such Person evidencing the number of such Units being so issued. In addition, (a) upon the General Partner’s request, the Partnership shall issue to it one or more Certificates in the name of the General Partner evidencing its interests in the Partnership and (b) upon the request of any Person owning any other Partnership Securities, the Partnership shall issue to such Person one or more certificates evidencing such other Partnership Securities. Certificates shall be executed on behalf of the Partnership by the Chairman of the Board, President or any Vice President and the Secretary or any Assistant Secretary of the General Partner. No Common Unit Certificate shall be valid for any purpose until it has been countersigned by the Transfer Agent; provided, however, that if the General Partner elects to issue Common Units in global form, the Common Unit Certificates shall be valid upon receipt of a certificate from the Transfer Agent certifying that the Common Units have been duly registered in accordance with the directions of the Partnership.
Section 4.2    Mutilated, Destroyed, Lost or Stolen Certificates.
(a)    If any mutilated Certificate is surrendered to the Transfer Agent, the appropriate officers of the General Partner on behalf of the Partnership shall execute, and the Transfer Agent shall countersign and deliver in exchange therefor, a new Certificate evidencing the same number and type of Partnership Securities as the Certificate so surrendered.
(b)    The appropriate officers of the General Partner on behalf of the Partnership shall execute and deliver, and the Transfer Agent shall countersign a new Certificate in place of any Certificate previously issued if the Record Holder of the Certificate:
(i)    makes proof by affidavit, in form and substance satisfactory to the General Partner, that a previously issued Certificate has been lost, destroyed or stolen;
(ii)    requests the issuance of a new Certificate before the General Partner has notice that the Certificate has been acquired by a purchaser for value in good faith and without notice of an adverse claim;
(iii)    if requested by the Partnership, delivers to the General Partner a bond, in form and substance satisfactory to the General Partner, with surety or sureties and with fixed or open penalty as the Partnership may reasonably direct, in its sole discretion, to indemnify the General Partner, the Partnership, the Partners, the General Partner and the Transfer Agent against any claim that may be made on account of the alleged loss, destruction or theft of the Certificate; and
(iv)    satisfies any other reasonable requirements imposed by the General Partner.
If a Limited Partner or Assignee fails to notify the General Partner within a reasonable time after he has notice of the loss, destruction or theft of a Certificate, and a transfer of the Limited Partner Interests represented by the Certificate is registered before the Partnership, the General Partner or the Transfer Agent receives such notification, the Limited Partner or Assignee shall be precluded from making any claim against the Partnership, the General Partner or the Transfer Agent for such transfer or for a new Certificate.
(c)    As a condition to the issuance of any new Certificate under this Section 4.2, the General Partner may require the payment of a sum sufficient to cover any tax or other governmental charge that may be imposed in relation thereto and any other expenses (including the fees and expenses of the Transfer Agent) reasonably connected therewith.
Section 4.3    Record Holders. The Partnership shall be entitled to recognize the Record Holder as the Partner or Assignee with respect to any Partnership Interest and, accordingly, shall not be bound to recognize any equitable or other claim to or interest in such Partnership Interest on the part of any other Person, regardless of whether the Partnership shall have actual or other notice thereof, except as otherwise provided by law or any applicable rule, regulation, guideline or requirement of any National Securities Exchange on which such Partnership Interests are listed for trading. Without limiting the foregoing, when a Person (such as a broker, dealer, bank, trust company or clearing corporation or an agent of any of the foregoing) is acting as nominee, agent or in some other representative capacity for another Person in acquiring and/or holding Partnership Interests, as between the Partnership on the one hand, and such other Persons on the other, such representative Person (a) shall be the Partner or Assignee (as the case may be) of record and beneficially, (b) must execute and deliver a Transfer Application and (c) shall be bound by this Agreement and shall have the rights and obligations of a Partner or Assignee (as the case may be) hereunder and as, and to the extent, provided for herein.
Section 4.4    Transfer Generally.
(a)    The term “transfer,” when used in this Agreement with respect to a Partnership Interest, shall be deemed to refer to a transaction by which the General Partner assigns its General Partner Interest to another Person who becomes a General Partner or by which the holder of a Limited Partner Interest assigns such Limited Partner Interest to another Person who is or becomes a Limited Partner or an Assignee, and includes a sale, assignment, gift, exchange or any other disposition by law or otherwise, including any transfer upon foreclosure of any pledge, encumbrance, hypothecation or mortgage.
(b)    No Partnership Interest shall be transferred, in whole or in part, except in accordance with the terms and conditions set forth in this Article IV. Any transfer or purported transfer of a Partnership Interest not made in accordance with this Article IV shall be null and void.

(c)    Nothing contained in this Agreement shall be construed to prevent a disposition by any member of the General Partner of any or all of the membership interests of the General Partner.
Section 4.5    Registration and Transfer of Limited Partner Interests.
(a)    The General Partner shall keep or cause to be kept on behalf of the Partnership a register in which, subject to such reasonable regulations as it may prescribe and subject to the provisions of Section 4.5(b), the Partnership will provide for the registration and transfer of Limited Partner Interests. The Transfer Agent is hereby appointed registrar and transfer agent for the purpose of registering Common Units and transfers of such Common Units as herein provided. The Partnership shall not recognize transfers of Certificates evidencing Limited Partner Interests unless such transfers are effected in the manner described in this Section 4.5. Upon surrender of a Certificate for registration of transfer of any Limited Partner Interests evidenced by a Certificate, and subject to the provisions of Section 4.5(b), the appropriate officers of the General Partner on behalf of the Partnership shall execute and deliver, and in the case of Common Units, the Transfer Agent shall countersign and deliver, in the name of the holder or the designated transferee or transferees, as required pursuant to the holder’s instructions, one or more new Certificates evidencing the same aggregate number and type of Limited Partner Interests as was evidenced by the Certificate so surrendered.
(b)    Except as otherwise provided in Section 4.8, the General Partner shall not recognize any transfer of Limited Partner Interests until the Certificates evidencing such Limited Partner Interests are surrendered for registration of transfer and such Certificates are accompanied by a Transfer Application duly executed by the transferee (or the transferee’s attorney-in-fact duly authorized in writing). No charge shall be imposed by the General Partner for such transfer; provided, that as a condition to the issuance of any new Certificate under this Section 4.5, the General Partner may require the payment of a sum sufficient to cover any tax or other governmental charge that may be imposed with respect thereto.
(c)    Limited Partner Interests may be transferred only in the manner described in this Section 4.5. The transfer of any Limited Partner Interests and the admission of any new Limited Partner shall not constitute an amendment to this Agreement.
(d)    Until admitted as a Substituted Limited Partner pursuant to Section 10.1, the Record Holder of a Limited Partner Interest shall be an Assignee in respect of such Limited Partner Interest. Limited Partners may include custodians, nominees or any other individual or entity in its own or any representative capacity.
(e)    A transferee of a Limited Partner Interest who has completed and delivered a Transfer Application shall be deemed to have (i) requested admission as a Substituted Limited Partner, (ii) agreed to comply with and be bound by and to have executed this Agreement, (iii) represented and warranted that such transferee has the right, power and authority and, if an individual, the capacity to enter into this Agreement, (iv) granted the powers of attorney set forth in this Agreement and (v) given the consents and approvals and made the waivers contained in this Agreement.

(f)    The General Partner and its Affiliates shall have the right at any time to transfer their Common Units to one or more Persons.
Section 4.6    Transfer of the General Partner’s General Partner Interest.
(a)    Notwithstanding anything herein to the contrary, no transfer by the General Partner of all or any part of its General Partner Interest to another Person shall be permitted unless (i) the transferee agrees to assume the rights and duties of the General Partner under this Agreement and to be bound by the provisions of this Agreement, (ii) the Partnership receives an Opinion of Counsel that such transfer would not result in the loss of limited liability of any Limited Partner or of any member of the Operating Company or cause the Partnership or the Operating Company to be treated as an association taxable as a corporation or otherwise to be taxed as an entity for federal income tax purposes (to the extent not already so treated or taxed) and (iii) such transferee also agrees to purchase all (or the appropriate portion thereof, if applicable) of the partnership or membership interest of the General Partner as the general partner or managing member, if any, of each other Group Member. In the case of a transfer pursuant to and in compliance with this Section 4.6, the transferee or successor (as the case may be) shall, subject to compliance with the terms of Section 10.2, be admitted to the Partnership as the General Partner immediately prior to the transfer of the Partnership Interest, and the business of the Partnership shall continue without dissolution.
Section 4.7    Restrictions on Transfers.
(a)    Except as provided in Section 4.7(c) below, but notwithstanding the other provisions of this Article IV, no transfer of any Partnership Interests shall be made if such transfer would (i) violate the then applicable federal or state securities laws or rules and regulations of the Commission, any state securities commission or any other governmental authority with jurisdiction over such transfer, (ii) terminate the existence or qualification of the Partnership or the Operating Company under the laws of the jurisdiction of its formation, or (iii) cause the Partnership or the Operating Company to be treated as an association taxable as a corporation or otherwise to be taxed as an entity for federal income tax purposes (to the extent not already so treated or taxed).
(b)    The General Partner may impose restrictions on the transfer of Partnership Interests if a subsequent Opinion of Counsel determines that such restrictions are necessary to avoid a significant risk of any Group Member becoming taxable as a corporation or otherwise to be taxed as an entity for federal income tax purposes. The restrictions may be imposed by making such amendments to this Agreement as the General Partner may determine to be necessary or appropriate to impose such restrictions; provided, however, that any amendment that the General Partner believes, in the exercise of its reasonable discretion, could result in the delisting or suspension of trading of any class of Limited Partner Interests on the principal National Securities Exchange on which such class of Limited Partner Interests is then traded must be approved, prior to such amendment being effected, by the holders of at least a majority of the Outstanding Limited Partner Interests of such class.
(c)    Nothing contained in this Article IV, or elsewhere in this Agreement, shall preclude the settlement of any transactions involving Partnership Interests entered into through the facilities of any National Securities Exchange on which such Partnership Interests are listed for trading.
Section 4.8    Citizenship Certificates; Non-citizen Assignees.
(a)    If any Group Member is or becomes subject to any federal, state or local law or regulation that, in the reasonable determination of the General Partner, creates a substantial risk of cancellation or forfeiture of any property in which the Group Member has an interest based on the nationality, citizenship or other related status of a Limited Partner or Assignee, the General Partner may request any Limited Partner or Assignee to furnish to the General Partner, within 30 days after receipt of such request, an executed Citizenship Certification or such other information concerning his nationality, citizenship or other related status (or, if the Limited Partner or Assignee is a nominee holding for the account of another Person, the nationality, citizenship or other related status of such Person) as the General Partner may request. If a Limited Partner or Assignee fails to furnish to the General Partner within the aforementioned 30-day period such Citizenship Certification or other requested information or if upon receipt of such Citizenship Certification or other requested information the General Partner determines, with the advice of counsel, that a Limited Partner or Assignee is not an Eligible Citizen, the Partnership Interests (other than any Class A Preferred Units) owned by such Limited Partner or Assignee shall be subject to redemption in accordance with the provisions of Section 4.9. In addition, the General Partner may require that the status of any such Partner or Assignee be changed to that of a Non-citizen Assignee and, thereupon, the General Partner shall be substituted for such Non-citizen Assignee as the Limited Partner in respect of his Limited Partner Interests (other than any Class A Preferred Units).
(b)    The General Partner shall, in exercising voting rights in respect of Limited Partner Interests held by it on behalf of Non-citizen Assignees, distribute the votes in the same ratios as the votes of Partners (including without limitation the General Partner) in respect of Limited Partner Interests other than those of Non-citizen Assignees are cast, either for, against or abstaining as to the matter.
(c)    Upon dissolution of the Partnership, a Non-citizen Assignee shall have no right to receive a distribution in kind pursuant to Section 12.4 (except with respect to any Class A Preferred Units) but shall be entitled to the cash equivalent thereof, and the Partnership shall provide cash in exchange for an assignment of the Non-citizen Assignee’s share of the distribution in kind. Such payment and assignment shall be treated for Partnership purposes as a purchase by the Partnership from the Non-citizen Assignee of his Limited Partner Interest (representing his right to receive his share of such distribution in kind).
(d)    At any time after he can and does certify that he has become an Eligible Citizen, a Non-citizen Assignee may, upon application to the General Partner, request admission as a Substituted Limited Partner with respect to any Limited Partner Interests of such Non-citizen Assignee not redeemed pursuant to Section 4.9, and upon his admission pursuant to Section 10.1, the General Partner shall cease to be deemed to be the Limited Partner in respect of the Non-citizen Assignee’s Limited Partner Interests.

Section 4.9    Redemption of Partnership Interests of Non-citizen Assignees.
(a)    If at any time a Limited Partner or Assignee fails to furnish a Citizenship Certification or other information requested within the 30-day period specified in Section 4.8(a), or if upon receipt of such Citizenship Certification or other information the General Partner determines, with the advice of counsel, that a Limited Partner or Assignee is not an Eligible Citizen, the Partnership may, unless the Limited Partner or Assignee establishes to the satisfaction of the General Partner that such Limited Partner or Assignee is an Eligible Citizen or has transferred his Partnership Interests to a Person who is an Eligible Citizen and who furnishes a Citizenship Certification to the General Partner prior to the date fixed for redemption as provided below, redeem the Partnership Interest (other than any Class A Preferred Units) of such Limited Partner or Assignee as follows:
(i)    The General Partner shall, not later than the 30th day before the date fixed for redemption, give notice of redemption to the Limited Partner or Assignee, at his last address designated on the records of the Partnership or the Transfer Agent, by registered or certified mail, postage prepaid. The notice shall be deemed to have been given when so mailed. The notice shall specify the Redeemable Interests, the date fixed for redemption, the place of payment, that payment of the redemption price will be made upon surrender of the Certificate evidencing the Redeemable Interests and that on and after the date fixed for redemption no further allocations or distributions to which the Limited Partner or Assignee would otherwise be entitled in respect of the Redeemable Interests will accrue or be made.
(ii)    The aggregate redemption price for Redeemable Interests shall be an amount equal to the Current Market Price (the date of determination of which shall be the date fixed for redemption) of Limited Partner Interests of the class to be so redeemed multiplied by the number of Limited Partner Interests of each such class included among the Redeemable Interests. The redemption price shall be paid, in the discretion of the General Partner, in cash or by delivery of a promissory note of the Partnership in the principal amount of the redemption price, bearing interest at the rate of 10% annually and payable in three equal annual installments of principal together with accrued interest, commencing one year after the redemption date.
(iii)    Upon surrender by or on behalf of the Limited Partner or Assignee, at the place specified in the notice of redemption, of the Certificate evidencing the Redeemable Interests, duly endorsed in blank or accompanied by an assignment duly executed in blank, the Limited Partner or Assignee or his duly authorized representative shall be entitled to receive the payment therefor.
(iv)    After the redemption date, Redeemable Interests shall no longer constitute issued and Outstanding Limited Partner Interests.
(b)    The provisions of this Section 4.9 shall also be applicable to Limited Partner Interests (other than any Class A Preferred Units) held by a Limited Partner or Assignee as nominee of a Person determined to be other than an Eligible Citizen.

(c)    Nothing in this Section 4.9 shall prevent the recipient of a notice of redemption from transferring his Limited Partner Interest before the redemption date if such transfer is otherwise permitted under this Agreement. Upon receipt of notice of such a transfer, the General Partner shall withdraw the notice of redemption, provided the transferee of such Limited Partner Interest certifies to the satisfaction of the General Partner in a Citizenship Certification delivered in connection with the Transfer Application that he is an Eligible Citizen. If the transferee fails to make such certification, such redemption shall be effected from the transferee on the original redemption date.
Section 4.10    Restrictions on Transfer of Class A Preferred Units and 2017 Warrants. Notwithstanding anything to the contrary contained herein, no Class A Preferred Units or 2017 Warrants shall be transferred to any Person that is a Competitor; provided, however, that the foregoing restriction shall not apply to any transfer of Class A Preferred Units or 2017 Warrants on a National Securities Exchange on which the Class A Preferred Units or 2017 Warrants are then listed or admitted for trading.

ARTICLE V

CAPITAL CONTRIBUTIONS AND ISSUANCE OF PARTNERSHIP INTERESTS

Section 5.1    Organizational Contributions. In connection with the formation of the Partnership under the Delaware Act, the General Partner made an initial Capital Contribution to the Partnership in the amount of $20.00, for a 2% General Partner Interest in the Partnership and has been admitted as the General Partner of the Partnership, and the Organizational Limited Partner made an initial Capital Contribution to the Partnership in the amount of $980.00 for a 98% Limited Partner Interest in the Partnership and was admitted as a Limited Partner of the Partnership. As of the Closing Date, the interest of the Organizational Limited Partner was redeemed as provided in the Contribution Agreement; the initial Capital Contributions of the Organizational Limited Partner was refunded; and the Organizational Limited Partner ceased to be a Limited Partner of the Partnership. Ninety-eight percent of any interest or other profit that may have resulted from the investment or other use of such initial Capital Contributions was allocated and distributed to the Organizational Limited Partner, and the balance thereof was allocated and distributed to the General Partner.
Section 5.2    Contributions by the General Partner and its Affiliates.
(a)    On the Closing Date and pursuant to the Contribution and Conveyance Agreement, the General Partner and its Affiliates made Capital Contributions in accordance with Section 5.2(a) of the Partnership Agreement.
(b)    Upon the issuance of any additional Limited Partner Interests by the Partnership (including the issuance of Common Units upon conversion of any Class A Preferred Units or exercise of 2017 Warrants), the General Partner may, in order to maintain its Percentage Interest, make additional Capital Contributions in an amount equal to the product obtained by multiplying (i) the quotient determined by dividing (A) the General Partner’s Percentage Interest by (B) 100 less the General Partner’s Percentage Interest times (ii) the amount contributed to the

Partnership by the Limited Partners in exchange for such additional Limited Partner Interests. Notwithstanding the immediately preceding sentence, except as set forth in Article XII, the General Partner shall not be obligated to make any additional Capital Contributions to the Partnership.
Section 5.3    Contributions by Initial Limited Partners. On the Closing Date and pursuant to the Underwriting Agreement, the initial Limited Partners made Capital Contributions in accordance with Section 5.3 of the Partnership Agreement.
Section 5.4    Interest and Withdrawal. No interest shall be paid by the Partnership on Capital Contributions. No Partner or Assignee shall be entitled to the withdrawal or return of its Capital Contribution, except to the extent, if any, that distributions made pursuant to this Agreement or upon termination of the Partnership may be considered as such by law and then only to the extent provided for in this Agreement. Except to the extent expressly provided in this Agreement, no Partner or Assignee shall have priority over any other Partner or Assignee either as to the return of Capital Contributions or as to profits, losses or distributions. Any such return shall be a compromise to which all Partners and Assignees agree within the meaning of Section 17-502(b) of the Delaware Act.
Section 5.5    Capital Accounts.
(a)    The Partnership shall maintain for each Partner (or a beneficial owner of Partnership Interests held by a nominee in any case in which the nominee has furnished the identity of such owner to the Partnership in accordance with Section 6031(c) of the Code or any other method acceptable to the General Partner in its sole discretion) owning a Partnership Interest a separate Capital Account with respect to such Partnership Interest in accordance with the rules of Treasury Regulation Section 1.704-1(b)(2)(iv). Such Capital Account shall be increased by (i) the amount of all Capital Contributions made to the Partnership with respect to such Partnership Interest pursuant to this Agreement and (ii) all items of Partnership income and gain (including, without limitation, income and gain exempt from tax) computed in accordance with Section 5.5(b) and allocated with respect to such Partnership Interest pursuant to Section 6.1, and decreased by (x) the amount of cash or Net Agreed Value of all actual and deemed distributions of cash or property made with respect to such Partnership Interest pursuant to this Agreement and (y) all items of Partnership deduction and loss computed in accordance with Section 5.5(b) and allocated with respect to such Partnership Interest pursuant to Section 6.1. The initial Capital Account with respect to each Class A Preferred Unit shall be the amount of the Per Unit Price (as such term is defined in the Class A Preferred Unit Purchase Agreement) allocated to each Class A Preferred Unit pursuant to Section 2.04 of the Class A Preferred Unit Purchase Agreement, as such amount may be adjusted in accordance with Section 2.01 of the Class A Preferred Unit Purchase Agreement for any reduction attributable to the Class A Preferred Holder’s Reimbursable Expenses (as such term is defined in the Class A Preferred Unit Purchase Agreement) and structuring fees and origination fees.
(b)    For purposes of computing the amount of any item of income, gain, loss or deduction which is to be allocated pursuant to Article VI and is to be reflected in the Partners’ Capital Accounts, the determination, recognition and classification of any such item shall be the same as its determination, recognition and classification for federal income tax purposes (including, without limitation, any method of depreciation, cost recovery or amortization used for that purpose), provided, that:
(i)    Solely for purposes of this Section 5.5, the Partnership shall be treated as owning directly its proportionate share (as determined by the General Partner based upon the provisions of the Operating Company Agreement) of all property owned by the Operating Company or any other Subsidiary that is classified as a partnership for federal income tax purposes.
(ii)    All fees and other expenses incurred by the Partnership to promote the sale of (or to sell) a Partnership Interest that can neither be deducted nor amortized under Section 709 of the Code, if any, shall, for purposes of Capital Account maintenance, be treated as an item of deduction at the time such fees and other expenses are incurred and shall be allocated among the Partners pursuant to Section 6.1.
(iii)    Except as otherwise provided in Treasury Regulation Section 1.704-1(b)(2)(iv)(m), the computation of all items of income, gain, loss and deduction shall be made without regard to any election under Section 754 of the Code which may be made by the Partnership and, as to those items described in Section 705(a)(1)(B) or 705(a)(2)(B) of the Code, without regard to the fact that such items are not includable in gross income or are neither currently deductible nor capitalized for federal income tax purposes. To the extent an adjustment to the adjusted tax basis of any Partnership asset pursuant to Section 734(b) or 743(b) of the Code is required, pursuant to Treasury Regulation Section 1.704-1(b)(2)(iv)(m), to be taken into account in determining Capital Accounts, the amount of such adjustment in the Capital Accounts shall be treated as an item of gain or loss.
(iv)    In the event the Carrying Value of Partnership property is adjusted pursuant to Section 5.5(d), any Unrealized Gain resulting from such adjustment shall be treated as an item of gain and any Unrealized Loss resulting from such adjustment shall be treated as an item of loss.
(v)    Any income, gain or loss attributable to the taxable disposition of any Partnership property shall be determined as if the adjusted basis of such property as of such date of disposition were equal in amount to the Partnership’s Carrying Value with respect to such property as of such date.
(vi)    In accordance with the requirements of Section 704(b) of the Code, any deductions for depreciation, cost recovery or amortization attributable to any Contributed Property shall be determined as if the adjusted basis of such property on the date it was acquired by the Partnership were equal to the Agreed Value of such property. Upon an adjustment pursuant to Section 5.5(d) to the Carrying Value of any Partnership property subject to depreciation, cost recovery or amortization, any further deductions for such depreciation, cost recovery or amortization attributable to such property shall be determined (A) as if the adjusted basis of such property were equal to the Carrying Value of such property immediately following such adjustment and (B) using a rate of depreciation, cost recovery or amortization derived from the same method and useful life (or, if applicable, the remaining useful life) as is applied for federal income tax purposes; provided, however, that, if the asset has a zero adjusted basis for federal income tax purposes, depreciation, cost recovery or amortization deductions shall be determined using any reasonable method that the General Partner may adopt.
(vii)    If the Partnership’s adjusted basis in a depreciable or cost recovery property is reduced for federal income tax purposes pursuant to Section 48(q)(1) or 48(q)(3) of the Code, the amount of such reduction shall, solely for purposes hereof, be deemed to be an additional depreciation or cost recovery deduction in the year such property is placed in service and shall be allocated among the Partners pursuant to Section 6.1. Any restoration of such basis pursuant to Section 48(q)(2) of the Code shall, to the extent possible, be allocated in the same manner to the Partners to whom such deemed deduction was allocated.
(c)    A transferee of a Partnership Interest shall succeed to a pro rata portion of the Capital Account of the transferor relating to the Partnership Interest so transferred.
(d)    (i) In accordance with Treasury Regulation Sections 1.704-1(b)(2)(iv)(f), and 1.704-1(b)(2)(iv)(h)(2), on an issuance of additional Partnership Interests for cash or Contributed Property, the issuance of a Noncompensatory Option, the issuance of Partnership Interests as consideration for the provision of services, the issuance of Common Units upon the exercise of a 2017 Warrant or the conversion of the Class A Preferred Units in accordance with Section 5.10(b), the Carrying Value of each Partnership property immediately prior to such issuance (or, in the case of a Conversion Date or the exercise of a 2017 Warrant, immediately after such Conversion Date or exercise date) shall be adjusted upward or downward to reflect any Unrealized Gain or Unrealized Loss attributable to such Partnership property; provided, however, that in the event of the issuance of a Partnership Interest pursuant to the exercise of a Noncompensatory Option (which, for purposes hereof, shall include the issuance of Common Units upon the exercise of a 2017 Warrant and any conversion of Series A Preferred Units to Common Units pursuant to Section 5.10(f)) where the right to share in Partnership capital represented by such Partnership Interest differs from the consideration paid to acquire and exercise such option, the Carrying Value of each Partnership property immediately after the issuance of such Partnership Interest shall be adjusted upward or downward to reflect any Unrealized Gain or Unrealized Loss attributable to such Partnership property and the Capital Accounts of the Partners shall be adjusted in a manner consistent with Treasury Regulation Section 1.704-1(b)(2)(iv)(s); provided further, that in the event of an issuance of Partnership Interests for a de minimis amount of cash or Contributed Property, in the event of an issuance of a Noncompensatory Option to acquire a de minimis Partnership Interest, or in the event of an issuance of a de minimis amount of Partnership Interests as consideration for the provision of services, the General Partner may determine that such adjustments are unnecessary for the proper administration of the Partnership. In determining such Unrealized Gain or Unrealized Loss, the aggregate fair market value of all Partnership assets (including cash or cash equivalents) immediately prior to the issuance of additional Partnership Interests (or, in the case of an adjustment to the Carrying Value of Partnership property resulting from the exercise of a Noncompensatory Option (including the issuance of Common Units upon the exercise of a 2017 Warrant and conversion of a Class A Preferred Unit to a Common Unit pursuant to Section 5.10(b))), immediately after the issuance of the Partnership Interest acquired pursuant to the exercise of such Noncompensatory Option) shall be determined by the General Partner using such method of valuation as it may adopt in its sole discretion. If, after making the allocations of Unrealized Gain and Unrealized Loss as set forth in Section 6.1(c)(xiii), the Capital Account of each Partner with respect to each Conversion Unit received upon exercise of a 2017 Warrant or conversion of the Limited Partner Interest is less than the Per Unit Capital Amount for a then Outstanding Initial Common Unit, then, in accordance with Treasury Regulation Section 1.704-1(b)(2)(iv)(s)(3), Capital Account balances shall be reallocated between the Partners holding Common Units (other than Conversion Units) and Partners holding Conversion Units so as to cause the Capital Account of each Partner holding a Conversion Unit to equal, on a per Unit basis with respect to each such Conversion Unit, the Per Unit Capital Amount for a then Outstanding Initial Common Unit. In making its determination of the fair market values of individual properties, the General Partner may first determine an aggregate value for the assets of the Partnership that takes into account the current trading price of the Common Units, the fair market value of all other Partnership Interests at such time and the amount of Partnership Liabilities. The General Partner shall allocate such aggregate value among the assets of the Partnership (in such manner as it determines) to arrive at a fair market value for individual properties.
(ii)    In accordance with Treasury Regulation Section 1.704-1(b)(2)(iv)(f), immediately prior to any actual or deemed distribution to a Partner of any Partnership property (other than a distribution of cash that is not in redemption or retirement of a Partnership Interest), the Capital Accounts of all Partners and the Carrying Value of all Partnership property shall be adjusted upward or downward to reflect any Unrealized Gain or Unrealized Loss attributable to such Partnership property, as if such Unrealized Gain or Unrealized Loss had been recognized on an actual sale of each such property immediately prior to such distribution for an amount equal to its fair market value, and had been allocated to the Partners, at such time, pursuant to Section 6.1 in the same manner as any item of gain or loss actually recognized following an event giving rise to the dissolution of the Partnership would have been allocated. In determining such Unrealized Gain or Unrealized Loss the aggregate cash amount and fair market value of all Partnership assets (including cash or cash equivalents) immediately prior to a distribution shall (A) in the case of an actual distribution that is not made pursuant to Section 12.4 or in the case of a deemed distribution, be determined and allocated in the same manner as that provided in Section 5.5(d)(i) or (B) in the case of a liquidating distribution pursuant to Section 12.4, be determined and allocated by the Liquidator using such method of valuation as it may adopt.
Section 5.6    Issuances of Additional Partnership Securities.
(a)    Subject in all respects to the provisions of Section 5.10(c)(v), Section 5.10(c)(vi) and Section 5.10(c)(vii) and the approval rights set out therein, the Partnership may issue additional Partnership Securities and options, rights, warrants and appreciation rights relating to the Partnership Securities for any Partnership purpose at any time and from time to time to such Persons for such consideration and on such terms and conditions as shall be established by the General Partner in its sole discretion, all without the approval of any Limited Partners.
(b)    Each additional Partnership Security authorized to be issued by the Partnership pursuant to Section 5.6(a) may be issued in one or more classes, or one or more series of any such classes, with such designations, preferences, rights, powers and duties (which may be senior to existing classes and series of Partnership Securities), as shall be fixed by the General Partner in the exercise of its sole discretion, including (i) the right to share Partnership profits and losses or items thereof; (ii) the right to share in Partnership distributions; (iii) rights upon dissolution and liquidation of the Partnership; (iv) whether, and the terms and conditions upon which, the Partnership may redeem the Partnership Security; (v) whether such Partnership Security is issued with the privilege of conversion or exchange and, if so, the terms and conditions of such conversion or exchange; (vi) the terms and conditions upon which each Partnership Security will be issued, evidenced by certificates and assigned or transferred; and (vii) the right, if any, of each such Partnership Security to vote on Partnership matters, including matters relating to the relative rights, preferences and privileges of such Partnership Security.
(c)    The General Partner is hereby authorized and directed to take all actions that it deems necessary or appropriate in connection with (i) each issuance of Partnership Securities and options, rights, warrants and appreciation rights relating to Partnership Securities pursuant to this Section 5.6, (ii) the conversion of the General Partner Interest into Units pursuant to the terms of this Agreement, (iii) the admission of Additional Limited Partners and (iv) all additional issuances of Partnership Securities. The General Partner is further authorized and directed to specify the relative rights, powers and duties of the holders of the Units or other Partnership Securities being so issued. The General Partner shall do all things necessary to comply with the Delaware Act and is authorized and directed to do all things it deems to be necessary or advisable in connection with any future issuance of Partnership Securities or in connection with the conversion of the General Partner Interest into Units pursuant to the terms of this Agreement, including compliance with any statute, rule, regulation or guideline of any federal, state or other governmental agency or any National Securities Exchange on which the Units or other Partnership Securities are listed for trading.
(d)    No fractional Units shall be issued by the Partnership.
Section 5.7    Limited Preemptive Right. Except as provided in this Section 5.7, in Section 5.2 and in Section 5.10, or under the terms of the 2017 Warrants, no Person shall have any preemptive, preferential or other similar right with respect to the issuance of any Partnership Security, whether unissued, held in the treasury or hereafter created. The General Partner shall have the right, which it may from time to time assign in whole or in part to any of its Affiliates, to purchase Partnership Securities from the Partnership whenever, and on the same terms that, the Partnership issues Partnership Securities to Persons other than the General Partner and its Affiliates, to the extent necessary to maintain the Percentage Interests of the General Partner and its Affiliates equal to that which existed immediately prior to the issuance of such Partnership Securities.
Section 5.8    Splits and Combinations.
(a)    Subject to Section 5.8(d), the Partnership may make a Pro Rata distribution of Partnership Securities to all Record Holders or may effect a subdivision or combination of Partnership Securities so long as, after any such event, each Partner shall have the same Percentage Interest in the Partnership as before such event, and any amounts calculated on a per Unit basis or stated as a number of Units are proportionately adjusted retroactive to the beginning of the Partnership.
(b)    Whenever such a distribution, subdivision or combination of Partnership Securities is declared, the General Partner shall select a Record Date as of which the distribution, subdivision or combination shall be effective and shall send notice thereof at least 20 days prior to such Record Date to each Record Holder as of a date not less than 10 days prior to the date of such notice. The General Partner also may cause a firm of independent public accountants selected by it to calculate the number of Partnership Securities to be held by each Record Holder after giving effect to such distribution, subdivision or combination. The General Partner shall be entitled to rely on any certificate provided by such firm as conclusive evidence of the accuracy of such calculation.
(c)    Promptly following any such distribution, subdivision or combination, the Partnership may issue Certificates to the Record Holders of Partnership Securities as of the applicable Record Date representing the new number of Partnership Securities held by such Record Holders, or the General Partner may adopt such other procedures as it may deem appropriate to reflect such changes. If any such combination results in a smaller total number of Partnership Securities Outstanding, the Partnership shall require, as a condition to the delivery to a Record Holder of such new Certificate, the surrender of any Certificate held by such Record Holder immediately prior to such Record Date.
(d)    The Partnership shall not issue fractional Units upon any distribution, subdivision or combination of Units. If a distribution, subdivision or combination of Units would result in the issuance of fractional Units, each fractional Unit shall be rounded to the nearest whole Unit (and a 0.5 Unit shall be rounded to the next higher Unit).
Section 5.9    Fully Paid and Non-Assessable Nature of Limited Partner Interests. All Limited Partner Interests issued pursuant to, and in accordance with the requirements of, this Article V shall be fully paid and non-assessable Limited Partner Interests in the Partnership, except as such non-assessability may be affected by Section 17-607 of the Delaware Act.
Section 5.10    Establishment of Class A Preferred Units.
(a)    General. The General Partner hereby creates a series of Units designated as “Class A Convertible Preferred Units” (such Class A Convertible Preferred Units, together with any Class A PIK Units, the “Class A Preferred Units”) having the preferences, rights, powers and duties set forth herein.
(b)    Distributions.
(i)    Commencing with the Quarter ending on March 31, 2017, subject to Section 5.10(b)(ii), the Record Holders of the Class A Preferred Units as of the applicable Record Date for each Quarter shall be entitled to receive, in respect of each outstanding Class A Preferred Unit, distributions in respect of such Quarter equal to the sum of (1) the Class A Preferred Unit Distribution Amount for such Quarter and (2) any Class A Unpaid Distributions (collectively, a “Class A Preferred Unit Distribution”). The Class A Preferred Unit Distribution Amount for the period ending March 31, 2017 shall be pro-rated for the period commencing on the Class A Closing Date with respect to the Class A Preferred Units issued on such date and ending on, and including, March 31, 2017. For the avoidance of doubt, accrued and unpaid Class A Preferred Unit Distributions shall compound at a rate of 12% per annum on a quarterly basis until paid in cash or in kind. Class A Preferred Unit Distributions will be made when declared by the Board of Directors; provided that they shall accrue and compound as provided herein, whether or not declared. With respect to any

Quarter (or portion thereof for which a Class A Quarterly Distribution is due), such Class A Preferred Unit Distribution shall be paid, as determined by the Board of Directors, in Class A PIK Units, in cash, or in a combination of Class A PIK Units and cash; provided, however, that no more than 50% of any such Class A Preferred Unit Distribution may be paid in Class A PIK Units. If the General Partner elects to pay any portion of a Class A Preferred Unit Distribution in Class A PIK Units, the number of Class A PIK Units to be issued in connection with such Class A Preferred Unit Distribution shall equal the quotient of (A) the applicable Class A Preferred Unit Distribution Amount (or portion thereof to be paid in Class A PIK Units) divided by (B) the Class A Preferred Unit Price, with any entitlement to partial Class A PIK Units to be settled in cash. Each Class A Preferred Unit Distribution shall be payable Quarterly, in arrears, by no later than 60 days after the end of the applicable Quarter (each such payment date, a “Class A Distribution Payment Date”). If the General Partner establishes an earlier Record Date for any distribution to be made by the Partnership on other Partnership Interests in respect of any Quarter, then the Record Date established pursuant to this Section 5.10(b) for a Class A Preferred Unit Distribution in respect of such Quarter shall be the same Record Date. For the avoidance of doubt, subject to Section 5.10(b)(iii), the Class A Preferred Units shall not be entitled to any distributions made pursuant to Section 6.3 for any Quarter so long as the Class A Preferred Unit Distribution has been declared and paid in full (including any Class A Unpaid Distributions comprising part thereof) in accordance with this Section 5.10(b) on the Class A Preferred Units with respect to such Quarter.
(ii)    If the Partnership fails to pay in full the Class A Preferred Unit Distribution Amount of any Class A Preferred Unit Distribution (in cash or, to the extent permitted, Class A PIK Units) when due, then from and after the first date of such failure and continuing until such failure is cured by payment in full in cash (or, to the extent permitted, Class A PIK Units) of all such arrearages, (1) the amount of such unpaid distributions (on a per Class A Preferred Unit basis, “Class A Unpaid Distributions”) unless and until paid will accrue and accumulate from and including the first day of the Quarter immediately following the Quarter in respect of which such payment is due until paid in full and (2) the Partnership shall not be permitted to, and shall not, declare or make, any distributions, redemptions or repurchases in respect of any Junior Securities or Parity Securities (including, for the avoidance of doubt, with respect to the Quarter in respect of which the Partnership first failed to pay in full the Class A Preferred Distribution Amount of any Class A Preferred Unit Distribution when due); provided, however, that distributions may be declared and paid on the Class A Preferred Units and any Parity Securities so long as such distributions are declared and paid pro rata so that amounts of distributions declared per Class A Preferred Unit and Parity Security shall in all cases bear to each other the same ratio that accrued and accumulated distributions per Class A Preferred Unit and Parity Security bear to each other.
(iii)    Notwithstanding anything in this Section 5.10(b) to the contrary, with respect to any Class A Preferred Unit that is converted into a Common Unit, (i) with respect to a distribution to be made to Record Holders of Class A Preferred Units as of a Record Date preceding such conversion, the Record Holder as of such Record Date of such Class

A Preferred Unit shall be entitled to receive such distribution in respect of such Class A Preferred Unit on the corresponding Class A Distribution Payment Date, but shall not be entitled to receive such distribution in respect of the Common Units into which such Class A Preferred Unit was converted on the payment date thereof, and (ii) with respect to a distribution to be made to Record Holders as of any Record Date following such conversion, the Record Holder as of such Record Date of the Common Units into which such Class A Preferred Unit was converted shall be entitled to receive such distribution in respect of such converted Common Units on the payment date thereof, but shall not be entitled to receive such distribution in respect of such Class A Preferred Unit on the corresponding Class A Distribution Payment Date. For the avoidance of doubt, if a Class A Preferred Unit is converted into Common Units pursuant to the terms hereof following a Record Date but prior to the corresponding Class A Distribution Payment Date, then the Record Holder of such Class A Preferred Unit as of such Record Date shall nonetheless remain entitled to receive on the Class A Distribution Payment Date a distribution in respect of such Class A Preferred Unit pursuant to Section 5.10(b)(i).
(iv)    Notwithstanding anything in Section 6.3 to the contrary, any Available Cash that is to be distributed in respect of any Quarter shall be distributed first in accordance with this Section 5.10(b).
(v)    When any Class A PIK Units are payable to a Class A Preferred Holder pursuant to this Section 5.10(b), the Partnership shall issue the Class A PIK Units to such holder in accordance with Section 5.10(b)(i) (the date of issuance of such Class A PIK Units, the “Class A PIK Payment Date”). On the Class A PIK Payment Date, the Partnership shall, at its option, either (i) issue to such Class A Preferred Holder a certificate or certificates for the number of Class A PIK Units to which such Class A Preferred Holder shall be entitled, or (ii) cause the Transfer Agent to make a notation in book entry form in the books of the Partnership, and all such Class A PIK Units shall, when so issued, be duly authorized, validly issued, fully paid and non-assessable Limited Partner Interests, except as such non-assessability may be affected by Section 17-607 or 17-804 of the Delaware Act, and shall be free from preemptive rights and free of any lien, claim, rights or encumbrances, other than those arising under the Delaware Act or this Agreement.
(vi)    For purposes of maintaining Capital Accounts, if the Partnership issues one or more Class A PIK Units with respect to a Class A Preferred Unit, (i) the Partnership shall be treated as distributing cash with respect to such Class A Preferred Unit in an amount equal to the Class A Issue Price of the Class A PIK Unit issued in payment of the Class A Preferred Unit Distribution and (ii) the holder of such Class A Preferred Unit shall be treated as having contributed to the Partnership in exchange for such newly issued Class A PIK Unit an amount of cash equal to the Class A Preferred Unit Price.
(c)    Voting Rights.
(i)    Except as provided in Section 5.10(c)(ii), the Outstanding Class A Preferred Units shall have voting rights that are identical to the voting rights of the Common Units and shall vote with the Common Units as a single class, so that each Outstanding Class

A Preferred Unit will be entitled to one vote for each Common Unit into which such Class A Preferred Unit would be convertible at the then applicable Class A Conversion Rate (regardless of whether the Class A Preferred Units are then convertible and using the Record Date with respect to such vote as the Conversion Notice Date) on each matter with respect to which each Record Holder of a Common Unit is entitled to vote, provided that to the extent that the Common Units and Class A Preferred Units held by the GoldenTree Purchasers and their Affiliates would, in the aggregate, represent voting rights with respect to more than 9.9% of the Outstanding Units (the “GoldenTree Voting Threshold”), the GoldenTree Purchasers shall not have the right to exercise the voting rights with respect to any Class A Preferred Units held thereby in excess of the GoldenTree Voting Threshold and the Partnership shall exercise the voting rights with respect to such Class A Preferred Units held by the GoldenTree Purchasers and their Affiliates in excess of the GoldenTree Voting Threshold; provided, however, that prior to the Board Rights Termination Date with respect to the Blackstone Purchasers, the Partnership shall exercise such voting rights with respect to such Class A Preferred Units held by the GoldenTree Purchasers and their Affiliates in excess of the GoldenTree Voting Threshold in the same manner as the Blackstone Purchasers exercise their voting rights and on or after the Board Rights Termination Date with respect to the Blackstone Purchasers, the Partnership shall exercise such voting rights with respect to such Class A Preferred Units held by the GoldenTree Purchasers and their Affiliates in excess of the GoldenTree Voting Threshold in the same manner as the Record Holders of the Outstanding Class A Preferred Units (other than the GoldenTree Purchasers and their Affiliates), Pro Rata. Notwithstanding the foregoing, upon the receipt by GoldenTree of written notice from the Partnership of the occurrence of a Voting Trigger Event, GoldenTree may, by delivering a written notice to the Partnership within ten (10) Business Days of GoldenTree’s receipt of such written notice from the Partnership, elect to terminate the application of the proviso in the immediately preceding sentence and, thereafter, be entitled to exercise the voting rights with respect to all the Class A Preferred Units held by such GoldenTree Purchasers. Each reference in this Agreement to a vote of Record Holders of Common Units shall be deemed to be a reference to the Record Holders of Common Units and Class A Preferred Units, voting together as a single class during any period in which any Class A Preferred Units are Outstanding. Notwithstanding the foregoing, during any period in which (x) the Blackstone Purchasers, together with their Affiliates, hold Class A Preferred Units representing at least 50% of the total number of Class A Preferred Units issued at the Class A Closing Date to the Blackstone Purchasers and (y) the GoldenTree Purchasers, together with their Affiliates, hold Class A Preferred Units representing less than 10% of the total number of Class A Preferred Units issued at the Class A Closing Date to the GoldenTree Purchasers, the affirmative vote or consent of the Blackstone Purchaser shall constitute, and be counted as, for all purposes under this Agreement, the vote of all issued and outstanding Class A Preferred Units voting on an as-converted basis, and no other holder of Class A Preferred Units shall be entitled to vote or consent on an as-converted basis with the Common Units.
(ii)    Except as provided in Section 5.10(c)(iii), notwithstanding any other provision of this Agreement, in addition to all other requirements imposed by Delaware law, and all other voting rights granted under this Agreement, (A) a Class A Preferred Unit

Majority (provided that so long as a Purchaser, together with its Affiliates, holds at least 10% of the total number of Class A Preferred Units issued at the Class A Closing Date, such Class A Preferred Unit Majority shall include such Purchaser) shall be required for any amendment to this Agreement (including by way of merger, operation of law or otherwise) or the Certificate of Limited Partnership that is adverse (other than in a de minimis manner) to any of the rights, preferences and privileges of the Class A Preferred Units and (B) after the time at which a Purchaser ceases to hold at least 10% of the total number of Class A Preferred Units issued at the Class A Closing Date and until the time that such Purchaser ceases to hold any Class A Preferred Units, the consent of such Purchaser shall be required for any amendment to this Agreement (including by way of merger, operation of law or otherwise) or the Certificate of Limited Partnership that is disproportionately adverse (other than in a de minimis manner) to any rights, preferences and privileges of such Purchaser. Without limiting the generality of the preceding sentence, any amendment shall be deemed to have such an adverse impact that is not de minimis if such amendment would:
(A)    Reduce the Class A Preferred Unit Distribution Amount, change the form of payment of distributions on the Class A Preferred Units, defer the date from which distributions on the Class A Preferred Units will accrue, cancel any accrued and unpaid distributions on the Class A Preferred Units or any interest accrued thereon (including any Class A Unpaid Distributions or Class A PIK Units), or change the seniority rights of the Class A Preferred Holders as to the payment of distributions in relation to the holders of any other class or series of Partnership Interests;
(B)    Reduce the amount payable or change the form of payment to the Record Holders of the Class A Preferred Units upon the voluntary or involuntary liquidation, dissolution or winding up, or sale of all or substantially all of the assets, of the Partnership, or change the seniority of the liquidation preferences of the Record Holders of the Class A Preferred Units in relation to the rights upon liquidation of the holders of any other class or series of Partnership Interests; or
(C)    Make the Class A Preferred Units redeemable or convertible at the option of the Partnership other than as set forth herein; or
(D)    Reduce in any manner the rights and privileges of any Purchaser or the Class A Preferred Holders pursuant to this Agreement or the Board Representation and Observation Rights Agreement.
(iii)    Notwithstanding anything to the contrary in this Section 5.10(c), in no event shall the consent of the Class A Preferred Holders, as a separate class, be required in connection with any Liquidity Event if the Class A Preferred Units will be redeemed in full in cash pursuant to Section 5.10(h) in connection with such Liquidity Event. For the avoidance of doubt, the foregoing shall not limit the voting rights of any Class A Preferred Holder in connection with any vote of Record Holders of Common Units and Class A Preferred Units together as a single class that may be required, including any votes of Common Unit holders pursuant to Section 12.

(iv)    The approval of a Class A Preferred Unit Majority shall be required to approve any matter for which the Class A Preferred Holders are entitled to vote as a separate class.
(v)    During the period commencing upon the Class A Closing Date and ending on the date that is the Board Rights Termination Date with respect to the Blackstone Purchasers, the prior written consent of Blackstone shall be required for the Partnership or any of its Subsidiaries to take actions described in clauses (A) – (F) below; provided, however, that, to the extent that the Board Rights Termination Date with respect to the GoldenTree Purchasers has not yet occurred, the Partnership shall give prompt written notice to GoldenTree following the occurrence of a Board Rights Termination Date with respect to the Blackstone Purchasers and GoldenTree may, by delivering a written notice (an “Election Notice”) to the Partnership within ten (10) Business Days after GoldenTree’s receipt of notice from the Partnership of the occurrence of the Board Rights Termination Date with respect to the Blackstone Purchasers, elect to exercise the approval rights with respect to the actions proposed to be taken by the Partnership or any of its Subsidiaries described in clauses (A) – (E) below, such that the prior written consent of GoldenTree shall be required for the Partnership or any of its Subsidiaries to take the actions described in clauses (A) – (E) below during the period commencing upon the Board Rights Termination Date with respect to the Blackstone Purchasers and ending on the Board Rights Termination Date with respect to the GoldenTree Purchasers. In the event that GoldenTree does not deliver an Election Notice within ten (10) Business Days of receipt of notice from the Partnership of the occurrence of the Board Rights Termination Date with respect to the Blackstone Purchasers, the prior written consent of GoldenTree shall not be required for the Partnership or any of its Subsidiaries to take the actions described in clauses (A) – (E) below unless and until a VWAP Trigger Event occurs and GoldenTree delivers an Election Notice. During the period commencing upon the Board Rights Termination Date with respect to the Blackstone Purchasers and ending on the Board Rights Termination Date with respect to the GoldenTree Purchasers, if GoldenTree does not deliver an Election Notice during the ten Business Day period described above and, subsequently, the VWAP Price for ten (10) consecutive trading days falls below $10 (a “VWAP Trigger Event”), the Partnership shall give prompt written notice to GoldenTree of such VWAP Trigger Event and GoldenTree may, by delivering an Election Notice to the Partnership within ten (10) Business Days of receipt of written notice from the Partnership that the VWAP Trigger Event occurred, elect to exercise the approval rights pursuant to this Section 5.10(c)(v) with respect to the actions taken by the Partnership or any of its Subsidiaries described in clauses (A) – (E) below. In the event that GoldenTree fails to deliver an Election Notice within ten (10) Business Days after receipt of written notice from the Partnership of the occurrence of a VWAP Trigger Event, the prior written consent of GoldenTree shall not be required for the Partnership or any of its Subsidiaries to take the actions described in clauses (A) – (E) below unless and until after such VWAP Trigger Event (x) the VWAP Price for ten (10) consecutive trading days equals or exceeds $10 and (y) thereafter, a VWAP Trigger Event occurs and GoldenTree delivers an Election Notice.

(A)    Any incurrence of Indebtedness or issuance of Senior Securities or Parity Securities except Indebtedness incurred or equity interests issued (a) in connection with the transactions contemplated by the Class A Preferred Unit Purchase Agreement, (b) the proceeds of which are used to redeem any Class A Preferred Units or 2017 Warrants, (c) the proceeds of which are used to refinance Indebtedness existing as of the Class A Closing Date or Indebtedness the incurrence of which was previously approved by the applicable Purchaser (provided that any such incurrence has been approved by the Board of Directors), (d) in the ordinary course of business of the Partnership, including, but not limited to, surety and performance bonds, purchase money or capital lease obligations, contingent purchase prices or notes issued on acquisitions approved by the Board of Directors, general accounts receivable and trade credit indebtedness, liens securing any of the foregoing and guarantees relating to any of the foregoing, or (e) the proceeds of which are less than $10 million per fiscal year; provided, that, for the avoidance of doubt, the applicable Purchaser’s consent will not be required with respect to borrowings or re-borrowings under the Operating Company’s existing revolving credit facility or any other revolving credit facility of the Partnership or its subsidiaries that has been previously approved by the Board of Directors and, to the extent required, the applicable Purchaser;
(B)    Any material change in the nature of the Partnership’s business;
(C)    Any material acquisition or disposition (other than pursuant to a reserves swap or condemnation proceeding) or capital expenditure (or series of related acquisition, disposition or capital expenditures); provided, that for any acquisition, disposition or capital expenditure with a total value (per transaction or per series of related transactions) less than (1) $17 million until the second anniversary of the Class A Closing Date or (2) $35 million thereafter, consent of the applicable Purchaser shall not be required;
(D)    Any change or series of related changes to a material contract; provided, that for any change to a material contract that would result in a net cash increase or decrease to the Partnership of less than (1) $17 million until the second anniversary of the Class A Closing Date or (2) $35 million thereafter, consent of the applicable Purchaser shall not be required;
(E)    Settlement of any regulatory matter or litigation if such settlement would result in a payment by the Partnership of more than (1) $17 million until the second anniversary of the Closing or (2) $35 million thereafter (with such thresholds being net of any insurance proceeds received by the Partnership); or
(F)    Entry into, amendment, waiver or other modification of, any material agreement, understanding, contract, transaction or arrangement (whether written or oral) (collectively, “Contracts”) between the Partnership and/ or its Subsidiaries on the one hand, and any Affiliate of the Partnership or its Subsidiaries

on the other hand, other than with respect to (i) those Contracts contemplated pursuant to this Agreement (including the other agreements referred to herein) each as at the date hereof and (ii) modification of the Contracts as of the Class A Closing Date with Foresight Energy LP and its Affiliates, including the Restricted Business Contribution Agreement, dated as of April 18, 2007, by and among Christopher Cline, Foresight Reserves LP, Adena Minerals, LLC, the Partnership, the General Partner, the Managing General Partner and NRP (Operating) LLC; provided, that, with respect to (i) and (ii), the entry into, amendment, waiver or other modification of such Contract is (A) in the ordinary course of the Partnership’s business and (B) will not have more than a de minimis impact on the Partnership and its Subsidiaries’ financial condition, business, assets or results of operations, taken as a whole.
The applicable Purchaser’s right under this Section 5.10(c)(v) may not be transferred or assigned directly or indirectly whether by contract, merger, operation of law or otherwise, without the prior written consent of such Purchaser and the Managing General Partner, the General Partner and the Partnership. For avoidance of doubt, in Sections 5.10(c)(v)(A), (C) and (D), any references to the term “Purchaser” shall mean Blackstone until the date that is the Board Rights Termination Date with respect to the Blackstone Purchasers, and following such date and prior to the Board Rights Termination Date with respect to the GoldenTree Purchasers following the delivery by the GoldenTree Purchasers of an Election Notice, shall mean GoldenTree.
(vi)    During the period commencing upon the Class A Closing Date and ending on the date that is the Board Rights Termination Date with respect to the GoldenTree Purchasers the prior written consent of GoldenTree shall be required for the Partnership or any of its Subsidiaries to take the following actions:
(A)    Any incurrence of Indebtedness except Indebtedness incurred (a) in connection with the transactions contemplated by the Class A Preferred Unit Purchase Agreement, (b) the proceeds of which are used to redeem any Class A Preferred Units or 2017 Warrants, (c) the proceeds of which are used to refinance Indebtedness existing as of the Class A Closing Date or Indebtedness the incurrence of which was previously approved by the Purchasers (provided that any such incurrence has been approved by the Board of Directors), (d) in the ordinary course of business of the Partnership, including, but not limited to, surety and performance bonds, purchase money or capital lease obligations, contingent purchase prices or notes issued on acquisitions approved by the Board of Directors, general accounts receivable and trade credit indebtedness, liens securing any of the foregoing and guarantees relating to any of the foregoing or (e) the proceeds of which are less than $75 million per fiscal year; provided, that, for the avoidance of doubt, GoldenTree’s consent will not be required with respect to borrowings or re-borrowings under the Operating Company’s existing revolving credit facility or any other revolving credit facility of the Partnership or its subsidiaries that has been previously approved by the Board of Directors and, to the extent required, the Purchasers; or

(B)    Entry into, amendment, waiver or other modification of, any Contracts between the Partnership and/ or its Subsidiaries on the one hand, and any Affiliate of the Partnership or its Subsidiaries on the other hand; provided, that for any amendment, modification or waiver to an existing Contract between the Partnership and/ or its Subsidiaries on the one hand, and any Affiliate of the Partnership or its Subsidiaries on the other hand that would result in a net cash increase or decrease to the Partnership of less than $10 million, consent of GoldenTree shall not be required.
GoldenTree’s right under this Section 5.10(c)(vi) may not be transferred or assigned directly or indirectly whether by contract, merger, operation of law or otherwise, without the prior written consent of such Purchaser and the Managing General Partner, the General Partner and the Partnership.
(vii)    Without limiting the foregoing in Section 5.10(c)(vi), during the period commencing upon the Class A Closing Date and ending on the date that is the Board Rights Termination Date with respect to the GoldenTree Purchasers, the Partnership shall provide prompt written notice to GoldenTree following the occurrence of a Voting Trigger Event, and GoldenTree may, by delivering a written notice to the Partnership (a “GoldenTree Election Notice”) within ten (10) Business Days of receipt of written notice from the Partnership of the occurrence of such Voting Trigger Event, make an election to require the prior written consent of GoldenTree for the Partnership or any of its Subsidiaries to take the actions described in clauses (A) – (F) below. In the event that GoldenTree does not deliver a GoldenTree Election Notice within ten (10) Business Days following receipt of written notice from the Partnership of the occurrence of such Voting Trigger Event, the prior written consent of GoldenTree shall not be required for the Partnership or any of its Subsidiaries to take the actions described in clauses (A) – (F) below unless and until another Voting Trigger Event occurs and GoldenTree delivers a GoldenTree Election Notice.
(A)    Any incurrence of Indebtedness or issuance of Senior Securities or Parity Securities except Indebtedness incurred or equity interests issued (a) in connection with the transactions contemplated by the Class A Preferred Unit Purchase Agreement, (b) the proceeds of which are used to redeem any Class A Preferred Units or 2017 Warrants, (c) the proceeds of which are used to refinance Indebtedness existing as of the Class A Closing Date or Indebtedness the incurrence of which was previously approved by the Purchasers (provided that any such incurrence has been approved by the Board of Directors), (d) in the ordinary course of business of the Partnership, including, but not limited to, surety and performance bonds, purchase money or capital lease obligations, contingent purchase prices or notes issued on acquisitions approved by the Board of Directors, general accounts receivable and trade credit indebtedness, liens securing any of the foregoing and guarantees relating to any of the foregoing or (e) the proceeds of which are less than $75 million per fiscal year; provided, that, for the avoidance of doubt, GoldenTree’s consent will not be required with respect to borrowings or re-borrowings under the Operating Company’s existing revolving credit facility or any other revolving credit facility of the Partnership or its subsidiaries that has been previously approved by the Board of Directors and, to the extent required, the Purchasers;
(B)    Any material change in the nature of the Partnership’s business;
(C)    Any material acquisition or disposition (other than pursuant to a reserves swap or condemnation proceeding) or capital expenditure (or series of related acquisition, disposition or capital expenditures); provided, that for any acquisition, disposition or capital expenditure with a total value (per transaction or per series of related transactions) less than $75 million, consent of the GoldenTree Purchasers shall not be required;
(D)    Any change or series of related changes to a material contract; provided, that for any change to a material contract that would result in a net cash increase or decrease to the Partnership of less than $35 million, consent of GoldenTree shall not be required;
(E)    Settlement of any regulatory matter or litigation if such settlement would result in a payment by the Partnership of more than $35 million (with such thresholds being net of any insurance proceeds received by the Partnership); or
(F)    Entry into, amendment, waiver or other modification of, any Contracts between the Partnership and/ or its Subsidiaries on the one hand, and any Affiliate of the Partnership or its Subsidiaries on the other hand; provided, that for any amendment, modification or waiver to an existing Contract between the Partnership and/ or its Subsidiaries on the one hand, and any Affiliate of the Partnership or its Subsidiaries on the other hand that would result in a net cash increase or decrease to the Partnership of less than $10 million, consent of GoldenTree shall not be required.
GoldenTree’s right under this Section 5.10(c)(vii) may not be transferred or assigned directly or indirectly whether by contract, merger, operation of law or otherwise, without the prior written consent of such Purchaser and the Managing General Partner, the General Partner and the Partnership.
(viii)    A Purchaser shall provide written notice to the Managing General Partner within five (5) Business Days of a transaction resulting in the occurrence of a Board Rights Termination Date with respect to such Purchaser.
(d)    Distributions In Respect Of Junior Securities.
(i)    The Partnership shall not make distributions to holders of Common Units (or the General Partner) in excess of to $0.45 per Common Unit per Quarter unless (A) approved by a Class A Preferred Unit Majority (provided that prior to the date upon which the Blackstone Purchasers together with their Affiliates, hold less than 50% of the total number of Class A Preferred Units issued at the Class A Closing Date to the Blackstone

Purchasers (such date, the “Blackstone Consent Termination Date”), such Class A Preferred Unit Majority shall include the Blackstone Purchasers), or (B) if, as of the date of declaration of such distribution, (i) the Partnership’s Leverage Ratio is less than 3.25 to 1.0 and (ii) the Coverage Ratio is greater than 1.20 to 1.
(ii)    In addition to any restriction set forth in Section 5.10(b)(ii) above, after January 1, 2022, if any Class A PIK Units are Outstanding, then until all Outstanding Class A PIK Units are redeemed in accordance with Section 5.10(h)(ii), the Partnership shall not declare or make any distributions, redemptions or repurchases in respect of any Junior Securities or Parity Securities (either directly or through any Subsidiary) and shall not make any liquidation payment relating thereto; provided, however, that distributions may be declared and paid on the Class A Preferred Units and the Class A Parity Securities so long as such distributions are declared and paid pro rata so that amounts of distributions declared per Class A Preferred Unit and Class A Parity Security shall in all cases bear to each other the same ratio that accrued and accumulated distributions per Class A Preferred Unit and Class A Parity Security bear to each other.
(e)    Junior Securities. Subject to the restrictions set forth herein and the preemptive rights set forth in Section 5.10(j), the Partnership may, without the approval of a Class A Preferred Unit Majority create (by reclassification or otherwise) and issue Junior Securities, including by amending the provisions of any existing class of Partnership Interests, other than the Class A Preferred Units, to make such class of Partnership Interests a class of Junior Securities.
(f)    Conversion.
(i)    Once per Quarter after (i) the eighth anniversary of the Class A Closing Date (the “Initial Conversion Date”), (ii) a period of twelve (12) consecutive Quarters during which any Class A Unpaid Distributions remain unpaid, (iii) a period of 365 consecutive days during which the Common Units are no longer listed or admitted for trading on a National Securities Exchange, or (iv) the fourth anniversary of the Class A Closing Date and a period of 180 consecutive days during which the Common Units are no longer listed or admitted for trading on a National Securities Exchange, any holder or holders of Class A Preferred Units may elect to convert Class A Preferred Units, so long as the aggregate amount of Class A Preferred Units to be converted exceeds the Minimum Conversion Amount into Common Units by delivery of: (x) written notice to the Partnership (the “Conversion Notice” and, the date on which such notice is delivered to the Partnership, the “Conversion Notice Date”) setting forth the number of Class A Preferred Units to be converted, and (y) if such Class A Preferred Units are represented by certificates, a Class A Preferred Unit Certificate to the Transfer Agent representing an amount of Class A Preferred Units at least equal to the amount such Class A Preferred Holder is electing to convert (or an instruction letter to the Transfer Agent if the Class A Preferred Units are in book-entry form), together with such additional information as may be requested by the Transfer Agent; provided, however, that the entitlement pursuant to clause (ii) above shall terminate on the date at which all Class A Unpaid Distributions have been paid in full; provided, further, that the entitlements pursuant to clauses (iii) and (iv) above shall terminate on the date at which the Common Units are listed or admitted for trading on a National Securities Exchange. The

Class A Preferred Units held by any Class A Preferred Holder shall be converted into Common Units pursuant to this Section 5.10(f)(i) shall be converted into Common Units at the Conversion Rate then in effect; provided, however, that for the purposes of a conversion pursuant to the entitlements set forth in clauses (iii) and (iv) above, the Conversion Rate shall be calculated with the Conversion Price being equal to a price agreed to by the Partnership and a Class A Preferred Unit Majority (provided that prior to the Blackstone Consent Termination Date, such Class A Preferred Unit Majority shall include the Blackstone Purchasers) or, failing agreement within 15 days after the Conversion Notice, by an independent investment banking firm or other independent expert selected by a Class A Preferred Unit Majority (provided that prior to the Blackstone Consent Termination Date, such Class A Preferred Unit Majority shall include the Blackstone Purchasers) and the Partnership, which, in turn, may rely on other experts, and the determination of which shall be conclusive as to such matter. The aggregate number of Common Units issued in connection with any conversion effected pursuant to this Section 5.10(f)(i) shall be referred to as the “Aggregate Converted Common Units.” In the case of any Certificate representing Class A Preferred Units which are converted in part only, upon such conversion the Transfer Agent shall authenticate and deliver to the Class A Preferred Holder thereof, at the expense of the Partnership, a new Certificate representing the number of Class A Preferred Units not so converted.
(ii)    The Partnership may, at any time after the twelfth anniversary of the Class A Closing Date, cause any and all Outstanding Class A Preferred Units to be converted into Common Units at the Conversion Rate then in effect (the “Voluntary Conversion Right”). The Partnership shall provide written notice (the “Voluntary Conversion Notice”) to the Class A Preferred Holders not more than 45 days and not less than 10 days in advance of the expected conversion date set forth therein. Upon delivery of a Voluntary Conversion Notice, the Partnership shall be irrevocably obligated to convert the Class A Preferred Units on the expected conversion date set forth in such notice.
(iii)    If a Conversion Notice is delivered by a Class A Preferred Holder to the Partnership in accordance with Section 5.10(f)(i), the Partnership shall issue the Common Units in respect of such converted Class A Preferred Units no later than five (5) Business Days after the Conversion Notice Date. On the Conversion Date, the Partnership shall instruct, and shall use its commercially reasonable efforts to cause, its Transfer Agent to electronically transmit the Common Units issuable upon conversion to such Class A Preferred Holder (or designated recipient(s)), by crediting the account of the Class A Preferred Holder (or designated recipient(s)) through its Deposit Withdrawal Agent Commission system. The parties agree to coordinate with the Transfer Agent to accomplish this objective. Upon issuance of Common Units to the Class A Preferred Holder, all rights under the converted Class A Preferred Units shall cease, and such Class A Preferred Holder shall be treated for all purposes as the Record Holder of such Common Units.
(iv)    In lieu of issuing any fractional Common Unit upon the conversion of a Class A Preferred Unit pursuant to this Section 5.10(f), the Partnership shall, at its option, round the number of Common Units issued upon conversion of each Class A Preferred

Unit (A) up to the nearest whole Common Unit or (B) down to the nearest whole Common Unit and pay cash in lieu of any such fractional Common Unit.
(v)    Upon conversion, the rights of a holder of converted Class A Preferred Units as a Class A Preferred Holder shall cease with respect to such converted Class A Preferred Units, including any rights under this Agreement with respect to Class A Preferred Holders, and such Person shall continue to be a Limited Partner. Each Class A Preferred Unit shall, upon its Conversion Date, be deemed to be transferred to, and cancelled by, the Partnership in exchange for the issuance of the Common Unit(s) into which such Class A Preferred Unit converted. Notwithstanding the foregoing, as the result of a conversion, a holder shall not lose or relinquish any claims or rights of action such holder may then or thereafter have as a result of such holder’s ownership of the converted Class A Preferred Units.
(vi)    The Partnership shall pay any documentary, stamp or similar issue or transfer taxes or duties relating to the issuance or delivery of Common Units upon conversion of the Class A Preferred Units. However, the Class A Preferred Holder whose Class A Preferred Units are converted shall pay any tax or duty which may be payable relating to any transfer involving the issuance or delivery of Common Units in a name other than the holder’s name. The Transfer Agent may refuse to deliver the Certificate representing Common Units (or notation of book entry) being issued in a name other than the holder’s name until the Transfer Agent receives a sum sufficient to pay any tax or duties due because the Common Units are to be issued in a name other than the holder’s name. Nothing herein shall preclude any tax withholding required by law or regulation.
(vii)    All Common Units delivered upon conversion of the Class A Preferred Units in accordance with this Section 5.10(f) shall be (1) newly issued and (2) duly authorized, validly issued, fully paid and non-assessable Limited Partner Interests in the Partnership, except as such non-assessability may be affected by Section 17-303, 17-607 or 17-804 of the Delaware Act, and shall be free from preemptive rights and free of any lien, claim, rights or encumbrances, other than those arising under the Delaware Act or this Agreement and other than restrictions on transfer under applicable securities laws.
(viii)    If the Common Units are then listed, quoted or admitted to trading on the New York Stock Exchange or any other National Securities Exchange or other market, the Partnership shall list or cause to have quoted or admitted to trading and keep listed, quoted or admitted to trading the Common Units issuable upon conversion of the Class A Preferred Units to the extent permitted or required by the rules of such exchange or market.
(g)    [Reserved]
(h)    Redemption.
(i)    The Partnership may, at any time, redeem in cash all or any portion of the Outstanding Class A Preferred Units (the “Voluntary Redemption Right”) as provided herein:

(A)    First, any Class A PIK Units shall be redeemed at the Class A Preferred Unit Price plus any accrued but unpaid dividends thereon; and
(B)    Second, any other Class A Preferred Units shall be redeemed at the Liquidation Value; provided that the aggregate Liquidation Value of Class A Preferred Units to be redeemed at any one time pursuant to this Section 5.10(h)(i)(B) must exceed $25,000,000.
To the extent the Partnership exercises its Voluntary Redemption Right to redeem less than all Class A Preferred Units Outstanding, the number of Class A Preferred Units to be redeemed shall include a proportionate amount of Class A PIK Units from each Class A Preferred Holder and a proportionate amount of Class A Preferred Units from each Class A Preferred Holder.
(ii)    The Partnership shall provide written notice (the “Voluntary Redemption Notice”) to the Class A Preferred Holders not more than 45 days and not less than 10 days in advance of the expected Redemption Date set forth therein. Upon delivery of a Voluntary Redemption Notice, the Partnership shall be irrevocably obligated to redeem the Class A Preferred Units on the expected Redemption Date set forth in such notice.
(iii)
(A)    If, at any time following the fifth anniversary of the Class A Closing Date, the VWAP Price for the thirty (30) trading days immediately preceding the date of delivery of the Convert/Redeem Notice (defined below) is in excess of $51.00, a Class A Preferred Holder may elect to convert no less than the Minimum Conversion Amount and no more than 33% of the Class A Preferred Units issued on the Class A Closing Date in any twelve (12) month period, by delivery of a written notice (the “Convert/Redeem Notice”) to the Partnership, setting forth the number of Class A Preferred Units to be converted, and (y) if such Class A Preferred Units are represented by certificates, a Class A Preferred Unit Certificate to the Transfer Agent representing an amount of Class A Preferred Units at least equal to the amount such Class A Preferred Holder is electing to convert (or an instruction letter to the Transfer Agent if the Class A Preferred Units are in book-entry form), together with such additional information as may be requested by the Transfer Agent.  The Convert/Redeem Notice, once delivered, shall be irrevocable.  A Class A Holder shall be entitled to deliver no more than one (1) Convert/Redeem Notice per Quarter.
(B)    Upon receipt of a Convert/Redeem Notice, the Partnership will have the option, for a period of forty-five (45) days, to elect to redeem, by delivery of written notice to such Class A Holder, the Class A Preferred Units identified in the Convert/Redeem Notice at a price equal to (y) in the case of any Class A PIK Units, at the Class A Preferred Unit Price plus any accrued but unpaid dividends thereon and (z) in the case of any other Class A Preferred Units at the Liquidation Value, which shall be equal to the Class A Preferred Purchase Price plus the value of all accrued and unpaid distributions in respect of such Class A Preferred Units  (i.e. the Conversion Rate shall be calculated without regard to any applicable MOIC). The Partnership’s election to redeem such Class A Preferred Units shall be irrevocable and the redemption shall be consummated no later than five (5) Business Days following delivery of the written notice of such election.
(C)    In the event that the Partnership does not timely exercise its redemption right pursuant to Section 5.10(h)(iii)(B) above, the Class A Preferred Holder shall be delivered the Common Units issuable upon conversion of the Class A Preferred Units identified in the Convert/Redeem Notice no later than fifty (50) days following the delivery of the Convert/Redeem Notice, provided that, for the purposes of such conversion, the Conversion Rate shall be calculated with the Liquidation Value being equal to the Class A Preferred Purchase Price plus the value of all accrued and unpaid distributions in respect of such Class A Preferred Units  (i.e. the Conversion Rate shall be calculated without regard to any applicable MOIC) and the Conversion Price being equal to 92.5% of the VWAP Price for the thirty (30) trading days immediately preceding the Convert/Redeem Notice. Other than as expressly set out in this Section 5.10(h)(iii), the conversion effected through a Convert/Redeem Notice shall be conducted in accordance with the process set out in Section 5.10(f) above.
(i)    Change of Control. In the event of a Change of Control, and subject to compliance with the restricted payment covenant in the Partnership’s Indenture, dated as of September 18, 2013, as refinanced or otherwise restructured from time to time, including any refinancing, restructuring or replacement by one or more other credit agreements, indentures or other agreements, whether or not the amount covered thereby is increased or decreased, and with the same or different counterparties (such covenant, and any other covenant of the Indenture that would be applicable to the transactions described in clauses (i), (ii) and (iii) below, the “Restricted Payments Covenant”), the Partnership shall provide written notice thereof to each Class A Preferred Holder (such notice, a “CoC Notice”) each Class A Preferred Holder shall have the option, by written notice provided to the Partnership on or prior to the tenth Business Day following receipt of the CoC Notice, at its sole election, to:
(i)    require the Partnership to redeem in cash the Class A Preferred Units held by such Class A Preferred Holder at a price per Class A Preferred Unit equal to the Liquidation Value;
(ii)    if the Partnership is the surviving entity following such Change of Control, continue to hold Class A Preferred Units; or
(iii)    convert all, but not less than all, of the Class A Preferred Units held by such Class A Preferred Holder into Common Units, at the Conversion Rate then in effect in accordance with the applicable provisions of Section 5.10(f) (as if such Class A Preferred Units were then entitled to be converted) and to receive the treatment accorded to Common Units in such Change of Control (if applicable).
In the event that any Class Preferred Unit Holder does not timely respond to the CoC Notice with such holder’s election, such Class A Preferred Unit Holder shall be deemed to have elected the treatment described in paragraphs (i), (ii) or (iii) above that was elected by a plurality of the Class A Preferred Unit Holders who timely responded. The right of each Class A Preferred

Holder pursuant to this Section 5.10(i) is subject to the Partnership’s Voluntary Redemption Right pursuant to Section 5.10(h) and the Partnership’s Voluntary Conversion Right pursuant to Section 5.10(f), which may be exercised at any time, including closing concurrent with, and conditioned on, a Change of Control.
Notwithstanding the foregoing or any other provision of this Agreement, unless consented to in advance in writing by a Class A Preferred Unit Majority (provided that prior to the Blackstone Consent Termination Date, such Class A Preferred Unit Majority shall include the Blackstone Purchasers), the Partnership shall not enter into or consummate any transaction constituting a Change of Control at any time at which the Partnership is not or would not be, pro forma for the transactions described in this Section 5.10(i), in compliance with the Restricted Payment Covenant.
(j)    Preemptive Rights. Prior to the issuance of any Partnership Securities, the Partnership shall, by written notice to any Class A Preemptive Rights Holders with respect to such Partnership Securities (the “Notice of Issuance”), offer to sell such Partnership Securities to the Class A Preemptive Rights Holders on terms and subject to conditions determined by the General Partner in good faith to be reasonable, which offer shall be made on a pro rata basis such that each Class A Preemptive Rights Holder with respect to such Partnership Securities shall be entitled to purchase a portion of such Partnership Securities equal to the quotient of (x) the number of Class A Preferred Units held by such Class A Preemptive Rights Holder on the date of the Notice of Issuance divided by (y) the aggregate number of Class A Preferred Units held by all Class A Preemptive Rights Holders on the date of the Notice of Issuance (or as the Class A Preemptive Rights Holders may at such time otherwise agree among themselves); provided, that the offer of such Partnership Securities shall not be on a basis less favorable to the Class A Preemptive Rights Holders than is contemplated with respect to any purchaser thereof who is not a Class A Preemptive Rights Holder; provided, further, that (A) if any Class A Preemptive Rights Holder fails to provide written notice of its intent to exercise its right to purchase such Partnership Securities within ten (10) Business Days of the Notice of Issuance, such Class A Preemptive Rights Holder shall be deemed to have waived any and all rights to purchase such Partnership Securities in such transaction and (B) if any Class A Preemptive Rights Holder waives or is deemed to have waived its right to purchase such Partnership Securities, the Partnership shall deliver a subsequent notice to each Class A Preemptive Rights Holder that previously elected to exercise its right to purchase Partnership Securities in such transaction, and such Class A Preemptive Rights Holders shall be entitled to exercise such right as if such right was initially granted to such Class A Preemptive Rights Holders; provided if any Class A Preemptive Rights Holder fails to provide written notice of its intent to exercise its right to purchase such additional Partnership Securities within five (5) Business Days of such subsequent notice, such Class A Preemptive Rights Holder shall be deemed to have waived any and all rights to purchase such Partnership Securities in such transaction. Any Partnership Securities in respect of which no Class A Preemptive Rights Holder has elected to purchase pursuant to the provisions of this Section 5.10(j) may be sold by the Partnership prior to the date that is 90 days following the Notice of Issuance, on terms not materially less favorable to the Partnership than those included in the Notice of Issuance; provided, however, that if the Partnership proposes to sell such Partnership Securities at a price that is less than 10% of the price set forth in the Notice of Issuance, the Partnership shall provide written notice of such proposed transaction to the Class A

Preemptive Rights Holders who shall have the right to purchase such Partnership Securities at the proposed price by providing written notice of their intent to exercise their right to purchase such Partnership Securities within one day of such notice. Notwithstanding the foregoing, in no event shall the Partnership be obligated to offer to sell Partnership Securities to the Class A Preferred Holders pursuant to this Section 5.10(i) in connection with any (1) Partnership Securities issued to the owners of another entity in connection with the acquisition of such entity by the Partnership by merger, consolidation, sale or exchange of Partnership Securities, purchase of substantially all of the assets, or other reorganization whereby the Partnership acquires more than 50% of the voting power or assets of such entity or issued as consideration in connection with any acquisition by the Partnership of any assets or equity interests of a third party (including pursuant to the Restricted Business Contribution Agreement); (3), Partnership Securities issued pursuant to an at-the-market offering program; (4) Partnership Securities issued in a firm commitment underwritten public offering registered under the Securities Act, but only if with respect to such public offering, (A) the Class A Preemptive Rights Holders have exercised registration rights in connection with such public offering or (B) (i) at least two Business Days prior to first publication of its intention to conduct such public offering of Partnership Securities, the Partnership provides each Class A Preemptive Rights Holder with a Notice of Issuance and (ii) if not more than one Business Day after the date of the Notice of Issuance any Holder provides written notice of its intention to purchase (at the public offering price) Partnership Securities in such offering, the Partnership instructs the managing underwriter, and shall use commercially reasonable efforts to cause the managing underwriter, to make available for purchase by such Class A Preemptive Rights Holder, in such public offering and at the public offering price, a number of Partnership Securities equal to the lower of (I) such Class A Preemptive Rights Holder’s pro rata share of the Allocated Offered Securities (as defined below) and (II) the number of Partnership Securities for which such Class A Preemptive Rights Holder places a buy order with such managing underwriter; provided, however, notwithstanding any provision hereof to the contrary, each Notice of Issuance pertaining to a firm commitment underwritten public offering registered under the Securities Act need not include a particular price, and instead may state that the Partnership intends to sell Partnership Securities to underwriters at customary discount to the public offering price that will be determined upon pricing of such offering; and provided further that for the purposes of this subsection, the term “Allocated Offered Securities” means a percentage of the Partnership Securities to be sold in a firm commitment underwritten public offering registered under the Securities Act equal to the aggregate percentage of the overall voting power that Class A Holders would represent in a vote of Class A and the Common Units conducted as a single class on a converted basis pursuant to Section 5.10(c); (5) Partnership Securities issued to employees, consultants or directors of the Partnership or the General Partner pursuant to plans, programs or other compensatory agreements approved by the Board of Directors; (6) Partnership Securities issued pursuant to any dividend, split, combination or other reclassification in respect of Senior Securities or pursuant to a recapitalization or reorganization of the Partnership in respect of Senior Securities; or (7) Parity Securities issued pursuant to any dividend, split, combination or other reclassification in respect of Parity Securities or pursuant to a recapitalization or reorganization of the Partnership in respect of Parity Securities provided in each case under this clause (7) the Class A Preferred Units are given ratable treatment.
(k)    Certificates.

(i)    If requested by a Class A Preferred Holder, the Class A Preferred Units shall be evidenced by certificates in such form as the Board of Directors may approve and, subject to the satisfaction of any applicable legal, regulatory and contractual requirements, may be assigned or transferred in a manner identical to the assignment and transfer of other Units; unless and until the Board of Directors determines to assign the responsibility to another Person, the General Partner will act as the Transfer Agent for the Class A Preferred Units. The certificates evidencing Class A Preferred Units shall be separately identified and shall not bear the same CUSIP number as the certificates evidencing Common Units.
(ii)    The certificate(s) representing the Class A Preferred Units may be imprinted with a legend in substantially the following form:
“THESE SECURITIES HAVE NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED, OR ANY STATE SECURITIES LAWS. THESE SECURITIES MAY NOT BE SOLD, OFFERED FOR SALE, PLEDGED, HYPOTHECATED OR OTHERWISE TRANSFERRED IN THE ABSENCE OF A REGISTRATION STATEMENT IN EFFECT WITH RESPECT TO THE SECURITIES UNDER SUCH ACT OR PURSUANT TO AN EXEMPTION FROM REGISTRATION THEREUNDER AND, IN THE CASE OF A TRANSACTION EXEMPT FROM REGISTRATION, UNLESS SOLD PURSUANT TO RULE 144 UNDER SUCH ACT OR THE ISSUER HAS RECEIVED DOCUMENTATION REASONABLY SATISFACTORY TO IT THAT SUCH TRANSACTION DOES NOT REQUIRE REGISTRATION UNDER SUCH ACT. THIS SECURITY IS SUBJECT TO CERTAIN RESTRICTIONS ON TRANSFER SET FORTH IN (i) THE FIFTH AMENDED AND RESTATED AGREEMENT OF LIMITED PARTNERSHIP OF THE PARTNERSHIP, DATED AS OF MARCH 2, 2017, AS AMENDED OR RESTATED FROM TIME TO TIME, AND (ii) THE CLASS A PREFERRED UNIT PURCHASE AGREEMENT, DATED AS OF FEBRUARY 22, 2017, BY AND BETWEEN THE PARTNERSHIP AND THE PURCHASER PARTY THERETO, IN EACH CASE, A COPY OF WHICH MAY BE OBTAINED FROM THE PARTNERSHIP AT ITS PRINCIPAL EXECUTIVE OFFICES.”
(iii)    In connection with a sale of Class A Preferred Units pursuant to an effective registration statement or in reliance on Rule 144 of the rules and regulations promulgated under the Securities Act, upon receipt by the Partnership of such information as the Partnership reasonably deems necessary to determine that the sale of the Class A Preferred Units is made in compliance with Rule 144, the Partnership shall remove or cause to be removed the restrictive legend from the certificate(s) representing such Class A Preferred Units (or the book-entry account maintained by the Transfer Agent), and the Partnership shall bear all costs associated therewith.

ARTICLE VI

ALLOCATIONS AND DISTRIBUTIONS

Section 6.1    Allocations for Capital Account Purposes. For purposes of maintaining the Capital Accounts and in determining the rights of the Partners among themselves, the Partnership’s items of income, gain, loss and deduction (computed in accordance with Section 5.5(b)) shall be allocated among the Partners in each taxable period (or portion thereof) as provided herein below.
(a)    Net Income. After giving effect to the special allocation set forth in Section 6.1(c), Net Income for each taxable period (including a Pro Rata part of each item of income, gain, loss and deduction taken into account in computing Net Income for such taxable period) shall be allocated as follows:
(i)    First, to the General Partner until the aggregate Net Income allocated to the General Partner pursuant to this Section 6.1(a)(i) for the current taxable period and all previous taxable periods is equal to the aggregate Net Loss allocated to the General Partner pursuant to Section 6.1(b)(iv) for all previous taxable periods; and
(ii)    Second, to the General Partner and Unitholders (other than Class A Preferred Holders), Pro Rata.
(b)    Net Loss. After giving effect to the special allocation set forth in Section 6.1(c), Net Loss for each taxable period (including a Pro Rata part of each item of income, gain, loss and deduction taken into account in computing Net Loss for such taxable period) shall be allocated as follows:
(i)    First, to the General Partner and the Unitholders (other than Class A Preferred Holders), Pro Rata, provided that the Net Loss shall not be allocated pursuant to this Section 6.1(b)(i) to the extent that such allocation would cause any Unitholders to have a deficit balance in its Adjusted Capital Account at the end of such taxable period (or increase any existing deficit balance in its Adjusted Capital Account) as such Adjusted Capital Account would be determined without regard to any Class A Preferred Units then held by such Unitholders;
(ii)    Second, to the Unitholders (other than the Class A Preferred Holders) to the extent of and in proportion to the positive balances in their Adjusted Capital Accounts;
(iii)    Third, to the Class A Preferred Holders, to the extent of and in proportion to the positive balances in their Adjusted Capital Accounts; and
(iv)    Fourth, the balance, if any, 100% to the General Partner.
(c)    Special Allocations. The following special allocations shall be made for each taxable period:
(i)    Partnership Minimum Gain Chargeback. Notwithstanding any other provision of this Section 6.1, if there is a net decrease in Partnership Minimum Gain during any Partnership taxable period, each Partner shall be allocated items of Partnership income and gain for such period (and, if necessary, subsequent periods) in the manner and amounts provided in Treasury Regulation Sections 1.704-2(f)(6), 1.704-2(g)(2) and 1.704-2(j)(2)(i),

or any successor provision. For purposes of this Section 6.1(c), each Partner’s Adjusted Capital Account balance shall be determined, and the allocation of income or gain required hereunder shall be effected, prior to the application of any other allocations pursuant to this Section 6.1(c) with respect to such taxable period (other than an allocation pursuant to Sections 6.1(c)(vi) and 6.1(c)(vii)). This Section 6.1(c)(i) is intended to comply with the Partnership Minimum Gain chargeback requirement in Treasury Regulation Section 1.704-2(f) and shall be interpreted consistently therewith.
(ii)    Chargeback of Partner Nonrecourse Debt Minimum Gain. Notwithstanding the other provisions of this Section 6.1 (other than Section 6.1(c)(i)), except as provided in Treasury Regulation Section 1.704-2(i)(4), if there is a net decrease in Partner Nonrecourse Debt Minimum Gain during any Partnership taxable period, any Partner with a share of Partner Nonrecourse Debt Minimum Gain at the beginning of such taxable period shall be allocated items of Partnership income and gain for such period (and, if necessary, subsequent periods) in the manner and amounts provided in Treasury Regulation Sections 1.704-2(i)(4) and 1.704-2(j)(2)(ii), or any successor provisions. For purposes of this Section 6.1(c), each Partner’s Adjusted Capital Account balance shall be determined, and the allocation of income or gain required hereunder shall be effected, prior to the application of any other allocations pursuant to this Section 6.1(c), other than Section 6.1(c)(i) and other than an allocation pursuant to Sections 6.1(c)(vi) and 6.1(c)(vii), with respect to such taxable period. This Section 6.1(c) is intended to comply with the chargeback of items of income and gain requirement in Treasury Regulation Section 1.704-2(i)(4) and shall be interpreted consistently therewith.
(iii)    Priority Allocations. If the amount of cash or the Net Agreed Value of any property distributed (except cash or property distributed pursuant to Section 12.4 or with respect to Class A Preferred Units) to any Unitholder with respect to its Units for a taxable period is greater (on a per Unit basis) than the amount of cash or the Net Agreed Value of property distributed to the other Unitholders with respect to their Units (on a per Unit basis) for the same taxable period (the amount of the excess, an “Excess Distribution” and the Unit with respect to which the greater distribution is paid, an “Excess Distribution Unit”), then (1) each Unitholder receiving an Excess Distribution Unit shall be allocated gross income in an amount equal to the product of (aa) the amount by which Excess Distribution (on a per Unit basis) to such Unitholder exceeds the distribution (on a per Unit basis) to the Unitholders receiving the smallest distribution and (bb) the number of Units owned by the Unitholder receiving the Excess Distribution; and (2) the General Partner shall be allocated gross income in an aggregate amount equal to 2/98ths of the sum of the amounts allocated in clause (1) above; provided, however, that this Section 6.1(c)(iii) shall not apply to any Excess Distribution in respect to or measured by a distribution to a Class A Preferred Unit.
(iv)    Qualified Income Offset. In the event any Partner unexpectedly receives any adjustments, allocations or distributions described in Treasury Regulation Sections 1.704-1(b)(2)(ii)(d)(4), 1.704-1(b)(2)(ii)(d)(5), or 1.704-1(b)(2)(ii)(d)(6), items of Partnership income and gain shall be specially allocated to such Partner in an amount and manner sufficient to eliminate, to the extent required by the Treasury Regulations promulgated under Section 704(b) of the Code, the deficit balance, if any, in its Adjusted Capital Account created by such adjustments, allocations or distributions as quickly as possible unless such deficit balance is otherwise eliminated pursuant to Section 6.1(c)(i) or (ii).
(v)    Gross Income Allocations. In the event any Partner has a deficit balance in its Capital Account at the end of any Partnership taxable period in excess of the sum of (A) the amount such Partner is required to restore pursuant to the provisions of this Agreement and (A) the amount such Partner is deemed obligated to restore pursuant to Treasury Regulation Sections 1.704-2(g) and 1.704-2(i)(5), such Partner shall be specially allocated items of Partnership gross income and gain in the amount of such excess as quickly as possible; provided, that an allocation pursuant to this Section 6.1(c)(v) shall be made only if and to the extent that such Partner would have a deficit balance in its Capital Account as adjusted after all other allocations provided for in this Section 6.1 have been tentatively made as if Section 6.1(c)(iv) and this Section 6.1(c)(v) were not in this Agreement.
(vi)    Nonrecourse Deductions. Nonrecourse Deductions for any taxable period shall be allocated to the Partners in accordance with their respective Percentage Interests. If the General Partner determines in its good faith discretion that the Partnership’s Nonrecourse Deductions must be allocated in a different ratio to satisfy the safe harbor requirements of the Treasury Regulations promulgated under Section 704(b) of the Code, the General Partner is authorized, upon notice to the other Partners, to revise the prescribed ratio to the numerically closest ratio that does satisfy such requirements.
(vii)    Partner Nonrecourse Deductions. Partner Nonrecourse Deductions for any taxable period shall be allocated 100% to the Partner that bears the Economic Risk of Loss with respect to the Partner Nonrecourse Debt to which such Partner Nonrecourse Deductions are attributable in accordance with Treasury Regulation Section 1.704-2(i). If more than one Partner bears the Economic Risk of Loss with respect to a Partner Nonrecourse Debt, such Partner Nonrecourse Deductions attributable thereto shall be allocated between or among such Partners in accordance with the ratios in which they share such Economic Risk of Loss.
(viii)    Nonrecourse Liabilities. For purposes of Treasury Regulation Section 1.752-3(a)(3), the Partners agree that Nonrecourse Liabilities of the Partnership in excess of the sum of (A) the amount of Partnership Minimum Gain and (A) the total amount of Nonrecourse Built-in Gain shall be allocated among the Partners in accordance with their respective Percentage Interests.
(ix)    Code Section 754 Adjustments. To the extent an adjustment to the adjusted tax basis of any Partnership asset pursuant to Section 734(b) or 743(c) of the Code is required, pursuant to Treasury Regulation Section 1.704-1(b)(2)(iv)(m), to be taken into account in determining Capital Accounts, the amount of such adjustment to the Capital Accounts shall be treated as an item of gain (if the adjustment increases the basis of the asset) or loss (if the adjustment decreases such basis), and such item of gain or loss shall be specially allocated to the Partners in a manner consistent with the manner in which their

Capital Accounts are required to be adjusted pursuant to such Section of the Treasury Regulations.
(x)    Curative Allocation.
(A)    Notwithstanding any other provision of this Section 6.1, other than the Required Allocations, the Required Allocations shall be taken into account in making the Agreed Allocations so that, to the extent possible, the net amount of items of income, gain, loss and deduction allocated to each Partner pursuant to the Required Allocations and the Agreed Allocations, together, shall be equal to the net amount of such items that would have been allocated to each such Partner under the Agreed Allocations had the Required Allocations and the related Curative Allocation not otherwise been provided in this Section 6.1. Notwithstanding the preceding sentence, Required Allocations relating to (1) Nonrecourse Deductions shall not be taken into account except to the extent that there has been a decrease in Partnership Minimum Gain and (2) Partner Nonrecourse Deductions shall not be taken into account except to the extent that there has been a decrease in Partner Nonrecourse Debt Minimum Gain. Allocations pursuant to this Section 6.1(c)(x)(A) shall only be made with respect to Required Allocations to the extent the General Partner reasonably determines that such allocations will otherwise be inconsistent with the economic agreement among the Partners. Further, allocations pursuant to this Section 6.1(c)(x)(A) shall be deferred with respect to allocations pursuant to clauses (1) and (2) hereof to the extent the General Partner reasonably determines that such allocations are likely to be offset by subsequent Required Allocations.
(B)    The General Partner shall have reasonable discretion, with respect to each taxable period, to (1) apply the provisions of Section 6.1(c)(x)(A) in whatever order is most likely to minimize the economic distortions that might otherwise result from the Required Allocations, and (2) divide all allocations pursuant to Section 6.1(c)(x)(A) among the Partners in a manner that is likely to minimize such economic distortions.
(xi)    [Reserved]
(xii)    Allocations with respect to Class A Preferred Units. Notwithstanding any other provision of this Section 6.1 (other than Required Allocations):
(A)     (A)    Items of Partnership gross income shall be allocated to the Class A Preferred Holders, Pro Rata, until the aggregate amount of gross income allocated to each Class A Preferred Holder pursuant hereto for the current taxable period and all previous taxable periods is equal to the cumulative amount of all cash distributions made with respect to such Class A Preferred Holder’s Class A Preferred Units pursuant to Section 5.10(b) from the date such Class A Preferred Units were issued to a date 60 days after the end of the current taxable period.
(B)    Items of Partnership gross income for each taxable period shall be allocated to the Class A Preferred Holders, Pro Rata, in an amount equal to the excess, if any, of (i) the product of (x) a fraction, the numerator of which is the number of full months that, as of the end of such taxable period, have elapsed since the Class A Closing Date and the denominator of which is sixty (60), times (y) the Class A Accretion Amount for all of such Class A Preferred Holder’s Class A Preferred Units, over (ii) the cumulative amount of gross income allocated to such Class A Preferred Holder pursuant to this Section 6.1(c)(xii)(B) for all previous taxable periods. For purposes of this Section 6.1(c)(xii)(B), the month during which the Class A Closing Date occurs and the month during which the fifth (5th) anniversary of the Class A Closing Date occurs shall each be deemed to constitute a full month. The aggregate amount of gross income allocated pursuant to this Section 6.1(c)(xii)(B) shall not exceed the aggregate Class A Accretion Amount for all Class A Preferred Units.
(C)    Items of Partnership gross income, gain and Unrealized Gain shall be allocated to the Class A Preferred Holders, Pro Rata, until the aggregate amount of gross income, gain and Unrealized Gain allocated to each Class A Preferred Holder pursuant to this Section 6.1(c)(xii)(C) for the current and all prior taxable periods is equal to the cumulative amount of all Net Losses allocated to such Class A Preferred Holder pursuant to Section 6.1(b)(iii) for all previous taxable periods.
(D)    Notwithstanding any other provision of this Section 6.1 (other than the Required Allocations), if (A) a Liquidity Event or the Liquidation Date occurs prior to the conversion of the last outstanding Class A Preferred Unit and (B) after having made all other allocations provided for in this Section 6.1 for the taxable period in which the Liquidity Event or Liquidation Date occurs, the Per Unit Capital Amount of each Class A Preferred Unit does not equal or exceed the Liquidation Value, then items of income, gain, loss and deduction for such taxable period shall be allocated among the Partners in a manner determined appropriate by the General Partner so as to cause, to the maximum extent possible, the Per Unit Capital Amount in respect of each Class A Preferred Unit to equal the Liquidation Value. For the avoidance of doubt, the reallocation of items set forth in the immediately preceding sentence provides that, to the extent necessary to achieve the Per Unit Capital Amount balances described above, items of income and gain that would otherwise be included in Net Income or Net Loss, as the case may be, for the taxable period in which the Liquidation Date occurs, shall be reallocated from the Unitholders holding Units other than Class A Preferred Units to Unitholders holding Class A Preferred Units. In the event that (i) the Liquidation Date occurs on or before the date (not including any extension of time) prescribed by law for the filing of the Partnership’s federal income tax return for the taxable period immediately prior to the taxable period in which the Liquidation Date occurs and (ii) the reallocation of items for the taxable period in which the Liquidation Date occurs as set forth above in this Section 6.1(c)(xii)(D) fails to achieve the Per Unit Capital Amounts described above, items of income, gain, loss and deduction that would otherwise be included in the Net Income or Net Loss, as the case may be, for such prior taxable period shall be reallocated among all Partners in a manner that will, to the maximum extent possible and after taking into account all other allocations made pursuant to this Section 6.1(c)(xii)(D), cause the Per Unit Capital Amount in respect of each Class A Preferred Unit to equal the Liquidation Value. If, after making the allocations provided for in this Section 6.1(c)(xii)(D), the Liquidation Value exceeds the Per Unit Capital Amount in respect of each Class A Preferred Unit, the Unitholders holding Class A Preferred Units shall be entitled to receive, prior to the making of liquidating distributions pursuant to Section 12.4(c), a payment in the amount of such excess, which payment shall be treated for federal income tax purposes as a guaranteed payment for the use of capital under Section 707(c) of the Code.
(xiii)    Exercise of Noncompensatory Options. In accordance with Treasury Regulation Section 1.704-1(b)(2)(iv)(s) and as provided in Section 5.5(d)(i), immediately after the exercise of a 2017 Warrant or the conversion of a Limited Partner Interest into Common Units (each such Common Unit a “Conversion Unit”) upon the exercise of a Noncompensatory Option, the Carrying Value of each Partnership property shall be adjusted to reflect its fair market value immediately after such conversion and any resulting Unrealized Gain (if the Capital Account of each such Conversion Unit is less than the Per Unit Capital Account for a then Outstanding Initial Common Unit) or Unrealized Loss (if the Capital Account of each such Conversion Unit is greater than the Per Unit Capital Account for a then Outstanding Initial Common Unit) will be allocated to each Partner holding Conversion Units in proportion to and to the extent of the amount necessary to cause the Capital Account of each such Conversion Unit to equal the Per Unit Capital Amount for a then Outstanding Initial Common Unit. Any remaining Unrealized Gain or Unrealized Loss will be allocated to the Partners pursuant to Section 6.1(c).
Section 6.2    Allocations for Tax Purposes.
(a)    Except as otherwise provided herein, for federal income tax purposes, each item of income, gain, loss and deduction shall be allocated among the Partners in the same manner as its correlative item of “book” income, gain, loss or deduction is allocated pursuant to Section 6.1.
(b)    In an attempt to eliminate Book-Tax Disparities attributable to a Contributed Property or Adjusted Property, items of income, gain, loss, depreciation, amortization and cost recovery deductions shall be allocated for federal income tax purposes among the Partners as follows:
(i)    (A) In the case of a Contributed Property, such items attributable thereto shall be allocated among the Partners in the manner provided under Section 704(c) of the Code that takes into account the variation between the Agreed Value of such property and its adjusted basis at the time of contribution; and (B) any item of Residual Gain or Residual Loss attributable to a Contributed Property shall be allocated among the Partners in the same manner as its correlative item of “book” gain or loss is allocated pursuant to Section 6.1.
(ii)    (A) In the case of an Adjusted Property, such items shall (1) first, be allocated among the Partners in a manner consistent with the principles of Section 704(c)

of the Code to take into account the Unrealized Gain or Unrealized Loss attributable to such property and the allocations thereof pursuant to Section 5.5(d)(i) or 5.5(d)(ii), and (2) second, in the event such property was originally a Contributed Property, be allocated among the Partners in a manner consistent with Section 6.2(b)(i)(A); and (B) any item of Residual Gain or Residual Loss attributable to an Adjusted Property shall be allocated among the Partners in the same manner as its correlative item of “book” gain or loss is allocated pursuant to Section 6.1.
(iii)    The General Partner shall apply the principles of Treasury Regulation Section 1.704-3(d) to eliminate Book-Tax Disparities.
(c)    For the proper administration of the Partnership and for the preservation of uniformity of the Limited Partner Interests (or any class or classes thereof), the General Partner shall have sole discretion to (i) adopt such conventions as it deems appropriate in determining the amount of depreciation, amortization and cost recovery deductions; (ii) make special allocations for federal income tax purposes of income (including, without limitation, gross income) or deductions; and (iii) amend the provisions of this Agreement as appropriate (x) to reflect the proposal or promulgation of Treasury Regulations under Section 704(b) or Section 704(c) of the Code or (y) otherwise to preserve or achieve uniformity of the Limited Partner Interests (or any class or classes thereof). The General Partner may adopt such conventions, make such allocations and make such amendments to this Agreement as provided in this Section 6.2(c) only if such conventions, allocations or amendments would not have a material adverse effect on the Partners, the holders of any class or classes of Limited Partner Interests issued and Outstanding or the Partnership, and if such allocations are consistent with the principles of Section 704 of the Code.
(d)    The General Partner in its discretion may determine to depreciate or amortize the portion of an adjustment under Section 743(b) of the Code attributable to unrealized appreciation in any Adjusted Property (to the extent of the unamortized Book-Tax Disparity) using a predetermined rate derived from the depreciation or amortization method and useful life applied to the Partnership’s common basis of such property, despite any inconsistency of such approach with Treasury Regulation Section 1.167(c)-l(a)(6) or any successor regulations thereto. If the General Partner determines that such reporting position cannot reasonably be taken, the General Partner may adopt depreciation and amortization conventions under which all purchasers acquiring Limited Partner Interests in the same month would receive depreciation and amortization deductions, based upon the same applicable rate as if they had purchased a direct interest in the Partnership’s property. If the General Partner chooses not to utilize such aggregate method, the General Partner may use any other reasonable depreciation and amortization conventions to preserve the uniformity of the intrinsic tax characteristics of any Limited Partner Interests that would not have a material adverse effect on the Limited Partners or the Record Holders of any class or classes of Limited Partner Interests.
(e)    Any gain allocated to the Partners upon the sale or other taxable disposition of any Partnership asset shall, to the extent possible, after taking into account other required allocations of gain pursuant to this Section 6.2, be characterized as Recapture Income in the same proportions and to the same extent as such Partners (or their predecessors in interest) have been allocated any deductions directly or indirectly giving rise to the treatment of such gains as Recapture Income.
(f)    All items of income, gain, loss, deduction and credit recognized by the Partnership for federal income tax purposes and allocated to the Partners in accordance with the provisions hereof shall be determined without regard to any election under Section 754 of the Code which may be made by the Partnership; provided, however, that such allocations, once made, shall be adjusted as necessary or appropriate to take into account those adjustments permitted or required by Sections 734 and 743 of the Code.
(g)    Each item of Partnership income, gain, loss and deduction shall for federal income tax purposes, be determined on an annual basis and prorated on a monthly basis and shall be allocated to the Partners as of the opening of the New York Stock Exchange on the first Business Day of each month; provided, however, that gain or loss on a sale or other disposition of any assets of the Partnership or any other extraordinary item of income or loss realized and recognized other than in the ordinary course of business, as determined by the General Partner in its sole discretion, shall be allocated to the Partners as of the opening of the New York Stock Exchange on the first Business Day of the month in which such gain or loss is recognized for federal income tax purposes. The General Partner may revise, alter or otherwise modify such methods of allocation as it determines necessary or appropriate in its sole discretion, to the extent permitted or required by Section 706 of the Code and the regulations or rulings promulgated thereunder.
(h)    Allocations that would otherwise be made to a Limited Partner under the provisions of this Article VI shall instead be made to the beneficial owner of Limited Partner Interests held by a nominee in any case in which the nominee has furnished the identity of such owner to the Partnership in accordance with Section 6031(c) of the Code or any other method acceptable to the General Partner in its sole discretion.
(i)    If, as a result of an exercise of a Noncompensatory Option, a Capital Account reallocation is required under Treasury Regulation Section 1.704-1(b)(2)(iv)(s)(3), the General Partner shall make corrective allocations pursuant to Treasury Regulation Section 1.704-1(b)(4)(x). In the event such corrective allocations are necessary, the Class A Preferred Holders agree to remain a partner of the Partnership until such allocations are completed, and the General Partner agrees to make such allocations as soon as practicable, even if such allocations are not consistent with Section 706 of the Code and any Treasury Regulations thereunder.
Section 6.3    Requirement and Characterization of Distributions; Distributions to Record Holders.
(a)    Subject, in all instances, to the operation of Section 5.10(b), within 60 days following the end of each Quarter commencing with the Quarter ending on December 31, 2002, an amount equal to 100% of Available Cash with respect to such Quarter shall, subject to Section 17-607 of the Delaware Act, be distributed in accordance with this Article VI by the Partnership to the Partners, Pro Rata, as of the Record Date selected by the General Partner in its reasonable discretion. All distributions required to be made under this Agreement shall be made subject to Section 17-607 of the Delaware Act.

(b)    Notwithstanding Section 6.3(a), in the event of the dissolution and liquidation of the Partnership, all receipts received during or after the Quarter in which the Liquidation Date occurs, other than from borrowings described in (a)(ii) of the definition of Available Cash, shall be applied and distributed solely in accordance with, and subject to the terms and conditions of, Section 12.4.
(c)    In the event of the dissolution and liquidation of the Partnership, all receipts received during or after the Quarter in which the Liquidation Date occurs shall be applied and distributed solely in accordance with, and subject to the terms and conditions of, Section 12.4.
(d)    The General Partner shall have the discretion to treat taxes paid by the Partnership on behalf of, or amounts withheld with respect to, all or less than all of the Partners, as a distribution of Available Cash to such Partners.
(e)    Each distribution in respect of a Partnership Interest shall be paid by the Partnership, directly or through the Transfer Agent or through any other Person or agent, only to the Record Holder of such Partnership Interest as of the Record Date set for such distribution. Such payment shall constitute full payment and satisfaction of the Partnership’s liability in respect of such payment, regardless of any claim of any Person who may have an interest in such payment by reason of an assignment or otherwise.
Section 6.4    Special Provisions Relating to the Class A Preferred Holders.
(a)    Immediately upon the conversion of any Class A Preferred Unit into Common Units pursuant to Section 5.10(f), the Unitholder holding a Class A Preferred Unit that is converted shall possess all of the rights and obligations of a Unitholder holding Common Units hereunder, including the right to vote as a holder of Common Units and the right to participate in allocations of income, gain, loss and deduction and distributions made with respect to Common Units; provided, however, that such converted Class A Preferred Units shall remain subject to the provisions of Section 6.4(b).
(b)    A Unitholder holding a Class A Preferred Unit that has converted into a Common Unit pursuant to Section 5.10(f) shall not be issued a Common Unit Certificate pursuant to Section 4.1 and shall not be permitted to transfer its converted Class A Preferred Units to a Person that is not an Affiliate of the holder until such time as the General Partner determines, based on advice of counsel, that upon transfer, each such converted Class A Preferred Unit should have intrinsic economic and U.S. federal income tax characteristics to the transferee, in all material respects, that are the same as the intrinsic economic and U.S. federal income tax characteristics that a Common Unit (other than a converted Class A Preferred Unit) would have to such transferee upon transfer, provided that in all events such determination shall be made within 5 Business Days of the date of conversion or receipt by the Partnership of the notice of transfer, as applicable. The General Partner shall act in good faith and shall make the determinations set forth in this Section 6.4(b) as soon as practicable following a Conversion Date or as earlier provided herein.
(c)    Except as expressly set forth herein, all payments and distributions to holders of Class A Preferred Units shall be made ratably to them in accordance with the Class A Preferred Units held by them.

Section 6.5    Special Provisions Relating to 2017 Warrants.
(a)    A Unitholder holding a Common Unit that has resulted from the exercise of a 2017 Warrant shall not be issued a Common Unit Certificate pursuant to Section 4.1, if the Common Units are evidenced by Certificates, and shall not be permitted to transfer such Common Unit to a Person that is not an Affiliate of the holder until such time as the General Partner determines, based on advice of counsel, that each such Common Unit should have, as a substantive matter, like intrinsic economic and federal income tax characteristics, in all material respects, to the intrinsic economic and federal income tax characteristics of a Common Unit, provided that in all events such determination shall be made within 5 Business Days of the date of the exercise of a 2017 Warrant. In connection with the condition imposed by this Section 6.5(a), the General Partner shall act in good faith to provide economic uniformity to such Common Units in preparation for a transfer of such Common Units, including the application of Section 5.5(c)(ii) and this Section 6.5(a); provided, however, that no such steps may be taken that would have a material adverse effect on the Unitholders holding Common Units.

ARTICLE VII

MANAGEMENT AND OPERATION OF BUSINESS

Section 7.1    Management.
(a)    The General Partner shall conduct, direct and manage all activities of the Partnership. Except as otherwise expressly provided in this Agreement, all management powers over the business and affairs of the Partnership shall be exclusively vested in the General Partner, and no Limited Partner or Assignee shall have any management power over the business and affairs of the Partnership. In addition to the powers now or hereafter granted a general partner of a limited partnership under applicable law or which are granted to the General Partner under any other provision of this Agreement, the General Partner, subject to Section 7.3, shall have full power and authority to do all things and on such terms as it, in its sole discretion, may deem necessary or appropriate to conduct the business of the Partnership, to exercise all powers set forth in Section 2.5 and to effectuate the purposes set forth in Section 2.4, including the following:
(i)    the making of any expenditures, the lending or borrowing of money, the assumption or guarantee of, or other contracting for, indebtedness and other liabilities, the issuance of evidences of indebtedness, including indebtedness that is convertible into Partnership Securities, and the incurring of any other obligations;
(ii)    the making of tax, regulatory and other filings, or rendering of periodic or other reports to governmental or other agencies having jurisdiction over the business or assets of the Partnership;
(iii)    the acquisition, disposition, mortgage, pledge, encumbrance, hypothecation or exchange of any or all of the assets of the Partnership or the merger or other combination of the Partnership with or into another Person (the matters described in this clause (iii) being subject, however, to any prior approval that may be required by Section 7.3);
(iv)    the use of the assets of the Partnership (including cash on hand) for any purpose consistent with the terms of this Agreement, including the financing of the conduct of the operations of the Partnership Group; subject to Section 7.6(a), the lending of funds to other Persons (including other Group Members), the repayment or guarantee of obligations of the Partnership Group and the making of capital contributions to any member of the Partnership Group;
(v)    the negotiation, execution and performance of any contracts, conveyances or other instruments (including instruments that limit the liability of the Partnership under contractual arrangements to all or particular assets of the Partnership, with the other party to the contract to have no recourse against the General Partner or its assets other than its interest in the Partnership, even if same results in the terms of the transaction being less favorable to the Partnership than would otherwise be the case);
(vi)     the distribution of Partnership cash;
(vii)    the selection and dismissal of employees (including employees having titles such as “president,” “vice president,” “secretary” and “treasurer”) and agents, outside attorneys, accountants, consultants and contractors and the determination of their compensation and other terms of employment or hiring;
(viii)    the maintenance of such insurance for the benefit of the Partnership Group and the Partners as it deems necessary or appropriate;
(ix)    the formation of, or acquisition of an interest in, and the contribution of property and the making of loans to, any further limited or general partnerships, joint ventures, corporations, limited liability companies or other relationships (including the acquisition of interests in, and the contributions of property to, any Group Member from time to time) subject to the restrictions set forth in Section 2.4;
(x)    the control of any matters affecting the rights and obligations of the Partnership, including the bringing and defending of actions at law or in equity and otherwise engaging in the conduct of litigation and the incurring of legal expense and the settlement of claims and litigation;
(xi)    the indemnification of any Person against liabilities and contingencies to the extent permitted by law;
(xii)    the entering into of listing agreements with any National Securities Exchange and the delisting of some or all of the Limited Partner Interests from, or requesting that trading be suspended on, any such exchange (subject to any prior approval that may be required under Section 4.7);

(xiii)    the purchase, sale or other acquisition or disposition of Partnership Securities, or the issuance of additional options, rights, warrants and appreciation rights relating to Partnership Securities; and
(xiv)    the undertaking of any action in connection with the Partnership’s participation in any Group Member as a member or partner.
(b)    Notwithstanding any other provision of this Agreement, the Operating Company Agreement, the Delaware Act or any applicable law, rule or regulation, each of the Partners and the Assignees and each other Person who may acquire an interest in Partnership Securities hereby (i) approves, ratifies and confirms the execution, delivery and performance by the parties thereto of the Operating Company Agreement, any other limited liability company or partnership agreement of any other Group Member, the Underwriting Agreement, the Omnibus Agreement, the Contribution Agreement and the other agreements described in or filed as exhibits to the Registration Statement that are related to the transactions contemplated by the Registration Statement; (ii) agrees that the General Partner (on its own or through any officer of the Partnership) is authorized to execute, deliver and perform the agreements referred to in clause (i) of this sentence and the other agreements, acts, transactions and matters described in or contemplated by the Registration Statement on behalf of the Partnership without any further act, approval or vote of the Partners or the Assignees or the other Persons who may acquire an interest in Partnership Securities; and (iii) agrees that the execution, delivery or performance by the General Partner, any Group Member or any Affiliate of any of them, of this Agreement or any agreement authorized or permitted under this Agreement (including the exercise by the General Partner or any Affiliate of the General Partner of the rights accorded pursuant to Article XV), shall not constitute a breach by the General Partner of any duty that the General Partner may owe the Partnership or the Limited Partners or any other Persons under this Agreement (or any other agreements) or of any duty stated or implied by law or equity.
Section 7.2    Certificate of Limited Partnership. The General Partner has caused the Certificate of Limited Partnership to be filed with the Secretary of State of the State of Delaware as required by the Delaware Act. The General Partner shall use all reasonable efforts to cause to be filed such other certificates or documents as may be determined by the General Partner in its sole discretion to be reasonable and necessary or appropriate for the formation, continuation, qualification and operation of a limited partnership (or a partnership in which the limited partners have limited liability) in the State of Delaware or any other state in which the Partnership may elect to do business or own property. To the extent that such action is determined by the General Partner in its sole discretion to be reasonable and necessary or appropriate, the General Partner shall file amendments to and restatements of the Certificate of Limited Partnership and do all things necessary to maintain the Partnership as a limited partnership (or a partnership or other entity in which the limited partners have limited liability) under the laws of the State of Delaware or of any other state in which the Partnership may elect to do business or own property. Subject to the terms of Section 3.4(a), the General Partner shall not be required, before or after filing, to deliver or mail a copy of the Certificate of Limited Partnership, any qualification document or any amendment thereto to any Limited Partner.

Section 7.3    Restrictions on the General Partner’s Authority.
(a)    The General Partner may not, without written approval of the specific act by holders of all of the Outstanding Limited Partner Interests or by other written instrument executed and delivered by holders of all of the Outstanding Limited Partner Interests subsequent to the date of this Agreement, take any action in contravention of this Agreement, including, except as otherwise provided in this Agreement, (i) committing any act that would make it impossible to carry on the ordinary business of the Partnership; (ii) possessing Partnership property, or assigning any rights in specific Partnership property, for other than a Partnership purpose; (iii) admitting a Person as a Partner; (iv) amending this Agreement in any manner; or (v) transferring its interest as a general partner of the Partnership.
(b)    Except as provided in Articles XII and XIV, the General Partner may not sell, exchange or otherwise dispose of all or substantially all of the Partnership’s assets in a single transaction or a series of related transactions (including by way of merger, consolidation or other combination) or approve on behalf of the Partnership the sale, exchange or other disposition of all or substantially all of the assets of the Operating Company and its Subsidiaries taken as a whole without the approval of holders of a Unit Majority; provided however that this provision shall not preclude or limit the General Partner’s ability to mortgage, pledge, hypothecate or grant a security interest in all or substantially all of the assets of the Partnership or the Operating Company and shall not apply to any forced sale of any or all of the assets of the Partnership or the Operating Company pursuant to the foreclosure of, or other realization upon, any such encumbrance. Without the approval of holders of a Unit Majority, the General Partner shall not, on behalf of the Partnership, (i) consent to any amendment to the Operating Company Agreement or, except as expressly permitted by Section 7.9(d), take any action permitted to be taken by a member of the Operating Company, in either case, that would adversely affect the Limited Partners (including any particular class of Partnership Interests as compared to any other class of Partnership Interests) in any material respect or (ii) except as permitted under Sections 4.6, 11.1 and 11.2, elect or cause the Partnership to elect a successor general partner of the Partnership.
Section 7.4    Reimbursement of the General Partner.
(a)    Except as provided in this Section 7.4 and elsewhere in this Agreement, the General Partner shall not be compensated for its services as a general partner or managing member of any Group Member.
(b)    The General Partner shall be reimbursed on a monthly basis, or such other reasonable basis as the General Partner may determine in its sole discretion, for (i) all direct and indirect expenses it incurs or payments it makes on behalf of the Partnership (including salary, bonus, incentive compensation and other amounts paid to any Person including Affiliates of the General Partner to perform services for the Partnership or for the General Partner in the discharge of its duties to the Partnership), and (ii) all other necessary or appropriate expenses allocable to the Partnership or otherwise reasonably incurred by the General Partner in connection with operating the Partnership’s business (including expenses allocated to the General Partner by its Affiliates). The General Partner shall determine the expenses that are allocable to the Partnership in any reasonable manner determined by the General Partner in its sole discretion. Reimbursements pursuant to this Section 7.4 shall be in addition to any reimbursement to the General Partner as a result of indemnification pursuant to Section 7.7.
(c)    The General Partner, in its sole discretion and without the approval of the Limited Partners (who shall have no right to vote in respect thereof), may propose and adopt on behalf of the Partnership employee benefit plans, employee programs and employee practices (including plans, programs and practices involving the issuance of Partnership Securities or options to purchase, or rights, warrants or appreciation rights relating to, Partnership Securities), or cause the Partnership to issue Partnership Securities in connection with, or pursuant to, any employee benefit plan, employee program or employee practice maintained or sponsored by the General Partner or any of its Affiliates, in each case for the benefit of employees of the General Partner, any Group Member or any Affiliate, or any of them, in respect of services performed, directly or indirectly, for the benefit of the Partnership Group. The Partnership agrees to issue and sell to the General Partner or any of its Affiliates any Partnership Securities that the General Partner or such Affiliates are obligated to provide to any employees pursuant to any such employee benefit plans, employee programs or employee practices. Expenses incurred by the General Partner in connection with any such plans, programs and practices (including the net cost to the General Partner or such Affiliates of Partnership Securities purchased by the General Partner or such Affiliates from the Partnership to fulfill options or awards under such plans, programs and practices) shall be reimbursed in accordance with Section 7.4(b). Any and all obligations of the General Partner under any employee benefit plans, employee programs or employee practices adopted by the General Partner as permitted by this Section 7.4(c) shall constitute obligations of the General Partner hereunder and shall be assumed by any successor General Partner approved pursuant to Section 11.1 or 11.2 or the transferee of or successor to all of the General Partner’s General Partner Interest pursuant to Section 4.6.
Section 7.5    Outside Activities.
(a)    After the Closing Date, the General Partner, for so long as it is the General Partner of the Partnership (i) agrees that its sole business will be to act as a general partner or managing member, as the case may be, of the Partnership and any other partnership or limited liability company of which the Partnership or the Operating Company is, directly or indirectly, a partner or member and to undertake activities that are ancillary or related thereto (including being a limited partner in the Partnership), (ii) shall not engage in any business or activity or incur any debts or liabilities except in connection with or incidental to (A) its performance as general partner or managing member of one or more Group Members or as described in or contemplated by the Registration Statement, or (B) the acquiring, owning or disposing of debt or equity securities in any Group Member and (iii) except to the extent permitted in the Omnibus Agreement, shall not, and shall cause its Affiliates (other than the Adena Group, which shall be subject to the Restricted Business Contribution Agreement) not to, engage in any Restricted Business.
(b)    On the Closing Date, Arch Coal, Inc., Ark Land, Great Northern, New Gauley, Western Pocahontas and certain of their respective Affiliates entered into the Omnibus Agreement with the General Partner, the Partnership and the Operating Company. As of the date of this Agreement, the Omnibus Agreement sets forth certain restrictions on the ability of Great Northern, New Gauley, Western Pocahontas and such Affiliates to engage in Restricted Businesses. Cline,

Foresight and Adena have entered into the Restricted Business Contribution Agreement with the General Partner, the Partnership, the Organizational General Partner and the Operating Company, which agreement sets forth certain restrictions on the ability of the Adena Group to engage in Adena Restricted Businesses.
(c)    Except as specifically restricted by Section 7.5(a), the Omnibus Agreement and the Restricted Business Contribution Agreement, each Indemnitee (other than the General Partner) shall have the right to engage in businesses of every type and description and other activities for profit and to engage in and possess an interest in other business ventures of any and every type or description, whether in businesses engaged in or anticipated to be engaged in by any Group Member, independently or with others, including business interests and activities in direct competition with the business and activities of any Group Member, and none of the same shall constitute a breach of this Agreement or any duty express or implied by law to any Group Member or any Partner or Assignee. Neither any Group Member, any Limited Partner nor any other Person shall have any rights by virtue of this Agreement, the Operating Company Agreement, any other limited liability company or partnership agreement of any other Group Member, or the partnership relationship established hereby or thereby in any business ventures of any Indemnitee.
(d)    Subject to the terms of Section 7.5(a), Section 7.5(b), Section 7.5(c), the Omnibus Agreement and the Restricted Business Contribution Agreement, but otherwise notwithstanding anything to the contrary in this Agreement, (i) the engaging in competitive activities by any Indemnitees (other than the General Partner) in accordance with the provisions of this Section 7.5 is hereby approved by the Partnership and all Partners, (i) it shall be deemed not to be a breach of the General Partner’s fiduciary duty or any other obligation of any type whatsoever of the General Partner for the Indemnitees (other than the General Partner) to engage in such business interests and activities in preference to or to the exclusion of the Partnership and (i) except as set forth in the Omnibus Agreement or the Restricted Business Contribution Agreement, the General Partner and the Indemnitees shall have no obligation to present business opportunities to the Partnership.
(e)    The General Partner and any of its Affiliates may acquire Units or other Partnership Securities in addition to those acquired on the Closing Date and, except as otherwise provided in this Agreement, shall be entitled to exercise all rights of the General Partner or Limited Partner, as applicable, relating to such Units or Partnership Securities.
(f)    The term “Affiliates” when used in Section 7.5(a) and Section 7.5(e) with respect to the General Partner shall not include any Group Member or any Subsidiary of the Group Member.
(g)    Anything in this Agreement to the contrary notwithstanding, to the extent that provisions of Section 7.7, 7.8, 7.9, 7.10 or other Sections of this Agreement purport or are interpreted to have the effect of restricting the fiduciary duties that might otherwise, as a result of Delaware or other applicable law, be owed by the General Partner to the Partnership and its Limited Partners, or to constitute a waiver or consent by the Limited Partners to any such restriction, such provisions shall be inapplicable and have no effect in determining whether the General Partner has complied with its fiduciary duties in connection with determinations made by it under this Section 7.5.
Section 7.6    Loans from the General Partner; Loans or Contributions from the Partnership; Contracts with Affiliates; Certain Restrictions on the General Partner.
(a)    The General Partner or any of its Affiliates may lend to any Group Member, and any Group Member may borrow from the General Partner or any of its Affiliates, funds needed or desired by the Group Member for such periods of time and in such amounts as the General Partner may determine; provided, however, that in any such case the lending party may not charge the borrowing party interest at a rate greater than the rate that would be charged the borrowing party or impose terms less favorable to the borrowing party than would be charged or imposed on the borrowing party by unrelated lenders on comparable loans made on an arm’s-length basis (without reference to the lending party’s financial abilities or guarantees). The borrowing party shall reimburse the lending party for any costs (other than any additional interest costs) incurred by the lending party in connection with the borrowing of such funds. For purposes of this Section 7.6(a) and Section 7.6(b), the term “Group Member” shall include any Affiliate of a Group Member that is controlled by the Group Member. No Group Member may lend funds to the General Partner or any of its Affiliates (other than another Group Member).
(b)    The Partnership may lend or contribute to any Group Member, and any Group Member may borrow from the Partnership, funds on terms and conditions established in the sole discretion of the General Partner; provided, however, that the Partnership may not charge the Group Member interest at a rate less than the rate that would be charged to the Group Member (without reference to the General Partner’s financial abilities or guarantees) by unrelated lenders on comparable loans. The foregoing authority shall be exercised by the General Partner in its sole discretion and shall not create any right or benefit in favor of any Group Member or any other Person.
(c)    The General Partner may itself, or may enter into an agreement with any of its Affiliates to, render services to a Group Member or to the General Partner in the discharge of its duties as General Partner of the Partnership. Any services rendered to a Group Member by the General Partner or any of its Affiliates shall be on terms that are fair and reasonable to the Partnership; provided, however, that the requirements of this Section 7.6(c) shall be deemed satisfied as to (i) any transaction approved by Special Approval, (ii) any transaction, the terms of which are no less favorable to the Partnership Group than those generally being provided to or available from unrelated third parties or (iii) any transaction that, taking into account the totality of the relationships between the parties involved (including other transactions that may be particularly favorable or advantageous to the Partnership Group), is equitable to the Partnership Group. The provisions of Section 7.4 shall apply to the rendering of services described in this Section 7.6(c).
(d)    The Partnership Group may transfer assets to joint ventures, other partnerships, corporations, limited liability companies or other business entities in which it is or thereby becomes a participant upon such terms and subject to such conditions as are consistent with this Agreement and applicable law.

(e)    Neither the General Partner nor any of its Affiliates shall sell, transfer or convey any property to, or purchase any property from, the Partnership, directly or indirectly, except pursuant to transactions that are fair and reasonable to the Partnership; provided, however, that the requirements of this Section 7.6(e) shall be deemed to be satisfied as to (i) the transactions effected pursuant to Sections 5.2 and 5.3, the Contribution Agreement and any other transactions described in or contemplated by the Registration Statement, (ii) any transaction approved by Special Approval, (iii) any transaction, the terms of which are no less favorable to the Partnership than those generally being provided to or available from unrelated third parties, or (iv) any transaction that, taking into account the totality of the relationships between the parties involved (including other transactions that may be particularly favorable or advantageous to the Partnership), is equitable to the Partnership. With respect to any contribution of assets to the Partnership in exchange for Partnership Securities, the Conflicts Committee, in determining whether the appropriate number of Partnership Securities are being issued, may take into account, among other things, the fair market value of the assets, the liquidated and contingent liabilities assumed, the tax basis in the assets, the extent to which tax-only allocations to the transferor will protect the existing partners of the Partnership against a low tax basis, and such other factors as the Conflicts Committee deems relevant under the circumstances.
(f)    The General Partner and its Affiliates will have no obligation to permit any Group Member to use any facilities or assets of the General Partner and its Affiliates, except as may be provided in contracts entered into from time to time specifically dealing with such use, nor shall there be any obligation on the part of the General Partner or its Affiliates to enter into such contracts.
(g)    Without limitation of Sections 7.6(a) through 7.6(f), and notwithstanding anything to the contrary in this Agreement, the existence of the conflicts of interest described in the Registration Statement are hereby approved by all Partners.
Section 7.7    Indemnification.
(a)    To the fullest extent permitted by law but subject to the limitations expressly provided in this Agreement, all Indemnitees shall be indemnified and held harmless by the Partnership from and against any and all losses, claims, damages, liabilities, joint or several, expenses (including legal fees and expenses), judgments, fines, penalties, interest, settlements or other amounts arising from any and all claims, demands, actions, suits or proceedings, whether civil, criminal, administrative or investigative, in which any Indemnitee may be involved, or is threatened to be involved, as a party or otherwise, by reason of its status as an Indemnitee; provided, that in each case the Indemnitee acted in good faith and in a manner that such Indemnitee reasonably believed to be in, or (in the case of a Person other than the General Partner) not opposed to, the best interests of the Partnership and, with respect to any criminal proceeding, had no reasonable cause to believe its conduct was unlawful; provided, further, no indemnification pursuant to this Section 7.7 shall be available to the General Partner or its Affiliates (other than a Group Member) with respect to its or their obligations incurred pursuant to the Underwriting Agreement, the Omnibus Agreement, the Restricted Business Contribution Agreement, the Contribution Agreement or the Adena Contribution Agreements (other than obligations incurred by the General Partner on behalf of the Partnership). The termination of any action, suit or proceeding by judgment, order, settlement, conviction or upon a plea of nolo contendere, or its equivalent, shall not create a presumption that the Indemnitee acted in a manner contrary to that specified above. Any indemnification pursuant to this Section 7.7 shall be made only out of the assets of the Partnership, it being agreed that the General Partner shall not be personally liable for such indemnification and shall have no obligation to contribute or loan any monies or property to the Partnership to enable it to effectuate such indemnification.
(b)    To the fullest extent permitted by law, expenses (including legal fees and expenses) incurred by an Indemnitee who is indemnified pursuant to Section 7.7(a) in defending any claim, demand, action, suit or proceeding shall, from time to time, be advanced by the Partnership prior to the final disposition of such claim, demand, action, suit or proceeding upon receipt by the Partnership of any undertaking by or on behalf of the Indemnitee to repay such amount if it shall be determined that the Indemnitee is not entitled to be indemnified as authorized in this Section 7.7.
(c)    The indemnification provided by this Section 7.7 shall be that of a primary indemnitor and is in addition to any other rights to which an Indemnitee may be entitled under any agreement, pursuant to any vote of the holders of Outstanding Limited Partner Interests, as a matter of law or otherwise, both as to actions in the Indemnitee’s capacity as an Indemnitee and as to actions in any other capacity (including any capacity under the Underwriting Agreement), and shall continue as to an Indemnitee who has ceased to serve in such capacity and shall inure to the benefit of the heirs, successors, assigns and administrators of the Indemnitee.
(d)    The Partnership may purchase and maintain (or reimburse the General Partner or its Affiliates for the cost of) insurance, on behalf of the General Partner, its Affiliates and such other Persons as the General Partner shall determine, against any liability that may be asserted against or expense that may be incurred by such Person in connection with the Partnership’s activities or such Person’s activities on behalf of the Partnership, regardless of whether the Partnership would have the power to indemnify such Person against such liability under the provisions of this Agreement.
(e)    For purposes of this Section 7.7, the Partnership shall be deemed to have requested an Indemnitee to serve as fiduciary of an employee benefit plan whenever the performance by it of its duties to the Partnership also imposes duties on, or otherwise involves services by, it to the plan or participants or beneficiaries of the plan; excise taxes assessed on an Indemnitee with respect to an employee benefit plan pursuant to applicable law shall constitute “fines” within the meaning of Section 7.7(a); and action taken or omitted by it with respect to any employee benefit plan in the performance of its duties for a purpose reasonably believed by it to be in the interest of the participants and beneficiaries of the plan shall be deemed to be for a purpose which is in, or not opposed to, the best interests of the Partnership.
(f)    In no event may an Indemnitee subject the Limited Partners to personal liability by reason of the indemnification provisions set forth in this Agreement.
(g)    An Indemnitee shall not be denied indemnification in whole or in part under this Section 7.7 because the Indemnitee had an interest in the transaction with respect to which the indemnification applies if the transaction was otherwise permitted by the terms of this Agreement.

(h)    The provisions of this Section 7.7 are for the benefit of the Indemnitees, their heirs, successors, assigns and administrators and shall not be deemed to create any rights for the benefit of any other Persons.
(i)    No amendment, modification or repeal of this Section 7.7 or any provision hereof shall in any manner terminate, reduce or impair the right of any past, present or future Indemnitee to be indemnified by the Partnership, nor the obligations of the Partnership to indemnify any such Indemnitee under and in accordance with the provisions of this Section 7.7 as in effect immediately prior to such amendment, modification or repeal with respect to claims arising from or relating to matters occurring, in whole or in part, prior to such amendment, modification or repeal, regardless of when such claims may arise or be asserted.
Section 7.8    Liability of Indemnitees.
(a)    Notwithstanding anything to the contrary set forth in this Agreement, no Indemnitee shall be liable for monetary damages to the Partnership, the Limited Partners, the Assignees or any other Persons who have acquired interests in the Partnership Securities, for losses sustained or liabilities incurred as a result of any act or omission if such Indemnitee acted in good faith.
(b)    Subject to its obligations and duties as General Partner set forth in Section 7.1(a), the General Partner may exercise any of the powers granted to it by this Agreement and perform any of the duties imposed upon it hereunder either directly or by or through its agents, and the General Partner shall not be responsible for any misconduct or negligence on the part of any such agent appointed by the General Partner in good faith.
(c)    To the extent that, at law or in equity, an Indemnitee has duties (including fiduciary duties) and liabilities relating thereto to the Partnership or to the Partners, the General Partner and any other Indemnitee acting in connection with the Partnership’s business or affairs shall not be liable to the Partnership or to any Partner for its good faith reliance on the provisions of this Agreement. The provisions of this Agreement, to the extent that they restrict or otherwise modify the duties and liabilities of an Indemnitee otherwise existing at law or in equity, are agreed by the Partners to replace such other duties and liabilities of such Indemnitee.
(d)    Any amendment, modification or repeal of this Section 7.8 or any provision hereof shall be prospective only and shall not in any way affect the limitations on the liability to the Partnership, the Limited Partners, the General Partner, and the Partnership’s and General Partner’s directors, officers and employees under this Section 7.8 as in effect immediately prior to such amendment, modification or repeal with respect to claims arising from or relating to matters occurring, in whole or in part, prior to such amendment, modification or repeal, regardless of when such claims may arise or be asserted.
Section 7.9    Resolution of Conflicts of Interest.
(a)    Unless otherwise expressly provided in this Agreement, the Operating Company Agreement, or any other limited liability company or partnership agreement of any other Group Member, whenever a potential conflict of interest exists or arises between the General Partner or any of its Affiliates, on the one hand, and the Partnership, the Operating Company, any other Group Member, any Partner or any Assignee, on the other, any resolution or course of action by the General Partner or its Affiliates in respect of such conflict of interest shall be permitted and deemed approved by all Partners, and shall not constitute a breach of this Agreement, of the Operating Company Agreement, of any agreement contemplated herein or therein, or of any duty stated or implied by law or equity, if the resolution or course of action is, or by operation of this Agreement is deemed to be, fair and reasonable to the Partnership. The General Partner shall be authorized but not required in connection with its resolution of such conflict of interest to seek Special Approval of such resolution. Any conflict of interest and any resolution of such conflict of interest shall be conclusively deemed fair and reasonable to the Partnership if such conflict of interest or resolution is (i) approved by Special Approval (as long as the material facts known to the General Partner or any of its Affiliates regarding any proposed transaction were disclosed to the Conflicts Committee at the time it gave its approval), (ii) on terms no less favorable to the Partnership than those generally being provided to or available from unrelated third parties or (iii) fair to the Partnership, taking into account the totality of the relationships between the parties involved (including other transactions that may be particularly favorable or advantageous to the Partnership). The General Partner may also adopt a resolution or course of action that has not received Special Approval. The General Partner (including the Conflicts Committee in connection with Special Approval) shall be authorized in connection with its determination of what is “fair and reasonable” to the Partnership and in connection with its resolution of any conflict of interest to consider (A) the relative interests of any party to such conflict, agreement, transaction or situation and the benefits and burdens relating to such interest; (B) any customary or accepted industry practices and any customary or historical dealings with a particular Person; (C) any applicable generally accepted accounting practices or principles; and (D) such additional factors as the General Partner (including the Conflicts Committee) determines in its sole discretion to be relevant, reasonable or appropriate under the circumstances. Nothing contained in this Agreement, however, is intended to nor shall it be construed to require the General Partner (including the Conflicts Committee) to consider the interests of any Person other than the Partnership. In the absence of bad faith by the General Partner, the resolution, action or terms so made, taken or provided by the General Partner with respect to such matter shall not constitute a breach of this Agreement or any other agreement contemplated herein or a breach of any standard of care or duty imposed herein or therein or, to the extent permitted by law, under the Delaware Act or any other law, rule or regulation.
(b)    Whenever this Agreement or any other agreement contemplated hereby provides that the General Partner or any of its Affiliates is permitted or required to make a decision (i) in its “sole discretion” or “discretion,” that it deems “necessary or appropriate” or “necessary or advisable” or under a grant of similar authority or latitude, except as otherwise provided herein, the General Partner or such Affiliate shall be entitled to consider only such interests and factors as it desires and shall have no duty or obligation to give any consideration to any interest of, or factors affecting, the Partnership, any other Group Member, any Limited Partner or any Assignee, (ii) it may make such decision in its sole discretion (regardless of whether there is a reference to “sole discretion” or “discretion”) unless another express standard is provided for, or (iii) in “good faith” or under another express standard, the General Partner or such Affiliate shall act under such express standard and shall not be subject to any other or different standards imposed by this Agreement, the Operating Company Agreement, any other limited liability company or partnership agreement of any other Group Member, any other agreement contemplated hereby or under the Delaware Act or any other law, rule or regulation. In addition, any actions taken by the General Partner or such Affiliate consistent with the standards of “reasonable discretion” set forth in the definitions of Available Cash or Operating Surplus shall not constitute a breach of any duty of the General Partner to the Partnership or the Limited Partners. The General Partner shall have no duty, express or implied, to sell or otherwise dispose of any asset of the Partnership Group other than in the ordinary course of business. No borrowing by any Group Member or the approval thereof by the General Partner shall be deemed to constitute a breach of any duty of the General Partner to the Partnership or the Limited Partners by reason of the fact that the purpose or effect of such borrowing is directly or indirectly to enable distributions to the General Partner or its Affiliates (including in their capacities as Limited Partners).
(c)    Whenever a particular transaction, arrangement or resolution of a conflict of interest is required under this Agreement to be “fair and reasonable” to any Person, the fair and reasonable nature of such transaction, arrangement or resolution shall be considered in the context of all similar or related transactions.
(d)    The Unitholders hereby authorize the General Partner, on behalf of the Partnership as a partner or member of a Group Member, to approve of actions by the general partner or managing member of such Group Member similar to those actions permitted to be taken by the General Partner pursuant to this Section 7.9.
Section 7.10    Other Matters Concerning the General Partner.
(a)    The General Partner may rely and shall be protected in acting or refraining from acting upon any resolution, certificate, statement, instrument, opinion, report, notice, request, consent, order, bond, debenture or other paper or document believed by it to be genuine and to have been signed or presented by the proper party or parties.
(b)    The General Partner may consult with legal counsel, accountants, appraisers, management consultants, investment bankers and other consultants and advisers selected by it, and any act taken or omitted to be taken in reliance upon the opinion (including an Opinion of Counsel) of such Persons as to matters that the General Partner reasonably believes to be within such Person’s professional or expert competence shall be conclusively presumed to have been done or omitted in good faith and in accordance with such opinion.
(c)    The General Partner shall have the right, in respect of any of its powers or obligations hereunder, to act through any of its duly authorized officers, a duly appointed attorney or attorneys-in-fact or the duly authorized officers of the Partnership.
(d)    Any standard of care and duty imposed by this Agreement or under the Delaware Act or any applicable law, rule or regulation shall be modified, waived or limited, to the extent permitted by law, as required to permit the General Partner to act under this Agreement or any other agreement contemplated by this Agreement and to make any decision pursuant to the authority prescribed in this Agreement, so long as such action is reasonably believed by the General Partner to be in, or not inconsistent with, the best interests of the Partnership.

Section 7.11    Purchase or Sale of Partnership Securities. The General Partner may cause the Partnership to purchase or otherwise acquire Partnership Securities. As long as Partnership Securities are held by any Group Member, such Partnership Securities shall not be considered Outstanding for any purpose, except as otherwise provided herein. The General Partner or any of Affiliate of the General Partner may also purchase or otherwise acquire and sell or otherwise dispose of Partnership Securities for its own account, subject to the provisions of Articles IV and X.
Section 7.12    Registration Rights of the General Partner and its Affiliates.
(a)    If (i) the General Partner or any Affiliate of the General Partner, including Adena, (including for purposes of this Section 7.12, any Person that was an Affiliate of the General Partner at the Closing Date, notwithstanding that it may later cease to be an Affiliate of the General Partner or Adena) holds Partnership Securities that it desires to sell and (i) Rule 144 of the Securities Act (or any successor rule or regulation to Rule 144) or another exemption from registration is not available to enable such holder of Partnership Securities (the “Holder”) to dispose of the number (without limitation) of Partnership Securities it desires to sell at the time it desires to do so without registration under the Securities Act, then at the option and upon the request of the Holder, the Partnership shall file with the Commission as promptly as practicable after receiving such request, and use all commercially reasonable efforts to cause to become effective and remain effective for a period of not less than six months following its effective date or such shorter period as shall terminate when all Partnership Securities covered by such registration statement have been sold, a registration statement under the Securities Act registering the offering and sale of the number of Partnership Securities specified by the Holder; provided, however, that after November 1, 2011, the Partnership shall not be required to effect more than three registrations pursuant to Section 7.12(a) and Section 7.12(b) at the request of Adena or more than one registration pursuant to Section 7.12(a) and Section 7.12(b) at the request of each of Western Pocahontas, Great Northern and New Gauley; and provided further, however, that if the Conflicts Committee determines that the requested registration would be materially detrimental to the Partnership and its Partners because such registration would (x) materially interfere with a significant acquisition, reorganization or other similar transaction involving the Partnership, (y) require premature disclosure of material information that the Partnership has a bona fide business purpose for preserving as confidential or (z) render the Partnership unable to comply with requirements under applicable securities laws, then the Partnership shall have the right to postpone such requested registration for a period of not more than three months after receipt of the Holder’s request, such right pursuant to this Section 7.12(a) or Section 7.12(b) not to be utilized more than twice in any twelve-month period. Except as provided in the preceding sentence, the Partnership shall be deemed not to have used all commercially reasonable efforts to keep the registration statement effective during the applicable period if it voluntarily takes any action that would result in Holders of Partnership Securities covered thereby not being able to offer and sell such Partnership Securities at any time during such period, unless such action is required by applicable law. In connection with any registration pursuant to the first sentence of this Section 7.12(a), the Partnership shall (i) promptly prepare and file (A) such documents as may be necessary to register or qualify the securities subject to such registration under the securities laws of such states as the Holder shall reasonably request; provided, however, that no such qualification shall be required in any jurisdiction where, as a result thereof, the Partnership would become subject to general service of process or to taxation or qualification to do business as a foreign corporation or partnership doing business in such jurisdiction solely as a result of such registration, and (B) such documents as may be necessary to apply for listing or to list the Partnership Securities subject to such registration on such National Securities Exchange as the Holder shall reasonably request, and (ii) do any and all other acts and things that may reasonably be necessary or appropriate to enable the Holder to consummate a public sale of such Partnership Securities in such states. Except as set forth in Section 7.12(d), all costs and expenses of any such registration and offering (other than the underwriting discounts and commissions, if any) shall be paid by the Partnership, without reimbursement by the Holder; provided, however, that with respect to each such registration and offering requested by Adena pursuant to this Section 7.12(a), such costs and expenses shall be paid by the Partnership only to the extent that such costs and expenses exceed $150,000.
(b)    If any Holder holds Partnership Securities that it desires to sell and Rule 144 of the Securities Act (or any successor rule or regulation to Rule 144) or another exemption from registration is not available to enable such Holder to dispose of the number (without limitation) of Partnership Securities it desires to sell at the time it desires to do so without registration under the Securities Act, then at the option and upon the request of the Holder, the Partnership shall file with the Commission as promptly as practicable after receiving such request, and use all reasonable efforts to cause to become effective and remain continuously effective, supplemented and amended to the extent necessary to ensure that it is available until all Partnership Securities covered by such shelf registration statement have been sold, a “shelf” registration statement covering the Partnership Securities specified by the Holder on an appropriate form under Rule 415 under the Securities Act, or any similar rule that may be adopted by the Commission; provided, however, that after November 1, 2011, the Partnership shall not be required to effect more than three registrations pursuant to Section 7.12(a) and Section 7.12(b) at the request of Adena or more than one registration pursuant to Section 7.12(a) and Section 7.12(b) at the request of each of Western Pocahontas, Great Northern and New Gauley; and provided further, however, that if the Conflicts Committee determines in good faith that any offering under, or the use of any prospectus forming a part of, the shelf registration statement would be materially detrimental to the Partnership and its Partners because such offering or use would (x) materially interfere with a significant acquisition, reorganization or other similar transaction involving the Partnership, (y) require premature disclosure of material information that the Partnership has a bona fide business purpose for preserving as confidential or (z) render the Partnership unable to comply with requirements under applicable securities laws, then the Partnership shall have the right to suspend such offering or use for a period of not more than six months after receipt of the Holder’s request, such right pursuant to Section 7.12(a) or this Section 7.12(b) not to be utilized more than twice in any twelve-month period. Except as provided in the preceding sentence, the Partnership shall be deemed not to have used all reasonable efforts to keep the shelf registration statement effective during the applicable period if it voluntarily takes any action that would result in Holders of Partnership Securities covered thereby not being able to offer and sell such Partnership Securities at any time during such period, unless such action is required by applicable law. In connection with any shelf registration pursuant to this Section 7.12(b), the Partnership shall (i) promptly prepare and file (A) such documents as may be necessary to register or qualify the securities subject to such shelf registration under the securities laws of such states as the Holder shall reasonably request; provided, however, that no such qualification shall be required in any jurisdiction where, as a result thereof, the Partnership would become subject to general service of process or to taxation or qualification to do business as a foreign corporation or partnership doing business in such jurisdiction solely as a result of such shelf registration, and (B) such documents as may be necessary to apply for listing or to list the Partnership Securities subject to such shelf registration on such National Securities Exchange as the Holder shall reasonably request, and (ii) do any and all other acts and things that may be necessary or appropriate to enable the Holder to consummate a public sale of such Partnership Securities in such states. Except as set forth in Section 7.12(d), all costs and expenses of any such shelf registration and offering (other than the underwriting discounts and commissions, if any) shall be paid by the Partnership, without reimbursement by the Holder; provided, however, that with respect to each such shelf registration and offering requested by Adena pursuant to this Section 7.12(b), such costs and expenses shall be paid by the Partnership only to the extent that such costs and expenses exceed $150,000.
(c)    If the Partnership shall at any time propose to file a registration statement under the Securities Act for an offering of equity securities of the Partnership for cash (other than an offering relating solely to an employee benefit plan), the Partnership shall use all reasonable efforts to provide notice of its intention to file such registration statement and shall use all reasonable efforts to include such number or amount of securities held by the Holder in such registration statement as the Holder shall request; provided, that the Partnership is not required to make any effort or take any action to so include the securities of the Holder once the registration statement is declared effective by the Commission, including any registration statement providing for the offering from time to time of securities pursuant to Rule 415 of the Securities Act or any similar rule that may be adopted by the Commission. If the proposed offering pursuant to this Section 7.12(c) shall be an underwritten offering, then, in the event that the managing underwriter or managing underwriters of such offering advise the Partnership and the Holder in writing that in their opinion the inclusion of all or some of the Holder’s Partnership Securities would adversely and materially affect the success of the offering, the Partnership shall include in such offering only that number or amount, if any, of securities held by the Holder that, in the opinion of the managing underwriter or managing underwriters, will not so adversely and materially affect the offering. Except as set forth in Section 7.12(d), all costs and expenses of any such registration and offering (other than the underwriting discounts and commissions) shall be paid by the Partnership, without reimbursement by the Holder.
(d)    If underwriters are engaged in connection with any registration referred to in this Section 7.12, the Partnership shall provide indemnification, representations, covenants, opinions and other assurance to the underwriters in form and substance reasonably satisfactory to such underwriters. Further, in addition to and not in limitation of the Partnership’s obligation under Section 7.7, the Partnership shall, to the fullest extent permitted by law, indemnify and hold harmless the Holder, its officers, directors and each Person who controls the Holder (within the meaning of the Securities Act) and any agent thereof (collectively, “Indemnified Persons”) from and against any and all losses, claims, damages, liabilities, joint or several, expenses (including legal fees and expenses), judgments, fines, penalties, interest, settlements or other amounts arising from any and all claims, demands, actions, suits or proceedings, whether civil, criminal, administrative or investigative, in which any Indemnified Person may be involved, or is threatened to be involved, as a party or otherwise under the Securities Act or otherwise (hereinafter referred to in this

Section 7.12(d) as a “claim” and in the plural as “claims”) based upon, arising out of or resulting from any untrue statement or alleged untrue statement of any material fact contained in any registration statement under which any Partnership Securities were registered under the Securities Act or any state securities or Blue Sky laws, in any preliminary prospectus (if used prior to the effective date of such registration statement), or in any summary or final prospectus or in any amendment or supplement thereto (if used during the period the Partnership is required to keep the registration statement current), or arising out of, based upon or resulting from the omission or alleged omission to state therein a material fact required to be stated therein or necessary to make the statements made therein not misleading; provided, however, that the Partnership shall not be liable to any Indemnified Person to the extent that any such claim arises out of, is based upon or results from an untrue statement or alleged untrue statement or omission or alleged omission made in such registration statement, such preliminary, summary or final prospectus or such amendment or supplement, in reliance upon and in conformity with written information furnished to the Partnership by or on behalf of such Indemnified Person specifically for use in the preparation thereof.
(e)    The provisions of Section 7.12(a), Section 7.12(b) and Section 7.12(c) shall continue to be applicable with respect to the General Partner (and any of the General Partner’s Affiliates including Adena) after it ceases to be a general partner of the Partnership, during a period of two years subsequent to the effective date of such cessation and for so long thereafter as is required for the Holder to sell all of the Partnership Securities with respect to which it has requested during such two-year period inclusion in a registration statement otherwise filed or that a registration statement be filed; provided, however, that the Partnership shall not be required to file successive registration statements covering the same Partnership Securities for which registration was demanded during such two-year period. The provisions of Section 7.12(d) shall continue in effect thereafter.
(f)    The rights to cause the Partnership to register Partnership Securities pursuant to this Section 7.12 may be assigned (but only with all related obligations) by a Holder to a transferee or assignee of such Partnership Securities, provided (i) the Partnership is, within a reasonable time after such transfer, furnished with written notice of the name and address of such transferee or assignee and the Partnership Securities with respect to which such registration rights are being assigned; and (ii) such transferee or assignee agrees in writing to be bound by and subject to the terms set forth in this Section 7.12.
(g)    Any request to register Partnership Securities pursuant to this Section 7.12 shall (i) specify the Partnership Securities intended to be offered and sold by the Person making the request, (ii) express such Person’s present intent to offer such Partnership Securities for distribution, (iii) describe the nature or method of the proposed offer and sale of Partnership Securities, and (iv) contain the undertaking of such Person to provide all such information and materials and take all action as may be required in order to permit the Partnership to comply with all applicable requirements in connection with the registration of such Partnership Securities.
Section 7.13    Reliance by Third Parties. Notwithstanding anything to the contrary in this Agreement, any Person dealing with the Partnership shall be entitled to assume that the General Partner and any officer of the General Partner authorized by the General Partner to act on behalf of and in the name of the Partnership has full power and authority to encumber, sell or otherwise use in any manner any and all assets of the Partnership and to enter into any authorized contracts on behalf of the Partnership, and such Person shall be entitled to deal with the General Partner or any such officer as if it were the Partnership’s sole party in interest, both legally and beneficially. Each Limited Partner hereby waives any and all defenses or other remedies that may be available against such Person to contest, negate or disaffirm any action of the General Partner or any such officer in connection with any such dealing. In no event shall any Person dealing with the General Partner or any such officer or its representatives be obligated to ascertain that the terms of this Agreement have been complied with or to inquire into the necessity or expedience of any act or action of the General Partner or any such officer or its representatives. Each and every certificate, document or other instrument executed on behalf of the Partnership by the General Partner or its representatives shall be conclusive evidence in favor of any and every Person relying thereon or claiming thereunder that (a) at the time of the execution and delivery of such certificate, document or instrument, this Agreement was in full force and effect, (b) the Person executing and delivering such certificate, document or instrument was duly authorized and empowered to do so for and on behalf of the Partnership and (c) such certificate, document or instrument was duly executed and delivered in accordance with the terms and provisions of this Agreement and is binding upon the Partnership.

ARTICLE VIII
BOOKS, RECORDS, ACCOUNTING AND REPORTS

Section 8.1    Records and Accounting. The General Partner shall keep or cause to be kept at the principal office of the Partnership appropriate books and records with respect to the Partnership’s business, including all books and records necessary to provide to the Limited Partners any information required to be provided pursuant to Section 3.4(a). Any books and records maintained by or on behalf of the Partnership in the regular course of its business, including the record of the Record Holders and Assignees of Units or other Partnership Securities, books of account and records of Partnership proceedings, may be kept on, or be in the form of, computer disks, hard drives, punch cards, magnetic tape, photographs, micrographics or any other information storage device; provided, that the books and records so maintained are convertible into clearly legible written form within a reasonable period of time. The books of the Partnership shall be maintained, for financial reporting purposes, on an accrual basis in accordance with U.S. GAAP.
Section 8.2    Fiscal Year. The fiscal year of the Partnership shall be a fiscal year ending December 31.
Section 8.3    Reports.
(a)    As soon as practicable, but in no event later than 120 days after the close of each fiscal year of the Partnership, the General Partner shall cause to be mailed or made available to each Record Holder of a Unit as of a date selected by the General Partner in its discretion, an annual report containing financial statements of the Partnership for such fiscal year of the Partnership, presented in accordance with U.S. GAAP, including a balance sheet and statements of operations, Partnership equity and cash flows, such statements to be audited by a firm of independent public accountants selected by the General Partner.

(b)    As soon as practicable, but in no event later than 90 days after the close of each Quarter except the last Quarter of each fiscal year, the General Partner shall cause to be mailed or made available to each Record Holder of a Unit, as of a date selected by the General Partner in its discretion, a report containing unaudited financial statements of the Partnership and such other information as may be required by applicable law, regulation or rule of any National Securities Exchange on which the Units are listed for trading, or as the General Partner determines to be necessary or appropriate.

ARTICLE IX
TAX MATTERS

Section 9.1    Tax Returns and Information. The Partnership shall timely file all returns of the Partnership that are required for federal, state and local income tax purposes on the basis of the accrual method and a taxable year ending on December 31. The tax information reasonably required by Record Holders for federal and state income tax reporting purposes with respect to a taxable year shall be furnished to them within 90 days of the close of the calendar year in which the Partnership’s taxable year ends. The classification, realization and recognition of income, gain, losses and deductions and other items shall be on the accrual method of accounting for federal income tax purposes.
Section 9.2    Tax Elections.
(a)    The Partnership shall make the election under Section 754 of the Code in accordance with applicable regulations thereunder, subject to the reservation of the right to seek to revoke any such election upon the General Partner’s determination that such revocation is in the best interests of the Limited Partners. Notwithstanding any other provision herein contained, for the purposes of computing the adjustments under Section 743(b) of the Code, the General Partner shall be authorized (but not required) to adopt a convention whereby the price paid by a transferee of a Limited Partner Interest will be deemed to be the lowest quoted closing price of the Limited Partner Interests on any National Securities Exchange on which such Limited Partner Interests are traded during the calendar month in which such transfer is deemed to occur pursuant to Section 6.2(g) without regard to the actual price paid by such transferee.
(b)    The Partnership shall elect to deduct expenses incurred in organizing the Partnership ratably over a sixty-month period as provided in Section 709 of the Code.
(c)    Except as otherwise provided herein, the General Partner shall determine whether the Partnership should make any other elections permitted by the Code.
Section 9.3    Tax Controversies. Subject to the provisions hereof, the General Partner is designated as the Tax Matters Partner (as defined in the Code) and is authorized and required to represent the Partnership (at the Partnership’s expense) in connection with all examinations of the Partnership’s affairs by tax authorities, including resulting administrative and judicial proceedings, and to expend Partnership funds for professional services and costs associated therewith. Each

Partner agrees to cooperate with the General Partner and to do or refrain from doing any or all things reasonably required by the General Partner to conduct such proceedings.
Section 9.4    Withholding. Notwithstanding any other provision of this Agreement, the General Partner is authorized to take any action that it determines in its discretion to be necessary or appropriate to cause the Partnership and the other Group Members to comply with any withholding requirements established under the Code or any other federal, state or local law including, without limitation, pursuant to Sections 1441, 1442, 1445 and 1446 of the Code. To the extent that the Partnership is required or elects to withhold and pay over to any taxing authority any amount resulting from the allocation or distribution of income to any Partner or Assignee (including, without limitation, by reason of Section 1446 of the Code), the amount withheld may at the discretion of the General Partner be treated by the Partnership as a distribution of cash pursuant to Section 6.3 in the amount of such withholding from such Partner.

ARTICLE X
ADMISSION OF PARTNERS

Section 10.1    Admission of Substituted Limited Partner. By transfer of a Limited Partner Interest in accordance with Article IV, the transferor shall be deemed to have given the transferee the right to seek admission as a Substituted Limited Partner subject to the conditions of, and in the manner permitted under, this Agreement. A transferor of a Certificate representing a Limited Partner Interest shall, however, only have the authority to convey to a purchaser or other transferee who does not execute and deliver a Transfer Application (a)  the right to negotiate such Certificate to a purchaser or other transferee and (b) the right to transfer the right to request admission as a Substituted Limited Partner to such purchaser or other transferee in respect of the transferred Limited Partner Interests. Each transferee of a Limited Partner Interest (including any nominee holder or an agent acquiring such Limited Partner Interest for the account of another Person) who executes and delivers a Transfer Application shall, by virtue of such execution and delivery, be an Assignee and be deemed to have applied to become a Substituted Limited Partner with respect to the Limited Partner Interests so transferred to such Person. Such Assignee shall be admitted to the Partnership as a Substituted Limited Partner when any such admission is reflected on the books and records of the Partnership, which the General Partner shall cause to be done as soon as practicable following any transfer. An Assignee shall have an interest in the Partnership equivalent to that of a Limited Partner with respect to allocations and distributions, including liquidating distributions, of the Partnership. With respect to voting rights attributable to Limited Partner Interests that are held by Assignees, the General Partner shall be deemed to be the Limited Partner with respect thereto and shall, in exercising the voting rights in respect of such Limited Partner Interests on any matter, vote such Limited Partner Interests at the written direction of the Assignee who is the Record Holder of such Limited Partner Interests. If no such written direction is received, such Limited Partner Interests will not be voted. An Assignee shall have no other rights of a Limited Partner.
Section 10.2    Admission of Successor General Partner. A successor General Partner approved pursuant to Section 11.1 or 11.2 or the transferee of or successor to all of the General Partner Interest pursuant to Section 4.6 who is proposed to be admitted as a successor General Partner shall be admitted to the Partnership as the General Partner, effective immediately prior to the withdrawal or removal of the predecessor or transferring General Partner, pursuant to Section 11.1 or 11.2 or the transfer of the General Partner Interest pursuant to Section 4.6, provided, however, that no such successor shall be admitted to the Partnership until compliance with the terms of Section 4.6 has occurred and such successor has executed and delivered such other documents or instruments as may be required to effect such admission. Any such successor shall, subject to the terms hereof, carry on the business of the members of the Partnership Group without dissolution.
Section 10.3    Admission of Additional Limited Partners.
(a)    A Person (other than the General Partner or a Substituted Limited Partner) who makes a Capital Contribution to the Partnership in accordance with this Agreement shall be admitted to the Partnership as an Additional Limited Partner only upon furnishing to the General Partner
(i)    evidence of acceptance in form satisfactory to the General Partner of all of the terms and conditions of this Agreement, including the power of attorney granted in Section 2.6, and
(ii)    such other documents or instruments as may be required in the discretion of the General Partner to effect such Person’s admission as an Additional Limited Partner.
(b)    Notwithstanding anything to the contrary in this Section 10.3, no Person shall be admitted as an Additional Limited Partner without the consent of the General Partner, which consent may be given or withheld in the General Partner’s discretion. The admission of any Person as an Additional Limited Partner shall become effective on the date upon which the name of such Person is recorded as such in the books and records of the Partnership, following the consent of the General Partner to such admission.
Section 10.4    Amendment of Agreement and Certificate of Limited Partnership. To effect the admission to the Partnership of any Partner, the General Partner shall take all steps necessary and appropriate under the Delaware Act to amend the records of the Partnership to reflect such admission and, if necessary, to prepare as soon as practicable an amendment to this Agreement and, if required by law, the General Partner shall prepare and file an amendment to the Certificate of Limited Partnership, and the General Partner may for this purpose, among others, exercise the power of attorney granted pursuant to Section 2.6.

ARTICLE XI
WITHDRAWAL OR REMOVAL OF PARTNERS

Section 11.1    Withdrawal of the General Partner.
(a)    The General Partner shall be deemed to have withdrawn from the Partnership upon the occurrence of any one of the following events (each such event herein referred to as an “Event of Withdrawal”);

(i)    The General Partner voluntarily withdraws from the Partnership by giving written notice to the other Partners;
(ii)    The General Partner transfers all of its rights as General Partner pursuant to Section 4.6;
(iii)    The General Partner is removed pursuant to Section 11.2;
(iv)    The General Partner (A) makes a general assignment for the benefit of creditors; (B) files a voluntary bankruptcy petition for relief under Chapter 7 of the United States Bankruptcy Code; (C) files a petition or answer seeking for itself a liquidation, dissolution or similar relief (but not a reorganization) under any law; (D) files an answer or other pleading admitting or failing to contest the material allegations of a petition filed against the General Partner in a proceeding of the type described in clauses (A)-(C) of this Section 11.1(a)(iv); or (E) seeks, consents to or acquiesces in the appointment of a trustee (but not a debtor-in-possession), receiver or liquidator of the General Partner or of all or any substantial part of its properties;
(v)    A final and non-appealable order of relief under Chapter 7 of the United States Bankruptcy Code is entered by a court with appropriate jurisdiction pursuant to a voluntary or involuntary petition by or against the General Partner; or
(vi)    (A) in the event the General Partner is a corporation, a certificate of dissolution or its equivalent is filed for the General Partner, or 90 days expire after the date of notice to the General Partner of revocation of its charter without a reinstatement of its charter, under the laws of its state of incorporation; (B) in the event the General Partner is a partnership or a limited liability company, the dissolution and commencement of winding up of the General Partner; (C) in the event the General Partner is acting in such capacity by virtue of being a trustee of a trust, the termination of the trust; (D) in the event the General Partner is a natural person, his death or adjudication of incompetency; and (E) otherwise in the event of the termination of the General Partner.
If an Event of Withdrawal specified in Section 11.1(a)(iv), (v) or (vi)(A), (B), (C) or (E) occurs, the withdrawing General Partner shall give notice to the Limited Partners within 30 days after such occurrence. The Partners hereby agree that only the Events of Withdrawal described in this Section 11.1 shall result in the withdrawal of the General Partner from the Partnership.
(b)    Withdrawal of the General Partner from the Partnership upon the occurrence of an Event of Withdrawal shall not constitute a breach of this Agreement under the following circumstances: (i) the General Partner voluntarily withdraws by giving at least 90 days advance notice to the Unitholders, such withdrawal to take effect on the date specified in such notice; (ii) at any time that the General Partner ceases to be the General Partner pursuant to Section 11.1(a)(ii) or is removed pursuant to Section 11.2; or (iii)  at any time that the General Partner voluntarily withdraws by giving at least 90 days advance notice of its intention to withdraw to the Limited Partners, such withdrawal to take effect on the date specified in the notice, if at the time such notice is given one Person and its Affiliates (other than the General Partner and its Affiliates) own beneficially or of record or control at least 50% of the Outstanding Units. The withdrawal of the

General Partner from the Partnership upon the occurrence of an Event of Withdrawal shall also constitute the withdrawal of the General Partner as general partner or managing member, to the extent applicable, of the other Group Members. The Person so elected as successor General Partner shall automatically become the successor general partner or managing member, to the extent applicable, of the other Group Members of which the General Partner is a general partner or a managing member. If, prior to the effective date of the General Partner’s withdrawal, a successor is not selected by the Unitholders as provided herein or the General Partner does not deliver to the Partnership an Opinion of Council (“Withdrawal Opinion of Counsel”) that such withdrawal (following the selection of the successor General Partner) would not result in the loss of the limited liability of any Limited Partner or any Group Member or cause any Group Member to be treated as an association taxable as a corporation or otherwise to be taxed as an entity for federal income tax purposes (to the extent not previously treated as such), the Partnership shall be dissolved in accordance with Section 12.1. Any successor General Partner elected in accordance with the terms of this Section 11.1 shall be subject to the provisions of Section 10.2.
Section 11.2    Removal of the General Partner.
(a)    The General Partner may be removed if such removal is approved by the Unitholders holding at least 66-2/3% of the Outstanding Units (including Units held by the General Partner and its Affiliates). Any such action by such holders for removal of the General Partner must also provide for the election of a successor General Partner by the Unitholders holding a majority of the outstanding Common Units voting as a class (including Units held by the General Partner and its Affiliates). Such removal shall be effective immediately following the admission of a successor General Partner pursuant to Section 10.2. The removal of the General Partner shall also automatically constitute the removal of the General Partner as general partner or managing member, to the extent applicable, of the other Group Members of which the General Partner is a general partner or a managing member. If a Person is elected as a successor General Partner in accordance with the terms of this Section 11.2(a), such Person shall, upon admission pursuant to Section 10.2, automatically become a successor general partner or managing member, to the extent applicable, of the other Group Members of which the General Partner is a general partner or a managing member. The right of the holders of Outstanding Units to remove the General Partner shall not exist or be exercised unless the Partnership has received an opinion opining as to the matters covered by a Withdrawal Opinion of Counsel. Any successor General Partner elected in accordance with the terms of this Section 11.2 shall be subject to the provisions of Section 10.2.
(b)    After the Initial Conversion Date, the holders of the Class A Preferred Units (or such holders holding Common Units issued upon conversion thereof) may, if they hold 66 2/3% of the Common Units (or would, on conversion of all Class A Preferred Units), act by written consent to remove the General Partner and provide for the election of a successor General Partner. Such removal shall be effective immediately following the admission of a successor General Partner pursuant to Section 10.2. The removal of the General Partner shall also automatically constitute the removal of the General Partner as general partner or managing member, to the extent applicable, of the other Group Members of which the General Partner is a general partner or a managing member. If a Person is selected as a successor General Partner in accordance with the terms of this Section 11.2(b), such Person shall, upon admission pursuant to Section 10.2, automatically become a successor general partner or managing member, to the extent applicable, of the other Group Members of which the General Partner is a general partner or a managing member. Any successor General Partner elected in accordance with the terms of this Section 11.2 shall be subject to the provisions of Section 10.2.
Section 11.3    Interest of Departing Partner and Successor General Partner.
(a)    In the event of (i) withdrawal of the General Partner under circumstances where such withdrawal does not violate this Agreement or (i) removal of the General Partner by the holders of Outstanding Units under circumstances where Cause does not exist, if the successor General Partner is elected in accordance with the terms of Section 11.1 or 11.2, the Departing Partner shall have the option, exercisable prior to the effective date of the departure of such Departing Partner, to require its successor to purchase its General Partner Interest and its general partner interest (or equivalent interest), if any, in the other Group Members (collectively, the “Combined Interest”) in exchange for an amount in cash equal to the fair market value of such Combined Interest, such amount to be determined and payable as of the effective date of its departure. If the General Partner is removed by the Unitholders under circumstances where Cause exists or if the General Partner withdraws under circumstances where such withdrawal violates this Agreement, and if a successor General Partner is elected in accordance with the terms of Section 11.1 or 11.2, such successor shall have the option, exercisable prior to the effective date of the departure of such Departing Partner, to purchase the Combined Interest for such fair market value of such Combined Interest of the Departing Partner. In either event, the Departing Partner shall be entitled to receive all reimbursements due such Departing Partner pursuant to Section 7.4, including any employee-related liabilities (including severance liabilities), incurred in connection with the termination of any employees employed by the Departing Partner for the benefit of the Partnership or the other Group Members.
For purposes of this Section 11.3(a), the fair market value of the Departing Partner’s Combined Interest shall be determined by agreement between the Departing Partner and its successor or, failing agreement within 30 days after the effective date of such Departing Partner’s departure, by an independent investment banking firm or other independent expert selected by the Departing Partner and its successor, which, in turn, may rely on other experts, and the determination of which shall be conclusive as to such matter. If such parties cannot agree upon one independent investment banking firm or other independent expert within 45 days after the effective date of such departure, then the Departing Partner shall designate an independent investment banking firm or other independent expert, the Departing Partner’s successor shall designate an independent investment banking firm or other independent expert, and such firms or experts shall mutually select a third independent investment banking firm or independent expert, which third independent investment banking firm or other independent expert shall determine the fair market value of the Combined Interest of the Departing Partner. In making its determination, such third independent investment banking firm or other independent expert may consider the then current trading price of Units on any National Securities Exchange on which Units are then listed, the value of the Partnership’s assets, the rights and obligations of the Departing Partner and other factors it may deem relevant.
(b)    If the Combined Interest is not purchased in the manner set forth in Section 11.3(a), the Departing Partner (or its transferee) shall become a Limited Partner and its Combined Interest shall be converted into Common Units pursuant to a valuation made by an investment banking firm or other independent expert selected pursuant to Section 11.3(a), without reduction in such Partnership Interest (but subject to proportionate dilution by reason of the admission of its successor). Any successor General Partner shall indemnify the Departing Partner (or its transferee) as to all debts and liabilities of the Partnership arising on or after the date on which the Departing Partner (or its transferee) becomes a Limited Partner. For purposes of this Agreement, conversion of the Combined Interest of the Departing Partner to Common Units will be characterized as if the Departing Partner (or its transferee) contributed its Combined Interest to the Partnership in exchange for the newly issued Common Units.
(c)    If a successor General Partner is elected in accordance with the terms of Section 11.1 or 11.2 and the option described in Section 11.3(a) is not exercised by the party entitled to do so, the successor General Partner shall, at the effective date of its admission to the Partnership, contribute to the Partnership cash in the amount equal the product of (x) the quotient obtained by dividing (A) the Percentage Interest of the General Partner Interest of the Departing Partner by (B) a percentage equal to 100% less the Percentage Interest of the General Partner Interest of the Departing Partner and (y) the Net Agreed Value of the Partnership’s assets on such date. In such event, such successor General Partner shall, subject to the following sentence, be entitled to its Percentage Interest of all Partnership allocations and distributions to which the Departing Partner was entitled. In addition, the successor General Partner shall cause this Agreement to be amended to reflect that, from and after the date of such successor General Partner’s admission, the successor General Partner’s interest in all Partnership distributions and allocations shall be its Percentage Interest.
Section 11.4    Withdrawal of Limited Partners. No Limited Partner shall have any right to withdraw from the Partnership; provided, however, that when a transferee of a Limited Partner’s Limited Partner Interest becomes a Record Holder of the Limited Partner Interest so transferred, such transferring Limited Partner shall cease to be a Limited Partner with respect to the Limited Partner Interest so transferred.

ARTICLE XII
DISSOLUTION AND LIQUIDATION

Section 12.1    Dissolution. The Partnership shall not be dissolved by the admission of Substituted Limited Partners or Additional Limited Partners or by the admission of a successor General Partner in accordance with the terms of this Agreement. Upon the removal or withdrawal of the General Partner, if a successor General Partner is elected pursuant to Section 11.1 or 11.2, the Partnership shall not be dissolved and such successor General Partner shall continue the business of the Partnership. The Partnership shall dissolve, and (subject to Section 12.2) its affairs shall be wound up, upon:
(a)    an Event of Withdrawal of the General Partner as provided in Section 11.1(a) (other than Section 11.1(a)(ii)), unless a successor is elected and an Opinion of Counsel is received as provided in Section 11.1(b) or 11.2 and such successor is admitted to the Partnership pursuant to Section 10.2;

(b)    an election to dissolve the Partnership by the General Partner that is approved by the holders of a Unit Majority;
(c)    the entry of a decree of judicial dissolution of the Partnership pursuant to the provisions of the Delaware Act; or
(d)    the sale, exchange or disposition of all or substantially all of the assets and properties of the Partnership Group.
Section 12.2    Continuation of the Business of the Partnership After Dissolution. Upon (a) dissolution of the Partnership following an Event of Withdrawal caused by the withdrawal or removal of the General Partner as provided in Section 11.1(a)(i) or (iii) and the failure of the Partners to select a successor to such Departing Partner pursuant to Section 11.1 or 11.2, then within 90 days thereafter, or (b) dissolution of the Partnership upon an event constituting an Event of Withdrawal as defined in Section 11.1(a)(iv), (v) or (vi), then, to the maximum extent permitted by law, within 180 days thereafter, the holders of a Unit Majority may elect to reconstitute the Partnership and continue its business on the same terms and conditions set forth in this Agreement by forming a new limited partnership on terms identical to those set forth in this Agreement and having as the successor General partner a Person approved by the holders of a Unit Majority. Unless such an election is made within the applicable time period as set forth above, the Partnership shall conduct only activities necessary to wind up its affairs. If such an election is so made, then:
(i)    the reconstituted Partnership shall continue unless earlier dissolved in accordance with this Article XII;
(ii)    if the successor General Partner is not the former General Partner, then the interest of the former General Partner shall be treated in the manner provided in Section 11.3; and
(iii)    all necessary steps shall be taken to cancel this Agreement and the Certificate of Limited Partnership and to enter into and, as necessary, to file a new partnership agreement and certificate of limited partnership, and the successor General Partner may for this purpose exercise the powers of attorney granted the General Partner pursuant to Section 2.6; provided, that the right of the holders of a Unit Majority to approve a successor General Partner and to reconstitute and to continue the business of the Partnership shall not exist and may not be exercised unless the Partnership has received an Opinion of Counsel that (x) the exercise of the right would not result in the loss of limited liability of any Limited Partner and (y) neither the Partnership, the reconstituted limited partnership nor the Operating Company or any other Group Member would be treated as an association taxable as a corporation or otherwise be taxable as an entity for federal income tax purposes upon the exercise of such right to continue.
Section 12.3    Liquidator. Upon dissolution of the Partnership, unless the Partnership is continued under an election to reconstitute and continue the Partnership pursuant to Section 12.2, the General Partner shall select one or more Persons to act as Liquidator. The Liquidator (if other than the General Partner) shall be entitled to receive such compensation for its services as may be approved by holders of at least a majority of the Outstanding Common Units. The Liquidator (if other than the General Partner) shall agree not to resign at any time without 15 days’ prior notice and may be removed at any time, with or without cause, by notice of removal approved by holders of at least a majority of the Outstanding Common Units. Upon dissolution, removal or resignation of the Liquidator, a successor and substitute Liquidator (who shall have and succeed to all rights, powers and duties of the original Liquidator) shall within 30 days thereafter be approved by holders of at least a majority of the Outstanding Common Units. The right to approve a successor or substitute Liquidator in the manner provided herein shall be deemed to refer also to any such successor or substitute Liquidator approved in the manner herein provided. Except as expressly provided in this Article XII, the Liquidator approved in the manner provided herein shall have and may exercise, without further authorization or consent of any of the parties hereto, all of the powers conferred upon the General Partner under the terms of this Agreement (but subject to all of the applicable limitations, contractual and otherwise, upon the exercise of such powers, other than the limitation on sale set forth in Section 7.3(b)) to the extent necessary or desirable in the good faith judgment of the Liquidator to carry out the duties and functions of the Liquidator hereunder for and during such period of time as shall be reasonably required in the good faith judgment of the Liquidator to complete the winding up and liquidation of the Partnership as provided for herein.
Section 12.4    Liquidation. The Liquidator shall proceed to dispose of the assets of the Partnership, discharge its liabilities, and otherwise wind up its affairs in such manner and over such period as the Liquidator determines to be in the best interest of the Partners, subject to Section 17-804 of the Delaware Act and the following:
(a)    The assets may be disposed of by public or private sale or by distribution in kind to one or more Partners on such terms as the Liquidator and such Partner or Partners may agree. If any property is distributed in kind, the Partner receiving the property shall be deemed for purposes of Section 12.4(c) to have received cash equal to its fair market value; and contemporaneously therewith, appropriate cash distributions must be made to the other Partners. The Liquidator may, in its absolute discretion, defer liquidation or distribution of the Partnership’s assets for a reasonable time if it determines that an immediate sale or distribution of all or some of the Partnership’s assets would be impractical or would cause undue loss to the Partners. The Liquidator may, in its absolute discretion, distribute the Partnership’s assets, in whole or in part, in kind if it determines that a sale would be impractical or would cause undue loss to the Partners.
(b)    Liabilities of the Partnership include amounts owed to the Liquidator as compensation for serving in such capacity (subject to the terms of Section 12.3) and amounts to Partners otherwise than in respect of their distribution rights under Article VI (including any guaranteed payment to which the Unitholders holding Class A Preferred Units are entitled to receive pursuant to the last sentence of Section 6.1(c)(xii)(D)). With respect to any liability that is contingent, conditional or unmatured or is otherwise not yet due and payable, the Liquidator shall either settle such claim for such amount as it thinks appropriate or establish a reserve of cash or other assets to provide for its payment. When paid, any unused portion of the reserve shall be distributed as additional liquidation proceeds.
(c)    All property and all cash in excess of that required to discharge liabilities as provided in Section 12.4(b) shall be distributed to the Partners in accordance with, and to the extent of, the positive balances in their respective Capital Accounts, as determined after taking into account all Capital Account adjustments (including, without limitation, the allocation provided for under Section 6.1(c)(xii)(D) which allocates items of gross income, gain, loss and deduction among the Partners to the maximum extent possible to provide a preference in liquidation to the Capital Account of the Class A Preferred Units over all other Capital Accounts, but excluding adjustments made by reason of distributions pursuant to this Section 12.4(c)) for the taxable year of the Partnership during which the liquidation of the Partnership occurs (with such date of occurrence being determined pursuant to Treasury Regulation Section 1.704-1(b)(2)(ii)(g)), and such distribution shall be made by the end of such taxable year (or, if later, within 90 days after said date of such occurrence).
Section 12.5    Cancellation of Certificate of Limited Partnership. Upon the completion of the distribution of Partnership cash and property as provided in Section 12.4 in connection with the liquidation of the Partnership, the Partnership shall be terminated and the Certificate of Limited Partnership and all qualifications of the Partnership as a foreign limited partnership in jurisdictions other than the State of Delaware shall be canceled and such other actions as may be necessary to terminate the Partnership shall be taken.
Section 12.6    Return of Contributions. The General Partner shall not be personally liable for, and shall have no obligation to contribute or loan any monies or property to the Partnership to enable it to effectuate, the return of the Capital Contributions of the Limited Partners or Unitholders, or any portion thereof, it being expressly understood that any such return shall be made solely from Partnership assets.
Section 12.7    Waiver of Partition. To the maximum extent permitted by law, each Partner hereby waives any right to partition of the Partnership property.
Section 12.8    Capital Account Restoration. No Limited Partner shall have any obligation to restore any negative balance in its Capital Account upon liquidation of the Partnership. The General Partner shall be obligated to restore any negative balance in its Capital Account upon liquidation of its interest in the Partnership by the end of the taxable year of the Partnership during which such liquidation occurs, or, if later, within 90 days after the date of such liquidation.

ARTICLE XIII
AMENDMENT OF PARTNERSHIP AGREEMENT; MEETINGS; RECORD DATE

Section 13.1    Amendment to be Adopted Solely by the General Partner. Each Partner agrees that the General Partner, without the approval of any Partner or Assignee, may amend any provision of this Agreement and execute, swear to, acknowledge, deliver, file and record whatever documents may be required in connection therewith, to reflect:
(a)    a change in the name of the Partnership, the location of the principal place of business of the Partnership, the registered agent of the Partnership or the registered office of the Partnership;
(b)    admission, substitution, withdrawal or removal of Partners in accordance with this Agreement;

(c)    a change that, in the sole discretion of the General Partner, is necessary or advisable to qualify or continue the qualification of the Partnership as a limited partnership or a partnership in which the Limited Partners have limited liability under the laws of any state or to ensure that the Group Members will not be treated as associations taxable as corporations or otherwise taxed as entities for federal income tax purposes;
(d)    a change that, in the discretion of the General Partner, (i) does not adversely affect the Limited Partners (including any particular class of Partnership Interests as compared to other classes of Partnership Interests) in any material respect, (ii) is necessary or advisable to (A) satisfy any requirements, conditions or guidelines contained in any opinion, directive, order, ruling or regulation of any federal or state agency or judicial authority or contained in any federal or state statute (including the Delaware Act) or (B) facilitate the trading of the Units (including the division of any class or classes of Outstanding Units into different classes to facilitate uniformity of tax consequences within such classes of Units) or comply with any rule, regulation, guideline or requirement of any National Securities Exchange on which the Units are or will be listed for trading, compliance with any of which the General Partner determines in its discretion to be in the best interests of the Partnership and the Limited Partners, (iii) is necessary or advisable in connection with action taken by the General Partner pursuant to Section 5.8 or (iv) is required to effect the intent expressed in the Registration Statement or the intent of the provisions of this Agreement or is otherwise contemplated by this Agreement;
(e)    a change in the fiscal year or taxable year of the Partnership and any changes that, in the discretion of the General Partner, are necessary or advisable as a result of a change in the fiscal year or taxable year of the Partnership including, if the General Partner shall so determine, a change in the definition of “Quarter” and the dates on which distributions are to be made by the Partnership;
(f)    an amendment that is necessary, in the Opinion of Counsel, to prevent the Partnership, or the General Partner or its directors, officers, trustees or agents from in any manner being subjected to the provisions of the Investment Company Act of 1940, as amended, the Investment Advisers Act of 1940, as amended, or “plan asset” regulations adopted under the Employee Retirement Income Security Act of 1974, as amended, regardless of whether such are substantially similar to plan asset regulations currently applied or proposed by the United States Department of Labor;
(g)    an amendment that, in the discretion of the General Partner, is necessary or advisable in connection with the authorization of issuance of any class or series of Partnership Securities pursuant to Section 5.6;
(h)    any amendment expressly permitted in this Agreement to be made by the General Partner acting alone;
(i)    an amendment effected, necessitated or contemplated by a Merger Agreement approved in accordance with Section 14.3;
(j)    an amendment that, in the discretion of the General Partner, is necessary or advisable to reflect, account for and deal with appropriately the formation by the Partnership of, or investment by the Partnership in, any corporation, partnership, joint venture, limited liability company or other entity, in connection with the conduct by the Partnership of activities permitted by the terms of Section 2.4;
(k)    a merger or conveyance pursuant to Section 14.3(d); or
(l)    any other amendments substantially similar to the foregoing.
Section 13.2    Amendment Procedures. Except as provided in Sections 13.1 and 13.3, all amendments to this Agreement shall be made in accordance with the following requirements. Amendments to this Agreement may be proposed only by or with the consent of the General Partner which consent may be given or withheld in its sole discretion. A proposed amendment shall be effective upon its approval by the holders of a Unit Majority, unless a greater or different percentage is required under this Agreement or by Delaware law. Each proposed amendment that requires the approval of the holders of a specified percentage of Outstanding Units shall be set forth in a writing that contains the text of the proposed amendment. If such an amendment is proposed, the General Partner shall seek the written approval of the requisite percentage of Outstanding Units or call a meeting of the Unitholders to consider and vote on such proposed amendment. The General Partner shall notify all Record Holders upon final adoption of any such proposed amendments.
Section 13.3    Amendment Requirements.
(a)    Notwithstanding the provisions of Sections 13.1 and 13.3, no provision of this Agreement that establishes a percentage of Outstanding Units (including Units deemed owned by the General Partner) required to take any action shall be amended, altered, changed, repealed or rescinded in any respect that would have the effect of reducing such voting percentage unless such amendment is approved by the written consent or the affirmative vote of holders of Outstanding Units whose aggregate Outstanding Units constitute not less than the voting requirement sought to be reduced.
(b)    Notwithstanding the provisions of Sections 13.1 and 13.3, no amendment to this Agreement may (i) enlarge the obligations of any Limited Partner without its consent, unless such shall be deemed to have occurred as a result of an amendment approved pursuant to Section 13.3(c), (ii) enlarge the obligations of, restrict in any way any action by or rights of, or reduce in any way the amounts distributable, reimbursable or otherwise payable to, the General Partner or any of its Affiliates without its consent, which consent may be given or withheld in its sole discretion, (iii) change Section 12.1(b), or (iv) change the term of the Partnership or, except as set forth in Section 12.1(b), give any Person the right to dissolve the Partnership.
(c)    Except as provided in Section 14.3, and without limitation of the General Partner’s authority to adopt amendments to this Agreement without the approval of any Partners or Assignees as contemplated in Section 13.1, any amendment that would have a material adverse effect on the rights or preferences of any class of Partnership Interests in relation to other classes of Partnership Interests must be approved by the holders of not less than a majority of the Outstanding Partnership Interests of the class affected.

(d)    Notwithstanding any other provision of this Agreement, except for amendments pursuant to Section 13.1 and except as otherwise provided by Section 14.3(b), no amendments shall become effective without the approval of the holders of at least 90% of the Outstanding Units voting as a single class unless the Partnership obtains an Opinion of Counsel to the effect that such amendment will not affect the limited liability of any Limited Partner under applicable law.
(e)    Except as provided in Section 13.1, this Section 13.3 shall only be amended with the approval of the holders of at least 90% of the Outstanding Units.
Section 13.4    Special Meetings. All acts of Limited Partners to be taken pursuant to this Agreement shall be taken in the manner provided in this Article XIII. Special meetings of the Limited Partners may be called by the General Partner or by Limited Partners owning 20% or more of the Outstanding Units of the class or classes for which a meeting is proposed. Limited Partners shall call a special meeting by delivering to the General Partner one or more requests in writing stating that the signing Limited Partners wish to call a special meeting and indicating the general or specific purposes for which the special meeting is to be called. Within 60 days after receipt of such a call from Limited Partners or within such greater time as may be reasonably necessary for the Partnership to comply with any statutes, rules, regulations, listing agreements or similar requirements governing the holding of a meeting or the solicitation of proxies for use at such a meeting, the General Partner shall send a notice of the meeting to the Limited Partners either directly or indirectly through the Transfer Agent. A meeting shall be held at a time and place determined by the General Partner on a date not less than 10 days nor more than 60 days after the mailing of notice of the meeting. Limited Partners shall not vote on matters that would cause the Limited Partners to be deemed to be taking part in the management and control of the business and affairs of the Partnership so as to jeopardize the Limited Partners’ limited liability under the Delaware Act or the law of any other state in which the Partnership is qualified to do business.
Section 13.5    Notice of a Meeting. Notice of a meeting called pursuant to Section 13.4 shall be given to the Record Holders of the class or classes of Units for which a meeting is proposed in writing by mail or other means of written communication in accordance with Section 16.1. The notice shall be deemed to have been given at the time when deposited in the mail or sent by other means of written communication.
Section 13.6    Record Date. For purposes of determining the Limited Partners entitled to notice of or to vote at a meeting of the Limited Partners or to give approvals without a meeting as provided in Section 13.11 the General Partner may set a Record Date, which shall not be less than 10 nor more than 60 days before (a) the date of the meeting (unless such requirement conflicts with any rule, regulation, guideline or requirement of any National Securities Exchange on which the Units are listed for trading, in which case the rule, regulation, guideline or requirement of such exchange shall govern) or (b) in the event that approvals are sought without a meeting, the date by which Limited Partners are requested in writing by the General Partner to give such approvals.
Section 13.7    Adjournment. When a meeting is adjourned to another time or place, notice need not be given of the adjourned meeting and a new Record Date need not be fixed, if the time and place thereof are announced at the meeting at which the adjournment is taken, unless such adjournment shall be for more than 45 days. At the adjourned meeting, the Partnership may transact any business which might have been transacted at the original meeting. If the adjournment is for more than 45 days or if a new Record Date is fixed for the adjourned meeting, a notice of the adjourned meeting shall be given in accordance with this Article XIII.
Section 13.8    Waiver of Notice; Approval of Meeting; Approval of Minutes. The transactions of any meeting of Limited Partners, however called and noticed, and whenever held, shall be as valid as if it had occurred at a meeting duly held after regular call and notice, if a quorum is present either in person or by proxy, and if, either before or after the meeting, Limited Partners representing such quorum who were present in person or by proxy and entitled to vote, sign a written waiver of notice or an approval of the holding of the meeting or an approval of the minutes thereof. All waivers and approvals shall be filed with the Partnership records or made a part of the minutes of the meeting. Attendance of a Limited Partner at a meeting shall constitute a waiver of notice of the meeting, except when the Limited Partner does not approve, at the beginning of the meeting, of the transaction of any business because the meeting is not lawfully called or convened; and except that attendance at a meeting is not a waiver of any right to disapprove the consideration of matters required to be included in the notice of the meeting, but not so included, if the disapproval is expressly made at the meeting.
Section 13.9    Quorum. The holders of a majority of the Outstanding Units of the class or classes for which a meeting has been called (including Outstanding Units deemed owned by the General Partner) represented in person or by proxy shall constitute a quorum at a meeting of Limited Partners of such class or classes unless any such action by the Limited Partners requires approval by holders of a greater percentage of such Units, in which case the quorum shall be such greater percentage. At any meeting of the Limited Partners duly called and held in accordance with this Agreement at which a quorum is present, the act of Limited Partners holding Outstanding Units that in the aggregate represent a majority of the Outstanding Units entitled to vote and be present in person or by proxy at such meeting shall be deemed to constitute the act of all Limited Partners, unless a greater or different percentage is required with respect to such action under the provisions of this Agreement, in which case the act of the Limited Partners holding Outstanding Units that in the aggregate represent at least such greater or different percentage shall be required. The Limited Partners present at a duly called or held meeting at which a quorum is present may continue to transact business until adjournment, notwithstanding the withdrawal of enough Limited Partners to leave less than a quorum, if any action taken (other than adjournment) is approved by the required percentage of Outstanding Units specified in this Agreement (including Outstanding Units deemed owned by the General Partner). In the absence of a quorum any meeting of Limited Partners may be adjourned from time to time by the affirmative vote of holders of at least a majority of the Outstanding Units entitled to vote at such meeting (including Outstanding Units deemed owned by the General Partner) represented either in person or by proxy, but no other business may be transacted, except as provided in Section 13.7.
Section 13.10    Conduct of a Meeting. The General Partner shall have full power and authority concerning the manner of conducting any meeting of the Limited Partners or solicitation of approvals in writing, including the determination of Persons entitled to vote, the existence of a quorum, the satisfaction of the requirements of Section 13.4, the conduct of voting, the validity and effect of any proxies and the determination of any controversies, votes or challenges arising in connection with or during the meeting or voting. The General Partner shall designate a Person to serve as chairman of any meeting and shall further designate a Person to take the minutes of any meeting. All minutes shall be kept with the records of the Partnership maintained by the General Partner. The General Partner may make such other regulations consistent with applicable law and this Agreement as it may deem advisable concerning the conduct of any meeting of the Limited Partners or solicitation of approvals in writing, including regulations in regard to the appointment of proxies, the appointment and duties of inspectors of votes and approvals, the submission and examination of proxies and other evidence of the right to vote, and the revocation of approvals in writing.
Section 13.11    Action Without a Meeting. If authorized by the General Partner, any action that may be taken at a meeting of the Limited Partners may be taken without a meeting if an approval in writing setting forth the action so taken is signed by Limited Partners owning not less than the minimum percentage of the Outstanding Units (including Units deemed owned by the General Partner) that would be necessary to authorize or take such action at a meeting at which all the Limited Partners were present and voted (unless such provision conflicts with any rule, regulation, guideline or requirement of any National Securities Exchange on which the Units are listed for trading, in which case the rule, regulation, guideline or requirement of such exchange shall govern). Prompt notice of the taking of action without a meeting shall be given to the Limited Partners who have not approved in writing. The General Partner may specify that any written ballot submitted to Limited Partners for the purpose of taking any action without a meeting shall be returned to the Partnership within the time period, which shall be not less than 20 days, specified by the General Partner. If a ballot returned to the Partnership does not vote all of the Units held by the Limited Partners, the Partnership shall be deemed to have failed to receive a ballot for the Units that were not voted. If approval of the taking of any action by the Limited Partners is solicited by any Person other than by or on behalf of the General Partner, the written approvals shall have no force and effect unless and until (a) they are deposited with the Partnership in care of the General Partner, (b) approvals sufficient to take the action proposed are dated as of a date not more than 90 days prior to the date sufficient approvals are deposited with the Partnership and (c) an Opinion of Counsel is delivered to the General Partner to the effect that the exercise of such right and the action proposed to be taken with respect to any particular matter (i) will not cause the Limited Partners to be deemed to be taking part in the management and control of the business and affairs of the Partnership so as to jeopardize the Limited Partners’ limited liability, and (ii)  is otherwise permissible under the state statutes then governing the rights, duties and liabilities of the Partnership and the Partners.
Section 13.12    Voting and Other Rights.
(a)    Only those Record Holders of the Units on the Record Date set pursuant to Section 13.6 (and also subject to the limitations contained in the definition of “Outstanding”) shall be entitled to notice of, and to vote at, a meeting of Limited Partners or to act with respect to matters as to which the holders of the Outstanding Units have the right to vote or to act. All references in this Agreement to votes of, or other acts that may be taken by, the Outstanding Units shall be deemed to be references to the votes or acts of the Record Holders of such Outstanding Units.
(b)    With respect to Units that are held for a Person’s account by another Person (such as a broker, dealer, bank, trust company or clearing corporation, or an agent of any of the foregoing), in whose name such Units are registered, such other Person shall, in exercising the voting rights in respect of such Units on any matter, and unless the arrangement between such Persons provides otherwise, vote such Units in favor of, and at the direction of, the Person who is the beneficial owner, and the Partnership shall be entitled to assume it is so acting without further inquiry. The provisions of this Section 13.12(b) (as well as all other provisions of this Agreement) are subject to the provisions of Section 4.3.

ARTICLE XIV
MERGER

Section 14.1    Authority. The Partnership may merge or consolidate with one or more corporations, limited liability companies, business trusts or associations, real estate investment trusts, common law trusts or unincorporated businesses, including a general partnership or limited partnership, formed under the laws of the State of Delaware or any other state of the United States of America, pursuant to a written agreement of merger or consolidation (“Merger Agreement”) in accordance with this Article XIV.
Section 14.2    Procedure for Merger or Consolidation. Merger or consolidation of the Partnership pursuant to this Article XIV requires the prior approval of the General Partner. If the General Partner shall determine, in the exercise of its discretion, to consent to the merger or consolidation, the General Partner shall approve the Merger Agreement, which shall set forth:
(a)    the names and jurisdictions of formation or organization of each of the business entities proposing to merge or consolidate;
(b)    the name and jurisdiction of formation or organization of the business entity that is to survive the proposed merger or consolidation (the “Surviving Business Entity”);
(c)    the terms and conditions of the proposed merger or consolidation;
(d)    the manner and basis of exchanging or converting the equity securities of each constituent business entity for, or into, cash, property or general or limited partner interests, rights, securities or obligations of the Surviving Business Entity; and (i) if any general or limited partner interests, securities or rights of any constituent business entity are not to be exchanged or converted solely for, or into, cash, property or general or limited partner interests, rights, securities or obligations of the Surviving Business Entity, the cash, property or general or limited partner interests, rights, securities or obligations of any limited partnership, corporation, trust or other entity (other than the Surviving Business Entity) which the holders of such general or limited partner interests, securities or rights are to receive in exchange for, or upon conversion of their general or limited partner interests, securities or rights, and (ii) in the case of securities represented by certificates, upon the surrender of such certificates, which cash, property or general or limited partner interests, rights, securities or obligations of the Surviving Business Entity or any general or limited partnership, corporation, trust or other entity (other than the Surviving Business Entity), or evidences thereof, are to be delivered;

(e)    a statement of any changes in the constituent documents or the adoption of new constituent documents (the articles or certificate of incorporation, articles of trust, declaration of trust, certificate or agreement of limited partnership or other similar charter or governing document) of the Surviving Business Entity to be effected by such merger or consolidation;
(f)    the effective time of the merger, which may be the date of the filing of the certificate of merger pursuant to Section 14.4 or a later date specified in or determinable in accordance with the Merger Agreement (provided, that if the effective time of the merger is to be later than the date of the filing of the certificate of merger, the effective time shall be fixed no later than the time of the filing of the certificate of merger and stated therein); and
(g)    such other provisions with respect to the proposed merger or consolidation as are deemed necessary or appropriate by the General Partner.
Section 14.3    Approval by Limited Partners of Merger or Consolidation.
(a)    Except as provided in Section 14.3(d), the General Partner, upon its approval of the Merger Agreement, shall direct that the Merger Agreement be submitted to a vote of Limited Partners, whether at a special meeting or by written consent, in either case in accordance with the requirements of Article XIII. A copy or a summary of the Merger Agreement shall be included in or enclosed with the notice of a special meeting or the written consent.
(b)    Except as provided in Section 14.3(d), the Merger Agreement shall be approved upon receiving the affirmative vote or consent of the holders of a Unit Majority unless the Merger Agreement contains any provision that, if contained in an amendment to this Agreement, the provisions of this Agreement or the Delaware Act would require for its approval the vote or consent of a greater percentage of the Outstanding Units or of any class of Limited Partners, in which case such greater percentage vote or consent shall be required for approval of the Merger Agreement.
(c)    Except as provided in Section 14.3(d), after such approval by vote or consent of the Limited Partners, and at any time prior to the filing of the certificate of merger pursuant to Section 14.4, the merger or consolidation may be abandoned pursuant to provisions therefor, if any, set forth in the Merger Agreement.
(d)    Notwithstanding anything else contained in this Article XIV or in this Agreement, the General Partner is permitted, in its discretion, without Limited Partner approval, to convert the Partnership or any Group Member into a new limited liability entity, to merge the Partnership or any Group Member into, or convey all of the Partnership’s assets to, another limited liability entity which shall be newly formed and shall have no assets, liabilities or operations at the time of such Merger other than those it receives from the Partnership or other Group Member if (i) the General Partner has received an Opinion of Counsel that the conversion, merger or conveyance, as the case may be, would not result in the loss of the limited liability of any Limited Partner or any Group Member or cause the Partnership or any Group Member to be treated as an association taxable as a corporation or otherwise to be taxed as an entity for federal income tax purposes (to the extent not previously treated as such), (ii) the sole purpose of such conversion, merger or conveyance is to effect a mere change in the legal form of the Partnership into another limited liability entity and (iii) the governing instruments of the new entity provide the Limited Partners and the General Partner with the same rights and obligations as are herein contained.
Section 14.4    Certificate of Merger. Upon the required approval by the General Partner and the Unitholders of a Merger Agreement, a certificate of merger shall be executed and filed with the Secretary of State of the State of Delaware in conformity with the requirements of the Delaware Act.
Section 14.5    Effect of Merger.
(a)    At the effective time of the certificate of merger:
(i)    all of the rights, privileges and powers of each of the business entities that has merged or consolidated, and all property, real, personal and mixed, and all debts due to any of those business entities and all other things and causes of action belonging to each of those business entities, shall be vested in the Surviving Business Entity and after the merger or consolidation shall be the property of the Surviving Business Entity to the extent they were of each constituent business entity;
(ii)    the title to any real property vested by deed or otherwise in any of those constituent business entities shall not revert and is not in any way impaired because of the merger or consolidation;
(iii)    all rights of creditors and all liens on or security interests in property of any of those constituent business entities shall be preserved unimpaired; and
(iv)    all debts, liabilities and duties of those constituent business entities, including those in respect of any and all continuing equity interests in the Surviving Business Entity, shall attach to the Surviving Business Entity and may be enforced against it to the same extent as if the debts, liabilities and duties had been incurred or contracted by it.
(b)    A merger or consolidation effected pursuant to this Article shall not be deemed to result in a transfer or assignment of assets or liabilities from one entity to another.

ARTICLE XV
RIGHT TO ACQUIRE LIMITED PARTNER INTERESTS

Section 15.1    Right to Acquire Limited Partner Interests.
(a)    Notwithstanding any other provision of this Agreement, if at any time the General Partner and its Affiliates hold more than 80% of the total Limited Partner Interests of any class then Outstanding (excluding Class A Preferred Units), the General Partner shall then have the right, which right it may assign and transfer in whole or in part to the Partnership or any Affiliate of the General Partner, exercisable in its sole discretion, to purchase all, but not less than all, of such Limited Partner Interests of such class then Outstanding (excluding Class A Preferred Units) held by Persons other than the General Partner and its Affiliates, at the greater of (x) the Current Market Price as of the date three days prior to the date that the notice described in Section 15.1(b)

is mailed and (y) the highest price paid by the General Partner or any of its Affiliates for any such Limited Partner Interest of such class purchased during the 90-day period preceding the date that the notice described in Section 15.1(b) is mailed. As used in this Agreement, (i) “Current Market Price” as of any date of any class of Limited Partner Interests means the average of the daily Closing Prices (as hereinafter defined) per Limited Partner Interest of such class for the 20 consecutive Trading Days (as hereinafter defined) immediately prior to such date; (ii) “Closing Price” for any day means the last sale price on such day, regular way, or in case no such sale takes place on such day, the average of the closing bid and asked prices on such day, regular way, in either case as reported in the principal consolidated transaction reporting system with respect to securities listed or admitted for trading on the principal National Securities Exchange (other than the Nasdaq Stock Market) on which such Limited Partner Interests of such class are listed or admitted to trading or, if such Limited Partner Interests of such class are not listed or admitted to trading on any National Securities Exchange (other than the Nasdaq Stock Market), the last quoted price on such day or, if not so quoted, the average of the high bid and low asked prices on such day in the over-the-counter market, as reported by the Nasdaq Stock Market or such other system then in use, or, if on any such day such Limited Partner Interests of such class are not quoted by any such organization, the average of the closing bid and asked prices on such day as furnished by a professional market maker making a market in such Limited Partner Interests of such class selected by the General Partner, or if on any such day no market maker is making a market in such Limited Partner Interests of such class, the fair value of such Limited Partner Interests on such day as determined reasonably and in good faith by the General Partner; and (iii) “Trading Day” means a day on which the principal National Securities Exchange on which such Limited Partner Interests of any class are listed or admitted to trading is open for the transaction of business or, if Limited Partner Interests of a class are not listed or admitted to trading on any National Securities Exchange, a day on which banking institutions in New York City generally are open.
(b)    If the General Partner, any Affiliate of the General Partner or the Partnership elects to exercise the right to purchase Limited Partner Interests granted pursuant to Section 15.1(a), the General Partner shall deliver to the Transfer Agent notice of such election to purchase (the “Notice of Election to Purchase”) and shall cause the Transfer Agent to mail a copy of such Notice of Election to Purchase to the Record Holders of Limited Partner Interests of such class (as of a Record Date selected by the General Partner) at least 10, but not more than 60, days prior to the Purchase Date. Such Notice of Election to Purchase shall also be published for a period of at least three consecutive days in at least two daily newspapers of general circulation printed in the English language and published in the Borough of Manhattan, New York. The Notice of Election to Purchase shall specify the Purchase Date and the price (determined in accordance with Section 15.1(a)) at which Limited Partner Interests will be purchased and state that the General Partner, its Affiliate or the Partnership, as the case may be, elects to purchase such Limited Partner Interests, upon surrender of Certificates representing such Limited Partner Interests in exchange for payment, at such office or offices of the Transfer Agent as the Transfer Agent may specify, or as may be required by any National Securities Exchange on which such Limited Partner Interests are listed or admitted to trading. Any such Notice of Election to Purchase mailed to a Record Holder of Limited Partner Interests at his address as reflected in the records of the Transfer Agent shall be conclusively presumed to have been given regardless of whether the owner receives such notice. On or prior to the Purchase Date, the General Partner, its Affiliate or the Partnership, as the case may be, shall deposit with the Transfer Agent cash in an amount sufficient to pay the aggregate purchase price of all of such Limited Partner Interests to be purchased in accordance with this Section 15.1. If the Notice of Election to Purchase shall have been duly given as aforesaid at least 10 days prior to the Purchase Date, and if on or prior to the Purchase Date the deposit described in the preceding sentence has been made for the benefit of the holders of Limited Partner Interests subject to purchase as provided herein, then from and after the Purchase Date, notwithstanding that any Certificate shall not have been surrendered for purchase, all rights of the holders of such Limited Partner Interests (including any rights pursuant to Articles IV, V, VI, and XII) shall thereupon cease, except the right to receive the purchase price (determined in accordance with Section 15.1(a)) for Limited Partner Interests therefor, without interest, upon surrender to the Transfer Agent of the Certificates representing such Limited Partner Interests, and such Limited Partner Interests shall thereupon be deemed to be transferred to the General Partner, its Affiliate or the Partnership, as the case may be, on the record books of the Transfer Agent and the Partnership, and the General Partner or any Affiliate of the General Partner, or the Partnership, as the case may be, shall be deemed to be the owner of all such Limited Partner Interests from and after the Purchase Date and shall have all rights as the owner of such Limited Partner Interests (including all rights as owner of such Limited Partner Interests pursuant to Articles IV, V, VI, and XII).
(c)    At any time from and after the Purchase Date, a holder of an Outstanding Limited Partner Interest subject to purchase as provided in this Section 15.1 may surrender his Certificate evidencing such Limited Partner Interest to the Transfer Agent in exchange for payment of the amount described in Section 15.1(a), therefor, without interest thereon.

ARTICLE XVI
GENERAL PROVISIONS

Section 16.1    Addresses and Notices. Any notice, demand, request, report or proxy materials required or permitted to be given or made to a Partner or Assignee under this Agreement shall be in writing and shall be deemed given or made when delivered in person or when sent by first class United States mail or by other means of written communication to the Partner or Assignee at the address described below. Any notice, payment or report to be given or made to a Partner or Assignee hereunder shall be deemed conclusively to have been given or made, and the obligation to give such notice or report or to make such payment shall be deemed conclusively to have been fully satisfied, upon sending of such notice, payment or report to the Record Holder of such Partnership Securities at his address as shown on the records of the Transfer Agent or as otherwise shown on the records of the Partnership, regardless of any claim of any Person who may have an interest in such Partnership Securities by reason of any assignment or otherwise. An affidavit or certificate of making of any notice, payment or report in accordance with the provisions of this Section 16.1 executed by the General Partner, the Transfer Agent or the mailing organization shall be prima facie evidence of the giving or making of such notice, payment or report. If any notice, payment or report addressed to a Record Holder at the address of such Record Holder appearing on the books and records of the Transfer Agent or the Partnership is returned by the United States Postal Service marked to indicate that the United States Postal Service is unable to deliver it, such notice, payment or report and any subsequent notices, payments and reports shall be deemed to have been duly given or made without further mailing (until such time as such Record Holder or another Person notifies the Transfer Agent or the Partnership of a change in his address) if they are available for the Partner or Assignee at the principal office of the Partnership for a period of one year from the date of the giving or making of such notice, payment or report to the other Partners and Assignees. Any notice to the Partnership shall be deemed given if received by the General Partner at the principal office of the Partnership designated pursuant to Section 2.3. The General Partner may rely and shall be protected in relying on any notice or other document from a Partner, Assignee or other Person if believed by it to be genuine.
Section 16.2    Further Action. The parties shall execute and deliver all documents, provide all information and take or refrain from taking action as may be necessary or appropriate to achieve the purposes of this Agreement.
Section 16.3    Binding Effect. This Agreement shall be binding upon and inure to the benefit of the parties hereto and their heirs, executors, administrators, successors, legal representatives and permitted assigns.
Section 16.4    Integration. This Agreement constitutes the entire agreement among the parties hereto pertaining to the subject matter hereof and supersedes all prior agreements and understandings pertaining thereto.
Section 16.5    Creditors. None of the provisions of this Agreement shall be for the benefit of, or shall be enforceable by, any creditor of the Partnership.
Section 16.6    Waiver. No failure by any party to insist upon the strict performance of any covenant, duty, agreement or condition of this Agreement or to exercise any right or remedy consequent upon a breach thereof shall constitute waiver of any such breach of any other covenant, duty, agreement or condition.
Section 16.7    Counterparts. This Agreement may be executed in counterparts, all of which together shall constitute an agreement binding on all the parties hereto, notwithstanding that all such parties are not signatories to the original or the same counterpart. Each party shall become bound by this Agreement immediately upon affixing its signature hereto or, in the case of a Person acquiring a Unit, upon accepting the certificate evidencing such Unit or executing and delivering a Transfer Application as herein described, independently of the signature of any other party.
Section 16.8    Applicable Law. This Agreement shall be construed in accordance with and governed by the laws of the State of Delaware, without regard to the principles of conflicts of law.
Section 16.9    Invalidity of Provisions. If any provision of this Agreement is or becomes invalid, illegal or unenforceable in any respect, the validity, legality and enforceability of the remaining provisions contained herein shall not be affected thereby.
Section 16.10    Consent of Partners. Each Partner hereby expressly consents and agrees that, whenever in this Agreement it is specified that an action may be taken upon the affirmative vote or consent of less than all of the Partners, such action may be so taken upon the concurrence of less than all of the Partners and each Partner shall be bound by the results of such action.

IN WITNESS WHEREOF, the General Partner has executed this Agreement as of the date first written above.

GENERAL PARTNER:

NRP (GP) LP

By:	GP Natural Resource Partners LLC,
its general partner

By:	/s/ Kathryn S. Wilson
Name:	Kathryn S. Wilson
Title:	Vice President, General Counsel and Secretary

Natural Resource Partners L.P.
Fifth Amended and Restated Agreement of Limited Partnership

EXHIBIT A
to the Fifth Amended and
Restated Agreement of Limited Partnership of
Natural Resource Partners L.P.
Certificate Evidencing Common Units
Representing Limited Partner Interests in
Natural Resource Partners L.P.

No. __________	__________ Common Units

In accordance with Section 4.1 of the Fifth Amended and Restated Agreement of Limited Partnership of Natural Resource Partners L.P., as amended, supplemented or restated from time to time (the “Partnership Agreement”), Natural Resource Partners L.P., a Delaware limited partnership (the “Partnership”), hereby certifies that ___________________ (the “Holder”) is the registered owner of Common Units representing limited partner interests in the Partnership (the “Common Units”) transferable on the books of the Partnership, in person or by duly authorized attorney, upon surrender of this Certificate properly endorsed and accompanied by a properly executed application for transfer of the Common Units represented by this Certificate. The rights, preferences and limitations of the Common Units are set forth in, and this Certificate and the Common Units represented hereby are issued and shall in all respects be subject to the terms and provisions of, the Partnership Agreement. Copies of the Partnership Agreement are on file at, and will be furnished without charge on delivery of written request to the Partnership at, the principal office of the Partnership located at 1201 Louisiana Street, Suite 3400, Houston, Texas 77002. Capitalized terms used herein but not defined shall have the meanings given them in the Partnership Agreement.
The Holder, by accepting this Certificate, is deemed to have (i) requested admission as, and agreed to become, a Limited Partner and to have agreed to comply with and be bound by and to have executed the Partnership Agreement, (ii) represented and warranted that the Holder has all right, power and authority and, if an individual, the capacity necessary to enter into the Partnership Agreement, (iii) granted the powers of attorney provided for in the Partnership Agreement and (iv) made the waivers and given the consents and approvals contained in the Partnership Agreement.
This Certificate shall not be valid for any purpose unless it has been countersigned and registered by the Transfer Agent and Registrar.

Dated: _____________	Natural Resource Partners L.P.

Countersigned and Registered by:	By:	NRP (GP) LP, its General Partner

		By:	GP Natural Resource Partners LLC,
its General Partner

By:
as Transfer Agent and Registrar		Name:

By:		By:
Authorized Signature			Secretary

[Reverse of Certificate]

ABBREVIATIONS
The following abbreviations, when used in the inscription on the face of this Certificate, shall be construed as follows according to applicable laws or regulations:

TEN COM - as tenants in common TEN ENT - as tenants by the entireties	UNIF GIFT/TRANSFERS MIN ACT Custodian (Cust) (Minor)
JT TEN - as joint tenants with right of survivorship and not as tenants in common	under Uniform Gifts/Transfers to CD Minors Act (State)

Additional abbreviations, though not in the above list, may also be used.

ASSIGNMENT OF COMMON UNITS
in
NATURAL RESOURCE PARTNERS L.P.
FOR VALUE RECEIVED, __________ hereby assigns, conveys, sells and transfers unto

(Please print or typewrite name and address of Assignee)	(Please insert Social Security or other identifying number of Assignee)

__________ Common Units representing limited partner interests evidenced by this Certificate, subject to the Partnership Agreement, and does hereby irrevocably constitute and appoint __________ as its attorney-in-fact with full power of substitution to transfer the same on the books of Natural Resource Partners L.P.

Date: ________________	NOTE: The signature to any endorsement hereon must correspond with the name as written upon the face of this Certificate in every particular, without alteration, enlargement or change.

SIGNATURE(S) MUST BE GUARANTEED BY A MEMBER FIRM OF THE NATIONAL ASSOCIATION OF SECURITIES DEALERS, INC. OR BY A COMMERCIAL BANK OR TRUST COMPANY SIGNATURE(S) GUARANTEED
(Signature)

(Signature)

No transfer of the Common Units evidenced hereby will be registered on the books of the Partnership, unless the Certificate evidencing the Common Units to be transferred is surrendered for registration or transfer and an Application for Transfer of Common Units has been executed by a transferee either (i) on the form set forth below or (ii) on a separate application that the Partnership will furnish on request without charge. A transferor of the Common Units shall have no duty to the transferee with respect to execution of the transfer application in order for such transferee to obtain registration of the transfer of the Common Units.

APPLICATION FOR TRANSFER OF COMMON UNITS
The undersigned (“Assignee”) hereby applies for transfer to the name of the Assignee of the Common Units evidenced hereby.
The Assignee (a) requests admission as a Substituted Limited Partner and agrees to comply with and be bound by, and hereby executes, the Amended and Restated Agreement of Limited Partnership of Natural Resource Partners L.P. (the “Partnership”), as amended, supplemented or restated to the date hereof (the “Partnership Agreement”), (b) represents and warrants that the Assignee has all right, power and authority and, if an individual, the capacity necessary to enter into the Partnership Agreement, (c) appoints the General Partner of the Partnership and, if a Liquidator shall be appointed, the Liquidator of the Partnership as the Assignee’s attorney-in-fact to execute, swear to, acknowledge and file any document, including, without limitation, the Partnership Agreement and any amendment thereto and the Certificate of Limited Partnership of the Partnership and any amendment thereto, necessary or appropriate for the Assignee’s admission as a Substituted Limited Partner and as a party to the Partnership Agreement, (d) gives the powers of attorney provided for in the Partnership Agreement, and (e) makes the waivers and gives the consents and approvals contained in the Partnership Agreement. Capitalized terms not defined herein have the meanings assigned to such terms in the Partnership Agreement.
Date: _______________

Social Security or other identifying number	Signature of Assignee

Purchase Price including commissions, if any	Name and Address of Assignee

Type of Entity (check one):

☐	Individual	☐	Partnership	☐	Corporation

☐	Trust	☐	Other (specify)

Nationality (check one):

☐	U.S. Citizen, Resident or Domestic Entity

☐	Foreign Corporation	☐	Non-resident Alien

If the U.S. Citizen, Resident or Domestic Entity box is checked, the following certification must be completed.
Under Section 1445(e) of the Internal Revenue Code of 1986, as amended (the “Code”), the Partnership must withhold tax with respect to certain transfers of property if a holder of an interest in the Partnership is a foreign person. To inform the Partnership that no withholding is required with respect to the undersigned interestholder’s interest in it, the undersigned hereby certifies the following (or, if applicable, certifies the following on behalf of the interestholder).
Complete Either A or B:
A.    Individual Interestholder

1.	I am not a non-resident alien for purposes of U.S. income taxation.

2.	My U.S. taxpayer identification number (Social Security Number) is .

3.	My home address is _____________________ .
B.    Partnership, Corporation or Other Interestholder

1.	________________ is not a foreign corporation, foreign partnership, foreign trust (Name of Interestholder) or foreign estate (as those terms are defined in the Code and Treasury Regulations).

2.	The interestholder’s U.S. employer identification number is ___________.

3.	The interestholder’s office address and place of incorporation (if applicable) is ___________.
The interestholder agrees to notify the Partnership within sixty (60) days of the date the interestholder becomes a foreign person.
The interestholder understands that this certificate may be disclosed to the Internal Revenue Service by the Partnership and that any false statement contained herein could be punishable by fine, imprisonment or both.
Under penalties of perjury, I declare that I have examined this certification and to the best of my knowledge and belief it is true, correct and complete and, if applicable, I further declare that I have authority to sign this document on behalf of:

Name of Interestholder

Signature and Date

Title (if applicable)

Note: If the Assignee is a broker, dealer, bank, trust company, clearing corporation, other nominee holder or an agent of any of the foregoing, and is holding for the account of any other person, this application should be completed by an officer thereof or, in the case of a broker or dealer, by a registered representative who is a member of a registered national securities exchange or a member of the National Association of Securities Dealers, Inc., or, in the case of any other nominee holder, a person performing a similar function. If the Assignee is a broker, dealer, bank, trust company, clearing corporation, other nominee owner or an agent of any of the foregoing, the above certification as to any person for whom the Assignee will hold the Common Units shall be made to the best of the Assignee’s knowledge.